Filed Pursuant to 424(b)(3)

Registration No. 333-245703

PROSPECTUS SUPPLEMENT NO. 3

TO PROSPECTUS DATED SEPTEMBER 30, 2020

20,160,241 COMMON SHARES

This Prospectus Supplement No. 3 supplements the prospectus, dated September 30, 2020, relating to the resale, from time to time, of the common shares, no par value per share, of Liminal BioSciences Inc., or the common shares, being offered by the selling shareholders identified therein. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this Prospectus Supplement No. 3, you should rely on the information in this Prospectus Supplement No. 3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus to read about factors you should consider before purchasing any of our securities.

This Prospectus Supplement No. 3 is filed for the purpose of including in the prospectus the information reported in a Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on November 12, 2020.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 3 is November 12, 2020

Management and Board Changes

On November 12, 2020, the Company announced that Mr. Kenneth Galbraith tendered his resignation as Chief Executive Officer and member of its Board for personal reasons, effective November 13, 2020. Mr. Bruce Pritchard, Chief Operating Officer, Small Molecules Therapeutics, and Mr. Patrick Sartore, Chief Operating Officer, Plasma-Derived Therapeutics, will assume the roles of Chief Executive Officer and President, respectively, effective November 13, 2020.

Management Discussion and Analysis

Management discussion and analysis of Liminal BioSciences Inc.

For the quarter and nine months ended September 30, 2020

Management Discussion & Analysis

for the quarter and nine months ended September 30, 2020

This Management’s Discussion and Analysis, or MD&A, is intended to help the reader to better understand Liminal BioSciences Inc.’s or Liminal or the Company operations, financial performance and results of operations, as well as the present and future business environment. This MD&A has been prepared as of November 12, 2020 and should be read in conjunction with Liminal’s unaudited condensed interim consolidated financial statements or interim financial statements for the quarter ended and nine months ended September 30, 2020. Additional information related to the Company, including the Company’s Annual Report on Form 20-F, as amended, or  the Annual Report is available on EDGAR at www.sec.gov/edgar and on SEDAR at www.sedar.com. All amounts are in thousands of Canadian dollars, except where otherwise noted.

FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. These statements are “forward-looking” because they represent our expectations, intentions, plans and beliefs about our business and the markets we operate in and on various estimates and assumptions based on information available to our management at the time these statements are made. For example, statements around financial performance and revenues are based on financial modelling undertaken by our management. This financial modelling takes into account revenues that are uncertain. It also includes forward-looking revenues from transactions based on probability. In assessing probability, management considers the status of negotiations for any revenue generating transactions, and the likelihood, based on the probability of income, that associated costs will be incurred. Management then ranks the probabilities in such a way that only those revenues deemed highly or reasonably likely to be secured are included in the projections.

All statements other than statements of historical facts may be forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “might”, “would”, “should”, “estimate”, “continue”, “plan” or “pursue”, “seek”, “project”, “predict”, “potential” or “targeting” or the negative of these terms, other variations thereof, comparable terminology or similar expressions, are intended to identify forward-looking statements although not all forward-looking statements contains these terms and phrases.

Forward-looking statements are provided for the purposes of assisting you in understanding us and our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore you are cautioned that such information may not be appropriate for other purposes. Actual events or results may differ materially from those anticipated in these forward-looking statements if known or unknown risks affect our business, or if estimates or assumptions turn out to be inaccurate. In particular, forward-looking statements included in this MD&A include, without limitation, statements in respect to:

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statements regarding the impact of the COVID-19 pandemic and its effects on our operations, research and development, clinical trials and financial position, and its potential effects on the operations of third-party service providers and collaborators with whom we conduct business;

•	our plans to develop and commercialize our product candidates;
•	our ability to develop, manufacture and successfully commercialize value-added pharmaceutical products;
•	our ability to obtain required regulatory approvals;
•	the availability of funds and resources to pursue research and development projects;
•	the successful and timely completion of our clinical trials;
•	our ability to take advantage of business opportunities in the pharmaceutical industry;

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•	our reliance on key personnel, collaborative partners and other third parties;
•	the validity and enforceability of our patents and proprietary technology;
•	expectations regarding our ability to raise capital;
•	the use of certain hazardous materials;
•	the availability and sources of raw materials;
•	our manufacturing capabilities;
•	currency fluctuations;
•	the value of our intangible assets;
•	negative operating cash flow;
•	the outcome of any current or pending litigation against us;
•	uncertainties related to the regulatory process and approvals;
•	increasing data security costs;
•	costs related to environmental safety regulations;
•	competing drugs, as well as from current and future competitors;
•	developing products for the indications we are targeting;
•	market acceptance of our product candidates by patients and healthcare professionals;
•	availability of third-party coverage and adequate reimbursement;
•	general changes in economic or market conditions; and
•	volatility of our share price.

Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements are discussed in our filings with the U.S. Securities and Exchange Commission (“SEC Reports”), including the section titled “Risk Factors” contained therein. You should refer to the “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this MD&A will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this MD&A and the documents that we reference in this MD&A completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This MD&A contains market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this MD&A is generally reliable, such information is inherently imprecise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this MD&A, and while

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we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

Operating and Financial Review and Prospects

Overview

Liminal (Nasdaq: LMNL) is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel treatments for patients suffering from diseases that have high unmet medical need, including those related to fibrosis in respiratory, liver and kidney diseases. We have a deep understanding of both small molecule drug development as well as certain biological targets and pathways that have been implicated in the fibrotic process, including fatty acid receptors such as free fatty acid receptor 1, or FFAR1, and also known as G-protein-coupled receptor 40, or GPR40, a related receptor G-protein-coupled receptor 84, or GPR84 and peroxisome proliferator-activated receptors, or PPARs. In preclinical studies of our small molecule compounds, we observed that targeting these receptors promoted normal tissue regeneration and scar resolution, including preventing the progression of, and reversing established fibrosis. We also have encouraging clinical data that we believe supports the translatability of our preclinical data observations to the clinic. We have leveraged this understanding, as well as our experience with generating small molecule compounds, to build a pipeline of differentiated product candidates. Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare or orphan diseases.

We are developing fezagepras also known as PBI-4050, for the treatment of patients with diseases related to fibrosis, including respiratory, liver or kidney disease indications. We have generated preclinical data that we believe demonstrate proof-of-mechanism of fezagepras for the treatment of respiratory, liver and kidney disorders associated with chronic or severe fibrosis. In the fourth quarter of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers. The data from this Phase 1 clinical trial will help define dose levels and regimen to determine the most appropriate indications to be pursued and inform the design of any future clinical trials. Pending results of the Phase 1 clinical trial, we anticipate initiating any future clinical trials in the second half of 2021 to evaluate fezagepras in fibrosis related diseases, including liver, respiratory or renal disease.

Our early-stage drug development efforts are focused on expanding our R&D pipeline both for the treatment of diseases associated with fibrosis and other inflammatory diseases. Accordingly, we first intend to develop oral, selective GPR84 antagonists to treat fibrosis and develop an early-stage pipeline of novel compounds for the treatment of respiratory, liver (liver fibrosis and Nonalcoholic steatohepatitis, or NASH), and kidney diseases by leveraging our own drug discovery platform, entering into collaborations with third parties or in-licensing or acquiring new compounds and technologies. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. We believe a GPR84 antagonist has the potential to be used in combination with one or more of our other product candidates in development or with therapeutics developed by third parties. Our GPR84 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our GPR84 antagonist program in Q4 2020.

In addition to GRP84, we intend to develop a novel selective Oxo-eicosanoid receptor 1, or OXER1, antagonist candidate. OXER1 is a G protein-coupled receptor, or GPCR, that is highly selective for 5-Oxo-eicosatetraenoic acid (5-oxo-ETE), believed to be one of the most potent human eosinophil chemo-attractants. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastro-intestinal diseases. Our OXER1 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our OXER1 antagonist program in the second half of 2021.

Our lead plasma-derived product candidate, Ryplazim® (human) plasminogen, or Ryplazim, is a highly purified glu-plasminogen derived from human plasma using our proprietary process.  In the third quarter of 2020, we resubmitted our biologics licensing application, or BLA, for the treatment of signs and symptoms

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associated with congenital plasminogen deficiency, or C-PLGD, in adults and pediatrics, based on the results from our open-label Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency completed in October 2018. In September 2020, the U.S. Food and Drug Administration, or FDA, confirmed that the BLA resubmission is a complete Class 2 response. The Company recently submitted a response to an information request from the FDA related to the BLA resubmission. In November 2020, the FDA notified us that our submission of this additional information constituted a major amendment because the submission contained substantial new manufacturing or facility information not previously submitted to or reviewed by the FDA. As a result, the FDA is entitled to and extension of the review process by three months and the new PDUFA target action date is now June 5, 2021. If we receive regulatory approval on this timeline, we currently plan to launch Ryplazim in the United States in 2021 and may also seek to enter into potential marketing collaborations and patient access programs for Ryplazim, including in selected non-U.S. markets in 2021 and 2022.

If our BLA for Ryplazim is approved by the FDA, we may be also eligible to receive a Pediatric Review Voucher, or PRV, from the FDA, which if received, we anticipate seeking to monetize in 2021.

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BUSINESS UPDATE

Recent Developments

In July 2020, Prometic Plasma Resources, a subsidiary of Liminal BioSciences Inc., joined the CovIg-19 Plasma Alliance, a collaboration among some of the world’s leading plasma-derived therapeutic companies, to contribute to the acceleration of the development of a potential new plasma-derived therapy for COVID-19.

In July 2020, we acquired all of the issued and outstanding shares in the capital of Fairhaven Pharmaceuticals Inc., or Fairhaven, a company with a preclinical research program of small molecule antagonists, and completed a concurrent private placement with each of Genesys Ventures III LP, or Genesys, Amorchem Limited Partnership, or AmorChem LP, and AmorChem II Fund L.P., or AmorChem II, and together with AmorChem LP, AmorChem, and together with Genesys, the Holders, of $2.4 million aggregate principal amount of secured convertible debentures.

Under the terms of the acquisition, we will satisfy the aggregate purchase price of up to $8.0 million by the issuance of our common shares to the shareholders of Fairhaven, being Genesys, AmorChem LP, MSBi Valorisation Inc. and The Royal Institution for the Advancement of Learning/McGill University, or collectively, the Sellers. Investigational therapies developed in this program target a key chemoattractant and activator of eosinophils, which play a key role in Type 2 inflammation-driven diseases through tissue repair and resolution of inflammation. In July 2020, we issued an aggregate of 202,308 common shares, representing $3.6 million of the aggregate purchase price, to the Sellers, at a price per share equal to the five-trading day volume weighted average trading price, or VWAP, of our common shares on the TSX. The remainder of the aggregate purchase price payable by us to the Sellers is issuable upon, and subject to, the achievement of certain pre-determined research and development milestones prior to the fifth anniversary of the closing date of the acquisition. Any future shares to be issued as part of the milestone payments will be issued at a price per share equal to the five-trading day VWAP of our common shares prior to the achievement of such milestone events.

In August 2020, we voluntarily delisted our common shares from the TSX, effective as of close of trading on August 5, 2020. Since the vast majority of our active daily trading volume has moved to Nasdaq, we believed that the financial and administrative costs to maintain a dual listing were no longer justified.

On September 1, 2020, we announced the appointment of Mr. Alek Krstajic and Mr. Eugene Siklos to our Board of Directors to fill the vacancies resulting from the resignations of Mr. Stefan Clulow and Mr. Zachary Newton.

On September 14, 2020, we drew down $29.1 million on the non-revolving line of credit, or LOC, provided by our parent Structured Alpha LP, or SALP, representing the entire balance available, which resulted in the issuance of the second term loan. This second term loan bears a stated interest of 10%, payable quarterly, and matures on April 23, 2024.

On November 3, 2020, we closed the sale of (i) 5,757,894 common shares, (ii) prefunded warrants to purchase up to 557,894 common shares and (iii) warrants to purchase up to 6,315,788 common shares for aggregate of gross proceeds of US$30.0 million to SALP and another accredited investor. Each share was sold with an accompanying warrant to purchase one common share and each prefunded warrant was sold with an accompanying warrant to purchase an equal number of common shares. The purchase price for each share and accompanying warrant is US$4.75 and the purchase price for each prefunded warrant and accompanying warrant is US$4.749. The warrants will be exercisable at an exercise price of US$5.50 per share and the prefunded warrants will be exercisable at an exercise price of US$0.001 per share, each subject to adjustments as provided under the terms of the warrant and prefunded warrant. The warrants and the prefunded warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. For the warrants and prefunded warrants issued to the other accredited investor, such warrants and prefunded warrants would not be exercisable to the extent that, if following any such proposed exercise, the total number of common shares then beneficially owned by the other accredited investor would exceed 9.99%. We also entered into a registration rights agreement with all the investors requiring us to register the resale of the shares and the shares issuable upon exercise of the warrants and the prefunded warrants. We are required to prepare and file a registration statement with the Securities and Exchange Commission or SEC by the earlier of (i) 30 days following the closing date of the purchase and sale of the securities and (ii) December 4, 2020.

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As announced by the Company on November 12, 2020, Mr. Kenneth Galbraith tendered his resignation as CEO and member of our Board for personal reasons, effective November 13, 2020. Mr. Bruce Pritchard, Chief Operating Officer, Small Molecule Therapeutics and Mr. Patrick Sartore, Chief Operating Officer, Plasma-Derived Therapeutics, will assume the roles of CEO and President, respectively, effective November 13, 2020.

Impact of COVID-19 on Our Business

The World Health Organization has declared the outbreak of a novel coronavirus, referred to as COVID-19, as a global pandemic, which continues to spread throughout Canada and around the world. We are prioritizing the health and safety of our employees and those involved with our clinical trials, and we have implemented social distancing measures in our plasma collection facilities, manufacturing facility and research laboratories, have a significant part of our workforce working from home, and have implemented employee support programs, travel bans, business continuity plans and risk assessment and mitigation strategies.

The partial disruption caused by COVID-19 has impacted certain of our clinical trials, and even if the disruption is temporary, it may continue to impact our operations, workforce and overall business by delaying the progress of our research and development programs, regulatory submissions and reviews, regulatory inspections, production and plasma collection activities and business and corporate development activities. There is uncertainty as to the duration of the COVID-19 pandemic and related government restrictions, including travel bans, the impact on our workforce, and the availability of donors, health subjects and patients for the conduct of clinical trials, and the effects of the COVID-19 pandemic, including on the global economy, continue to be fluid. As a result, we are unable to estimate the potential impact on our business or our financial results as of the date of this filing and except as expressly provided otherwise herein, we are withdrawing any guidance provided related to the nature and timing of clinical trials and timing to file or receive any regulatory approvals or commercialization milestones. See the section titled “Risk Factors” contained in our SEC Reports for more information regarding the potential impact of COVID-19 on our business and operations.

Clinical Development

In the fourth quarter of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers, at  higher aggregate daily-dose levels, taken once daily, twice-daily and three times-daily, than those previously evaluated in our completed Phase 1 and Phase 2 clinical trials. The data from this Phase 1 clinical trial will inform dose selection, regimen and indications for future clinical trials of fezagepras, including randomized, placebo-controlled Phase 2 clinical trials in respiratory, liver or kidney disease indications. Future trials are only expected after we have established the optimal dose level based on the results of our planned Phase 1 multiple ascending dose trial. We anticipate initiating any future Phase 2 clinical trials in the first half of 2021 subject to the ongoing evaluation of the mechanism of action of fezagepras, the current COVID-19 pandemic and pending results of the multiple ascending dose study.

In connection with the COVID-19 pandemic, we expect to see an impact on our ability to report trial results, or interact with regulators, ethics committees or other important agencies due to limitations in regulatory authority employee resources or otherwise. In addition, we expect to rely on contract research organizations or other third parties to assist us with clinical trials, and we cannot guarantee that they will continue to perform their contractual duties in a timely and satisfactory manner as a result of the COVID-19 pandemic. If the COVID-19 pandemic continues and persists for an extended period of time, we could experience significant disruptions to our clinical development timelines, which would adversely affect our business, financial condition, results of operations and growth prospects.

We have also been reviewing some of our preclinical research on other uses of plasminogen and reviewing published data on the use of plasminogen as a potential treatment for patients affected with COVID-19. Any additional preclinical research or potential clinical studies to study plasminogen in COVID-19 infected patients would require additional evaluation and the support of government agencies, collaboration partners and funding agencies.

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Regulatory Activities

In September 2020, we resubmitted a BLA for Ryplazim with the FDA for the treatment of signs and symptoms associated with congenital plasminogen deficiency in adults and pediatrics. The FDA acknowledged receipt of the BLA resubmission, confirmed that the resubmission is a complete Class 2 response. The Company recently submitted a response to an information request from the FDA related to the BLA resubmission. In November 2020, the FDA notified us that our submission of this additional information constituted a major amendment because the submission contained substantial new manufacturing or facility information not previously submitted to or reviewed by the FDA. As a result, the FDA to an extension of the review process by three months and the new PDUFA target action date is now June 5, 2021.

It is possible that going forward, we could experience delays in the timing of review and/or our interactions with the FDA due to the impacts of COVID-19, for example, absenteeism by governmental employees, inability to conduct planned physical inspections related to regulatory approval, or the diversion of the FDA’s efforts and attention to approval of other therapeutics or other activities related to COVID-19, which could delay approval decisions and otherwise delay or limit our ability to make planned regulatory submissions or obtain approvals.

Financial and Other Corporate Impacts

Given our main activities continue to be in the R&D stage, we will need additional sources of financing to ensure we have sufficient funds to continue our operations for a period extending beyond a year. Until gaining sufficient financing, we will need to operate at reduced spending levels, limit investments on new research programs, and reduce infrastructure costs where possible. The need for successive financing transactions is likely to continue until we can generate sufficient product revenue to finance our cash requirements. Meanwhile, management expects to finance future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations, business and asset divestitures, and grant funding. Despite our efforts to obtain the necessary funding and further reduce the costs of our operations, there can be no assurance of our access to further funding on acceptable terms, if at all. The COVID-19 pandemic continues to evolve and has significantly disrupted the global economy and financial markets. If the disruption persists and deepens, we could experience an inability to access additional capital, which could in the future negatively affect our operations.

While we expect the COVID-19 pandemic to further adversely affect our business operations and financial results, our clinical development and regulatory efforts, and the value of and market for our common shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in Canada, the U.S. and other countries, and the effectiveness of actions taken globally to contain and treat the disease. For example, if remote work policies for certain portions of our business, or that of our business partners, are extended longer than we currently expect, we may need to reassess our priorities and our corporate objectives for the year.

Therapeutic Indications

Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare orphan disease.

Fezagepras: for the treatment of fibrosis

Our lead small molecule product candidate, fezagepras (also known as PBI-4050), is an anti-inflammatory and anti-fibrotic small molecule designed to modulate the activity of multiple receptors, including FFAR1 and PPAR alpha.

We have generated compelling preclinical data for fezagepras in multiple organ disease models of fibrosis, scleroderma and osteoporosis, that we believe support the evaluation of fezagepras in clinical trials for the treatment of fibrosis. Some of these studies were performed in collaboration with Vanderbilt University, University of Ottawa, Université de Montréal, McMaster University and the Montreal Heart Institute.

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To date, fezagepras has been evaluated in over 250 human subjects (including 166 patients) in a combination of three Phase 1 clinical trials, three open-label Phase 2 clinical trials and one placebo-controlled Phase 2 trial at doses up to 1,200 mg daily. We completed a Phase 2 open-label clinical trial of fezagepras in patients with idiopathic pulmonary fibrosis, or IPF, in January 2017 and a Phase 2 open-label clinical trial of fezagepras in patients with Alström syndrome in June 2018. We also completed an open-label Phase 2 trial of fezagepras in patients with Type 2 Diabetes with Metabolic Syndrome, or T2DMS in November 2016. We also commenced a placebo-controlled Phase 2 trial in T2DMS in May 2017, where patients were dosed up to 1,200mg daily for up to twelve weeks, but terminated the trial due to failure to meet recruitment targets. An open-label rollover, single-arm, Phase 2 clinical trial of fezagepras for the treatment Alström syndrome was started in October 2017 and treatment was terminated in May 2020 as a result of the re-deployment of the investigational site clinical staff as a result of the current COVID-19 pandemic. In the fourth quarter of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers, (at higher aggregate daily dose level than those previously evaluated in our completed Phase 1 and Phase 2 clinical trials) taken once daily, twice-daily and three-times daily. The data from this Phase 1 clinical trial will inform dose selection and regimen for future clinical trials of fezagepras, including randomized, placebo-controlled Phase 2 clinical trials in respiratory, liver or kidney disease indications subject to the ongoing evaluation of the mechanism of action of fezagepras, the current COVID-19 pandemic and pending results of the multiple ascending dose study. We expect that in the second half of 2021 we will be in a position to initiate a global Phase 2b clinical trial in patients with idiopathic pulmonary fibrosis, or IPF, and a Phase 1b/2a clinical trial in the United States in patients with high triglyceride levels (hypertriglyceridemia) for fezagepras.

Our research has focused on the ability of fezagepras to modulate the receptor activities of FFAR1 and PPAR receptor alpha and regulating the downstream signaling processes. We believe these combined activities contributed to the effects we observed in our open-label Phase 2 clinical trials of fezagepras. In a Phase 2, open-label clinical trial of fezagepras in patients with IPF, we observed the stabilization of forced vital capacity, or FVC, a measure of lung function, over 12 weeks. In a Phase 2, open-label trial in Alström syndrome patients, we observed encouraging effects of fezagepras on both liver stiffness (as measured by Fibroscan, a surrogate for liver fibrosis) and cardiac fibrosis. It should be noted that the open-label study design of both these trials means that there was no placebo control group included.

Fezagepras has been granted Orphan Drug Designation by the FDA and the European Medicines Agency, or EMA, for the treatment of Alström syndrome as well as for the treatment of IPF. Fezagepras has also been granted the Promising Innovative Medicine, or PIM, designation by the UK Medicines and Healthcare products Regulatory Agency, or MHRA, for the treatment of Alström syndrome and IPF.

Ryplazim (human) plasminogen replacement therapy

Ryplazim (human) plasminogen, or Ryplazim, is a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients deficient in plasminogen protein. We are currently developing Ryplazim for the treatment of signs and symptoms associated with C-PLGD, a rare disorder associated with abnormal accumulation or growth of fibrin-rich pseudomembranous lesions on mucous membranes. Left untreated, these lesions may impair organ function and impact quality of life. Congenital plasminogen deficiency is caused by mutations in plasminogen, the gene coding for production of the zymogen plasminogen.

Ligneous conjunctivitis, or LC, appears to be the most common clinical manifestation of congenital plasminogen deficiency, and is characterized by inflamed, woody growths on the conjunctival membranes that, if left untreated, can result in visual impairment or blindness. Other disease manifestations may be observed in the central nervous system, ears, nasopharynx, oral cavity, respiratory, gastrointestinal and genitourinary tracts. Abnormal wound healing and infertility have also been reported in patients with plasminogen deficiency. Although most affected patients survive into adulthood, the disease appears to be most severe when diagnosed in infants and children, where manifestations increase morbidity and mortality risk, including blindness, respiratory failure due to bronchial obstruction, or complications from hydrocephalus (excessive fluid in the brain) and death.

In the Phase 2/3 clinical trial, we evaluated the pharmacokinetics, or PK, efficacy and safety of Ryplazim in 15 pediatric and adult patients with congenital plasminogen deficiency, which is also referred to as hypoplasminogenemia. We previously submitted a BLA, to the FDA, for Ryplazim that received a complete

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response letter, or CRL, from the FDA in April 2018, which identified Chemistry, Manufacturing and Controls, or CMC deficiencies.

We resubmitted a BLA, to the FDA, in the third quarter of 2020, based on the results from our open-label Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency completed in October 2018. Following our BLA resubmission, we received confirmation from the FDA that the BLA resubmission is a complete Class 2 response. The Company recently submitted a response to an information request from the FDA related to the BLA resubmission. In November 2020, the FDA notified us that our submission of this additional information constituted a major amendment because the submission contained substantial new manufacturing or facility information not previously submitted to or reviewed by the FDA. As a result, the FDA to an extension of the review process by three months and the new PDUFA target action date is now June 5, 2021. If we receive regulatory approval on this timeline, we currently plan to launch Ryplazim in the United States in 2021 and may also seek to enter into potential marketing collaborations and patient access programs for Ryplazim, including in selected non-U.S. markets in 2021 and 2022.

If our BLA for Ryplazim is approved by the FDA, we may be also eligible to receive a PRV, from the FDA. If we receive regulatory approval on Ryplazim®, and if we receive a PRV for Ryplazim we anticipate seeking to monetize any such PRV in 2021.

Ryplazim was granted Orphan Drug Designation and the Rare Pediatric Disease Designation by the FDA for the treatment of congenital plasminogen deficiency.

We also may explore clinical uses or formulations of plasminogen, including for the treatment of acquired plasminogen deficiencies and in critical care and wound treatment settings, and we also anticipate initiating additional clinical trials for Ryplazim in the second half of 2021. We believe that the expansion of our plasminogen development program may enable us to target additional clinical indications with unmet medical need.

Plasminogen was granted Orphan Drug Designation by the FDA for the treatment of IPF.

Our Selective G-protein coupled receptor 84 (GPR84) Antagonist Program:

We are developing a selective GPR84 antagonist candidate that we believe could be used as monotherapy or in combination with other approved drugs. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. Inhibition of GPR84 can inhibit neutrophil and macrophage migration and reduce cytokine release.

However, GPR84 expression is not restricted to cells in the immune system; it is also expressed in tissues such as the brain, heart, muscle, colon, kidney, liver, intestine, adipose and lung. Through its role in inflammation, GPR84 may be a mediator of the relationship between inflammation, obesity and diabetes. Rodent models suggest that GPR84 expression is up-regulated in adipocytes in response to TNF-α released from infiltrating macrophages, and that this in turn can lead to a down-regulation in adiponectin expression in adipocytes. Adiponectin is known to have anti-diabetic, anti-inflammatory, and anti-atherogenic effects, and it also functions as an insulin sensitizer.

In addition to our experienced in-house medicinal chemistry group, we believe we have a strong understanding and well-established, in-house expertise in GPR84 biology. Our prior research has shown that GPR84-deficient mice develop reduced fibrosis in a model of kidney fibrosis (adenine-induced chronic kidney disease). We have also shown that GPR84 mRNA is overexpressed in various acute and chronic kidney models such as 5/6-nephrectomy (Nx)-induced chronic kidney disease, doxorubicin (DOX)-induced nephropathy and in adenine-induced tubulointerstitial injury.

Our GPR84 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our GPR84 antagonist program in the fourth quarter of 2020. Galapagos Therapeutics GLPG1205 program, currently in Phase 2, is the only other GPR84 antagonist program to our knowledge.

Our Selective Oxo-eicosanoid receptor 1 (OXER1) Antagonist Program

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We are developing an oral, selective OXER1 antagonist candidate. OXER1 is a GPCR that is highly selective for 5-oxo-ETE, believed to be one of the most potent human eosinophil chemo-attractants. Migration of eosinophils to body sites including the lungs and intestines is mediated by eosinophil chemo-attractants such as 5-oxo-ETE. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastro-intestinal diseases.

Eosinophilic-related diseases represent a significant area of unmet need in global health. Several biologics have been approved for the treatment of eosinophil-related diseases, with combined drug sales in 2018 exceeding USD$ 3 Billion. Several of the approved monoclonal antibody treatments for severe eosinophilic asthma are currently in clinical trials aimed at expanding their indications to include other eosinophilic disorders. Compared to approved biologics, small molecule OXE receptor antagonists may offer a promising and potentially more cost-effective option for treatment of eosinophilic-driven disorders.

The OXER1 antagonist program is based on the research of Dr. William Powell, Professor Emeritus in the Department of Medicine at McGill University, working in collaboration with Dr. Joshua Rokach of the Florida Institute of Technology.

In addition to our experienced in-house medicinal chemistry group, we have a strong understanding and well-established, in-house expertise in GPCR biology.  Our OXER1 antagonist program is currently at the preclinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our OXER1 antagonist program in the second half of 2021.

FINANCIAL PERFORMANCE

Amounts in tables are expressed in thousands of Canadian dollars, except per share amounts.

Financial operations overview

Revenue

Revenues include revenues from plasma sales, royalties and rental revenues.

Cost of sales and other production expenses

Cost of sales and other production expenses includes the cost of the inventory sold, as well as non-capitalizable overhead related to commercial inventory and inventory write-downs.

Research and development expenses

Research and development or R&D expenses comprise the costs to manufacture the plasma-derived product candidates, including Ryplazim, used in preclinical studies, clinical trials, and supplied to clinical trial patients and certain other patients in connection with expanded access programs, including on a named patient basis and via a compassionate use programs until Ryplazim is commercially approved and available, if ever, and for the development of our production processes for Ryplazim in preparation of the resubmission of the BLA. It also includes the cost of product candidates used in our small molecule clinical trials such as fezagepras, the cost of external consultants supporting the clinical trials and preclinical studies, employee compensation and other operating expenses involved in research and development activities. Government grants recognized in relation to these R&D expenditures are also included under this caption.

Administration, selling and marketing expenses

Administration, selling and marketing expenses mainly consist of salaries and benefits related to our executive, finance, human resources, business development, legal, intellectual property, and information technology support functions. It also comprises professional fees such as legal, accounting, audit, financial printer and taxation advisory fees. It also includes operating expenses such as insurance costs, office expenses, and travel costs pertaining to the administration, selling and marketing activities.

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Selling and marketing expenses include costs associated with managing our commercial activities as we prepare for our first commercial launch.

Government grants recognized in relation to administration, selling and marketing expense are also included under this caption.

Loss (gain) on foreign exchange

Gain or loss on foreign exchange includes the effects of foreign exchange variations on monetary assets and liabilities denominated in foreign currencies between the rates at which they were initially recorded at in the functional currency at the date of the transaction and when they are retranslated at the functional currency spot rate of exchange at the reporting date. All differences are included in the consolidated statement of operations.

Finance costs

Finance costs mainly includes interest expense from the long-term debt, the lease liabilities and banking charges. Finance costs are presented net of interest income which primarily results from the interest earned on the cash and cash equivalents we hold.

Loss (gain) on extinguishments of liabilities

When the terms of our long-term debt are modified significantly, the then existing debt is considered extinguished and the carrying amount of the debt before modification is derecognized, and the fair value of the modified debt is recognized. The difference is recorded as a loss (gain) on extinguishment of liabilities. When liabilities are settled using equity instruments, the difference between the carrying amount of the liability settled and the fair value of the equity issued will be recorded as a gain or loss on extinguishments of liabilities.

Change in fair value of financial instruments measured at fair value through profit or loss

Fair value increases and decreases on financial instruments measured at fair value through profit or loss are presented here. This caption includes the changes in fair values of the warrant liability until it was extinguished in April 2019.

Income tax expense

Income tax expense includes the current tax expense that will be payable to or collectable from the taxation authorities in the various jurisdiction in which we operate. This includes the U.K. small and medium enterprise R&D tax credits we were eligible for until 2018 inclusively and subsequent adjustments to the carrying amount of the income tax receivables. Income tax expense also includes deferred income tax expense and recoveries. Deferred income tax assets are recognized to the extent that it is probable that future tax profits will allow the deferred tax assets to be recovered.

Discontinued operations

Following the sale, in November 2019, of two of our subsidiaries previously included in our bioseparations segment, we have restated the prior periods to remove the impact of those operations from the all lines in the financial statements (revenues, cost of sales and production cost, R&D and administration, selling and marketing being the lines most impacted) and have reclassified those results to the discontinued operations line in the financial statement. The amounts showing in the discontinued operations line do not equal the results reported in prior periods for the bioseparation segment since the ownership of one subsidiary that was part of this segment was not sold and since certain of the corporate expenses that were previously allocated to the segment were not reclassified in the results of discontinued operations if those cost remained going forward.

Operating Results

The consolidated statement of operations for the quarter and nine months ended September 30, 2020 compared

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to the corresponding periods in 2019 are presented in the following table.

	Quarter ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Revenues	$639	$828	$(189)	$2,282	$3,854	$(1,572)

Expenses
Cost of sales and other production expenses	446	513	(67)	1,588	2,235	(647)
Research and development expenses	12,408	18,101	(5,693)	45,190	57,861	(12,671)
Administration, selling and marketing expenses	8,959	9,865	(906)	29,482	35,005	(5,523)
Loss (gain) on foreign exchange	(117)	274	(391)	(710)	(1,246)	536
Finance costs	2,236	1,701	535	5,718	12,198	(6,480)
Loss (gain) on extinguishments of liabilities	-	-	-	(79)	92,374	(92,453)
Change in fair value of financial instruments measured at fair value through profit or loss	-	-	-	-	(1,140)	1,140
Net loss from continuing operations before taxes	$(23,293)	$(29,626)	$6,333	$(78,907)	$(193,433)	$114,526
Current income tax expense (recovery) from continuing operations	-	-	-	(141)	1,239	(1,380)
Net loss from continuing operations	$(23,293)	$(29,626)	$6,333	$(78,766)	$(194,672)	$115,906
Net income from discontinued operations, net of taxes	-	(81)	81	-	2,428	(2,428)
Net loss	$(23,293)	$(29,707)	$6,414	$(78,766)	$(192,244)	$113,478

Net income (loss) attributable to:
Non-controlling interests – continuing operations	(195)	(105)	(90)	(564)	(889)	325
Owners of the parent
- Continuing operations	(23,098)	(29,521)	6,423	(78,202)	(193,783)	115,581
- Discontinued operations	-	(81)	81	-	2,428	(2,428)
	$(23,098)	$(29,602)	$6,504	$(78,202)	$(191,355)	$113,153
Net loss	$(23,293)	$(29,707)	$6,414	$(78,766)	$(192,244)	$113,478

Income (loss) per share attributable to the owners of the parent basic and diluted:
From continuing operations	$(0.98)	$(1.27)	$0.29	$(3.33)	$(14.23)	$10.90
From discontinued operations	-	(0.00)	0.00	-	0.18	(0.18)
	$(0.98)	$(1.27)	$0.29	$(3.33)	$(14.05)	$10.72
Weighted average number of outstanding shares (in thousands)	23,591	23,313	278	23,466	13,619	9,847

Revenues from continuing operations

The following table provides the breakdown of total revenues from continuing operations by source of revenue for the quarter and the nine months ended September 30, 2020 compared to the corresponding periods in 2019.

	Quarter ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Revenues from the sale of goods	$437	$792	$(355)	$1,842	$3,718	$(1,876)
Other revenues	202	36	166	440	136	304
	$639	$828	$(189)	$2,282	$3,854	$(1,572)

Total revenues for the quarter and nine months ended September 30, 2020 decreased by $0.2 million and $1.6 million compared to the corresponding periods in 2019, respectively.

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The decrease of $1.9 million in revenues from the sale of goods during the nine months ended September 30, 2020 compared to the corresponding period in 2019 is mainly due to a $1.5 million reduction in sales of specialty plasma in 2020 as a result of a reduction in the collection of specialty plasma partially caused by the COVID measures implemented at our collection centers and by the timing of these sales which can vary from period to period. Other revenues, which are mainly comprised of royalty and rental revenues, for nine months ended September 30, 2020 increased slightly by $0.3 million compared to the corresponding period in 2019. The increase in other revenues is mainly due to the royalty revenues earned on third party product sales, products that were previously sold by our former bioseparations segment.

The decrease of $0.4 million in the revenues from the sale of goods during the quarter ended September 30, 2020 compared to the corresponding period in 2019 is due to a decrease of $0.2 million in sales of specialty plasma, and a decrease of $0.2 million in sales of normal source plasma. Other revenues for the quarter ended September 30, 2020 increased by $0.2 million mainly driven by the royalty revenues discussed above.

Cost of sales and other production expenses

Cost of sales and other production expenses during the quarter and the nine months ended September 30, 2020 decreased by $0.1 million and $0.6 million, respectively compared to the corresponding periods in 2019. The decrease reflects the decrease in sales of specialty and normal source plasma. This was partially offset by an increase in other operating costs that are not directly capitalizable as inventory production costs.

Research and development expenses

The R&D expenses for the quarter and the nine months ended September 30, 2020 compared to the same periods in 2019, broken down into its two main components, are presented in the following table.

	Quarter ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Manufacturing and purchase cost of product candidates used for R&D activities	$5,457	$9,471	$(4,014)	$21,666	$30,452	$(8,786)
Other research and development expenses	6,951	8,630	(1,679)	23,524	27,409	(3,885)
Total research and development expenses	$12,408	$18,101	$(5,693)	$45,190	$57,861	$(12,671)

In 2020 and 2019, there was no commercial production of plasma-derived product candidates as we focused on addressing comments received from the FDA in the CRL received in March 2018 in preparation for our resubmission of the BLA, in September 2020, and therefore, the cost of manufacturing was classified as R&D expenses.

Total R&D expenses for the quarter and nine months ended September 30, 2020 decreased by $5.7 million and $12.7 million compared to the corresponding periods in 2019, respectively.

Plasma-derived product candidates are produced at the Laval plant and the Winnipeg contract development and manufacturing organization, or Winnipeg CDMO while our small molecule product candidates are manufactured by third party CDMOs.

The manufacturing and purchase cost of these product candidates for the nine months ended September 30, 2020 decreased by $8.8 million compared to the corresponding period in 2019. This change was mainly driven by a reduction of materials expensed for R&D purposes of $8.0 million. The higher expensing of materials in 2019 reflected managements’ outlook regarding the usage of the inventory to supply clinical trial patients as the expected timeline for BLA resubmission was further out. This included a particularly high expensing of inventory on hand during the second quarter and third quarters of 2019 as clinical batch runs were produced. The expensing of materials in 2020 is lower due to a combination of a reduction of clinical trial patients in our clinical trial programs and the reduction in the time period we expect to supply those patients.

Additionally, during the nine months ended September 30, 2020, we recognized a credit of $2.8 million which further reduced our production costs, representing the amount we are eligible to up to that date under the Canada Emergency Wage Subsidy or CEWS government grant, a new grant program created in March 2020,

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These decreases were partially offset by an increase of $1.2 million related to professional fees and operating expenses incurred in order to prepare for the resubmission of the BLA and the FDA audit of this submission.

A key criterion for being eligible for the CEWS is to have experienced a reduction in revenues in accordance with specific benchmarks and options as defined under the program. The variation in revenue is generally one that is determined each month by comparing the current year with the equivalent month in 2019. As such, we may be eligible only for certain periods depending on the variation of revenue for each month. Under this program, the subsidy generally represented up to 75% of eligible employees’ insurable renumeration, subject to certain criteria and limitations, for salaries paid up to the end of September 2020. Pursuant to legislation adopted in July of 2020 by the Canadian government, the program was extended to December 2020 and the eligibility percentages were changed. In September 2020, the government announced its intention to further extend the program until June 2021. The details of the CEWS program for 2021 have not been made public at this time.

The manufacturing and purchase cost of product candidates for the quarter ended September 30, 2020 decreased by $4.0 million compared to the corresponding period in 2019, mainly due to a reduction of $3.9 million in materials expensed and the recognition of a credit of $1.2 million related to the CEWS government grant as explained above. These decreases were offset by an increase of $0.8 million in fill and finish expenses for Ryplazim to be used for our current compassionate use program.

Other R&D expenses during the nine months ended September 30, 2020 compared to the corresponding period in 2019 decreased by $3.9 million. This decrease was driven by a reduction of $2.5 million in share-based payment expense recognized during the nine months ended September 30, 2020 compared to the corresponding period in 2019, due to the changes made to our long-term equity incentive plan explained further below under “share-based payments expense”. This decrease is also explained by the decrease in payroll and related expenses of $2.4 million due to a reduction in our workforce and to variations in the payout estimates related to our short-term incentive plan or STIP, in this case a decline compared to the comparative period, and the recognition of $0.7 million for the CEWS government grant credit. These decreases were offset by reductions in Québec R&D tax credits during nine months ended September 30, 2020, which resulted in an increased R&D expense of $1.2 million, and by the increase of $1.3 million in fees for consultant services related to our small molecules therapeutics operations, as the Company used consultants to perform some to the tasks previously performed by employees.

Other R&D expenses during the quarter ended September 30, 2020 compared to the corresponding period in 2019 decreased by $1.7 million. This decrease was driven by a reduction of $1.3 million of payroll and related expenses during the quarter ended September 30, 2020, mainly due to the reduction in workforce and to a change in payout estimate related to the STIP, and the recognition of $0.3 million for the CEWS government grant.

Administration, selling and marketing expenses

The decrease of $5.5 million in administration, selling and marketing expenses during the nine months ended September 30, 2020 compared to the corresponding period in 2019 was mainly attributable to a reduction of $8.6 million in share-based payment expense, a decrease of $3.9 million in payroll and related expenses mainly cause by the reduction in the workforce and to a decline in the estimated expense related to the STIP, and the recognition of $1.0 million in credits pertaining to the CEWS government grant. This decrease was partially offset by an increase of $9.3 million in directors’ and officers’ insurance cost.

The decrease of $0.9 million in administration, selling and marketing expenses during the quarter ended September 30, 2020 compared to the corresponding period of 2019 was driven by a reduction of $1.5 million in payroll and related expenses mainly due to the reduction in the workforce, to a decline in the estimated expense related to the STIP, the recognition of $0.4 million credit for the CEWS government grant, and a reduction of $0.8 million in share-based payment expense. The decrease is also due a reduction of $1.2 million in legal fees as in the comparative period, we incurred legal fees expense in preparation for our listing onto the Nasdaq exchange and in connection with our divesture of our bioseparations operations. These decreases were offset by an increase in $3.1 million in directors’ and officers’ insurance cost.

Share-based payments expense

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Share-based payments expense represents the expense recorded as a result of stock options and restricted share units or RSU issued to employees and board members. This expense has been recorded as follows in the consolidated statements of operations.

	Quarter ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Cost of sales and other production expenses	$13	$7	$6	$30	$95	$(65)
Research and development expenses	930	402	528	3,013	6,174	(3,161)
Administration, selling and marketing expenses	1,452	2,222	(770)	4,153	12,791	(8,638)
	$2,395	$2,631	$(236)	$7,196	$19,060	$(11,864)

The above table includes the share-based payment expense included in both continuing and discontinued operations.

Share-based payments expense for the nine months ended September 30, 2020 decreased by $11.9 million, compared to the corresponding period in 2019. This decrease is mostly explained by our implementation during the second quarter of 2019 of significant changes to our long-term equity incentive plan to ensure alignment with performance and building shareholder values, as well as attraction and retention of key employees to drive our future growth. The following important changes were made:

•

the cancellation in June 2019 of the outstanding options for active employees in return for the issuance of new vested options having an exercise price reflecting the share price at the time of the grant;

•	the modification of the outstanding performance-based RSU into time-vesting RSU; and
•

the issuance of the annual stock option grant to employees and executives. The vesting terms were changed in June 2019 from those set in the recent years, especially at the executive level; a portion of the executive grants vested immediately while the overall vesting period was extended up to a period of six years.

Some of these changes triggered an immediate or accelerated recognition of share-based compensation expense during the quarter ended June 30, 2019. Further details of these changes and their accounting impact are provided in note 14 b) and c) to the interim financial statements for the quarter and the nine months ended September 30, 2020.

The share-based payments expense for the quarter ended September 30, 2020 was relatively stable compared to the corresponding period in 2019. The decrease of $0.7 million in administration, selling and marketing expenses attributable to share-based payments is partially offset by an increase of $0.5 million in R&D expenses attributable to share-based payments, as some of our key management personnel spent more time on R&D initiatives during the quarter ended September 30, 2020.

Finance costs

Finance costs decreased by $6.5 million during the nine months ended September 30, 2020 compared to the corresponding periods in 2019. This decrease reflects our lower level of debt since the April 23, 2019 debt restructuring discussed below.

Finance costs increased by $0.5 million during the quarter ended September 30, 2020 compared to the corresponding period in 2019, reflecting higher interest expense due to an increased debt level during the quarter ended September 30, 2020 following the issuance of secured convertible debentures in July 2020 and of the second term loan, as we drew down our full line of credit with SALP in September 2020.

Loss (gain) on extinguishments of liabilities

The gain on extinguishments of liabilities was $0.1 million for the nine months ended September 30, 2020 compared to a loss on extinguishment of liabilities of $92.4 million for the nine ended September 30, 2019. The loss on the extinguishment of liabilities in the comparative periods is principally due to us concluding a debt restructuring agreement on April 23, 2019 with our major creditor, SALP. The debt, subsequently referred to as

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the first term loan was reduced to $10.0 million plus interest due, in exchange for the issuance by us of 15,050,312 of common shares to SALP. The details of the computation of the loss on extinguishments of liabilities is presented in note 11 of the interim financial statements for the quarter and nine months ended September 30, 2020.

Net loss from continuing operations

The net loss from continuing operations decreased by $115.9 million during the nine months ended September 30, 2020 compared to the corresponding periods in 2019. This decrease is mainly explained by the following:

•	the decrease in the loss on extinguishment of liabilities of $92.5 million, related to the debt restructuring that occurred during the second quarter of 2019,
•	the decrease in the share-based payments expense of $11.6 million related to the significant changes made to the Company’s long-term equity incentive plan in June 2019; and
•	the decrease in Finance costs of $6.4 million for the nine months ended September 30, 2020 reflecting the lower levels of debt since the April 23, 2019 debt restructuring.

The net loss from continuing operations decreased by $6.3 million during the quarter ended September 30, 2020 compared to the corresponding period in 2019. This decrease is mainly due to the reduction of $3.9 million in materials expensed recorded in R&D expenses and the recognition of the CEWS grant credit of $2.1 million.

Adjusted EBITDA analysis

Adjusted EBITDA is a measure that is not defined or standardized under International Financial Reporting Standard or IFRS and it is unlikely to be comparable to similar measures presented by other companies. We believe that adjusted EBITDA provides additional insight regarding cash used in operating activities on an on‑going basis. It also reflects how management analyses performance and compares that performance against other companies. In addition, we believe that adjusted EBITDA is a useful measure as some investors and analysts use EBITDA and similar measures to compare us against other companies. Adjusted EBITDA adjusts net loss for the elements presented in the table below.

The Adjusted EBITDA for the quarters and nine months ended September 30, 2020 and 2019 are presented in the following table:

	Quarter ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Net loss from continuing operations	$(23,293)	$(29,626)	$6,333	$(78,766)	$(194,672)	$115,906

Adjustments to obtain adjusted EBITDA:
Loss (gain) on foreign exchange	(117)	274	(391)	(710)	(1,246)	536
Finance costs	2,236	1,701	535	5,718	12,198	(6,480)
Loss (gain) on extinguishments of liabilities	-	-	-	(79)	92,374	(92,453)
Change in fair value of financial instruments measured at fair value through profit or loss	-	-	-	-	(1,140)	1,140
Current income tax expense (recovery) from continuing operations	-	-	-	(141)	1,239	(1,380)
Depreciation and amortization	2,148	2,246	(98)	6,220	6,536	(316)
Share-based payments expense	2,395	2,606	(211)	7,196	18,796	(11,600)
Adjusted EBITDA from continuing operations	$(16,631)	$(22,799)	$6,168	$(60,562)	$(65,915)	$5,353
Plus: adjusted EBITDA from discontinued operations	-	287	(287)	-	3,933	(3,933)
Adjusted EBITDA	$(16,631)	$(22,512)	$5,881	$(60,562)	$(61,982)	$1,420

Adjusted EBITDA from continuing operations for the nine months ended September 30, 2020 increased by $5.4 million compared to the corresponding period in 2019. The increase was mainly as a result of a decrease

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in R&D expenses (excluding share-based payments, depreciation and amortization expense) of $8.9 million which were offset by the increase in administration, selling and marketing (excluding share-based payments and depreciation and amortization expense) of $3.0 million, and a decrease in gross margins (Revenues from sale of goods less cost of sales and other production expenses) of $1.0 million. Adjusted EBITDA from discontinued operations of the bioseparations business we sold on November 25, 2019, was $3.9 million during the nine months ended September 30, 2019.

The increase of $6.2 million on the Adjusted EBITDA from continuing operations for the quarter ended September 30, 2020 compared to the corresponding period in 2019 is mainly due to the decrease in R&D expenses (excluding share-based payments, depreciation and amortization expense) of $6.1 million. Adjusted EBITDA from discontinued operations was $0.3 million during the quarter ended September 30, 2019.

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Segmented information analysis

For the nine months ended September 30, 2020 and 2019

The details of the revenues, expenses and the loss for each segment as well as the reconciliation of the segments’ losses to the net loss from continuing operations before taxes for the nine months ended September 30, 2020 and 2019 are presented in the following tables. Segment revenues are with external customers unless otherwise specified.

For the nine months ended September 30, 2020	Small molecule therapeutics	Plasma- derived therapeutics	Reconciliation to statement of operations	Total
Revenues	$2	$1,843	$437	$2,282

Expenses
Cost of sales and other production expenses	-	1,513	75	1,588
Manufacturing and purchase cost of product candidates used for R&D activities	57	21,609	-	21,666
R&D - Other expenses	10,074	13,358	92	23,524
Administration, selling and marketing expenses	2,342	5,503	21,637	29,482
Segment loss	$(12,471)	$(40,140)	$(21,367)	$(73,978)
Gain on foreign exchange				(710)
Finance costs				5,718
Gain on extinguishments of liabilities				(79)
Net loss from continuing operations before taxes				$(78,907)
Other information
Depreciation and amortization	$747	$4,951	$522	$6,220
Share-based payment expense	1,397	383	5,416	7,196

For the nine months ended September 30, 2019	Small molecule therapeutics	Plasma- derived therapeutics	Reconciliation to statement of operations	Total
Revenues	$33	$3,721	$100	$3,854

Expenses
Cost of sales and other production expenses	-	2,140	95	2,235
Manufacturing and purchase cost of product candidates used for R&D activities	54	30,596	(198)	30,452
R&D - Other expenses	10,357	16,922	130	27,409
Administration, selling and marketing expenses	3,441	5,950	25,614	35,005
Segment loss	$(13,819)	$(51,887)	$(25,541)	$(91,247)

Gain on foreign exchange				(1,246)
Finance costs				12,198
Loss on extinguishments of liabilities				92,374
Change in fair value of financial instruments measured at fair value through profit or loss				(1,140)
Net loss from continuing operations before taxes				$(193,433)
Other information
Depreciation and amortization	$573	$5,501	$462	$6,536
Share-based payment expense	4,257	3,828	10,711	18,796

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Small molecule therapeutics segment

The loss for the small molecule therapeutics segment was $12.5 million during the nine months ended September 30, 2020 compared to $13.8 million during the corresponding period in 2019, representing a decrease in segment loss of $1.3 million. This lower segment loss is mainly due to a decrease of $0.3 million and $1.1 million in R&D - other expenses, and in administration, selling and marketing expenses, respectively.

The decrease in R&D – other expenses is explained by a number of variances, including a reduction in share-based payments expense of $1.1 million, the recognition of a credit of $0.7 million related to the CEWS government grant and a reduction in clinical trials of $0.8 million. These decreases were partially offset by an increase in preclinical study expenses of $1.3 million primarily for GPR84, and the reduction in R&D tax credits of $1.2 million as in 2019, we utilized previously unrecognized non-refundable Canadian Federal R&D tax credits resulting in additional R&D credits of $1.2 million being recorded. The administration, selling and marketing expenses decrease was mainly due to a reduction of $1.8 million in share-based payments expense and $0.3 million in payroll and related expenses which was partially offset by an increase in the administrative support that the segment receives from the head office of $1.3 million.

Plasma-derived therapeutic segment

The revenues for the plasma-derived therapeutics segment were $1.8 million for the nine months ended September 30, 2020 compared to $3.7 million for the corresponding period in 2019, representing a decrease of $1.9 million mainly due to lower specialty plasma sales.

The manufacturing cost of plasma-derived product candidates to be used in clinical trials and for the development of our production processes of $30.6 million during the nine months ended September 30, 2019 decreased by $9.0 million to $21.6 million in the current period. This change was mainly driven by a reduction of materials expensed for R&D purposes of $8.0 million. The higher expensing of materials in 2019 reflected managements’ outlook regarding the usage of the inventories to supply clinical trial patients in light of the anticipated extension of the expected timeline for BLA resubmission. As clinical batch runs were produced, there was a particularly high expensing of inventory on hand during the second and third quarters of 2019. The expensing of materials in 2020 is lower due to a combination of a reduction of clinical trial patients in our clinical trial programs and the reduction in the time period we expect to supply those patients. Additionally, we recognized a credit of $2.8 million relating to the CEWS grant. These decreases were partially offset by an increase of $1.2 million related to professional fees and operating expenses incurred to prepare for the FDA audit in connection with the resubmission of the BLA.

Other R&D expenses at $16.9 million for the nine months ended September 30, 2019 decreased by $3.6 million to $13.4 million for the nine months ended September 30, 2020 as a result of a reduction in payroll and related expenses of $2.2 million due the reduction of our workforce in our R&D facility in Rockville, MD which is expected to close by the end of 2020, a reduction in the estimated payout related to the STIP, and by a reduction of $2.8 million related to share‑based payments expense. This was offset by an increase of $2.3 million in R&D – other expenses related to an increase in R&D support that the small molecule R&D team provided to the segment as well as a decrease in R&D support the segment provided in return, as resources were focused on the resubmission of the BLA for Ryplazim.

The loss for the plasma-derived therapeutic segment was $40.1 million for the nine months ended September 30, 2020 compared to $51.9 million during the corresponding period in 2019, representing a decrease of $11.7 million in segment loss. The decrease was mainly driven by the overall reduction in the manufacturing cost of plasma-derived product candidates to be used in clinical trials and development of our production process of $9.0 million and the reduction of $3.6 million in other R&D expenses as explained above.

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For the quarters ended September 30, 2020 and 2019

The details of the revenues, expenses and the loss for each segment as well as the reconciliation of the segments’ losses to the net loss from continuing operations before taxes for the quarters ended September 30, 2020 and 2019 are presented in the following tables. Segment revenues are with external customers unless otherwise specified.

	Small	Plasma-	Reconciliation
	molecule	derived	to statement
For the quarter ended September 30, 2020	therapeutics	therapeutics	of operations	Total
Revenues	$2	$437	$200	$639

Expenses
Cost of sales and other production expenses	-	409	37	446
Manufacturing and purchase cost of product candidates used for R&D activities	15	5,442	-	5,457
R&D - Other expenses	3,087	3,848	16	6,951
Administration, selling and marketing expenses	738	1,769	6,452	8,959
Segment loss	$(3,838)	$(11,031)	$(6,305)	$(21,174)
Gain on foreign exchange				(117)
Finance costs				2,236
Net loss from continuing operations before taxes				$(23,293)
Other information
Depreciation and amortization	$284	$1,684	$180	$2,148
Share-based payment expense	425	196	1,774	2,395

	Small	Plasma-	Reconciliation
	molecule	derived	to statement
For the quarter ended September 30, 2019	therapeutics	therapeutics	of operations	Total
Revenues	$—	$791	$37	$828

Expenses
Cost of sales and other production expenses	-	477	36	513
Manufacturing and purchase cost of product candidates used for R&D activities	34	9,474	(37)	9,471
R&D - Other expenses	3,799	4,809	22	8,630
Administration, selling and marketing expenses	1,182	1,924	6,759	9,865
Segment loss	$(5,015)	$(15,893)	$(6,743)	$(27,651)
Loss on foreign exchange				274
Finance costs				1,701
Net loss from continuing operations before taxes				$(29,626)
Other information
Depreciation and amortization	$210	$1,878	$158	$2,246
Share-based payment expense	470	358	1,778	2,606

Small molecule therapeutics segment

The segment loss for the small molecule therapeutics segment was $3.8 million during the quarter ended September 30, 2020 compared to $5.0 million during the corresponding period in 2019, representing a decrease in segment loss of $1.2 million. This decrease in loss is partially explained by a reduction $0.7 million in R&D – other expenses, mainly due to a decrease in expenses of $0.4 million reflecting an increase in employees’ time spent on the resubmission of the BLA for Ryplazim and therefore those expenses being allocated to the plasma‑derived therapeutics segment. Payroll and related expenses also declined by $0.3 million. A reduction of $0.4 million in administration, selling and marketing expenses driven by decreases in share-based payments expense also contributed to the reduction in the segment’s loss.

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Plasma-derived therapeutic segment

The revenues for the plasma-derived therapeutics segment were $0.4 million for the quarter ended September 30, 2020 compared to $0.8 million for the corresponding period in 2019, representing a decrease of $0.4 million mainly due to lower specialty plasma sales.

The cost of sales and production expenses remained stable during the quarter ended September 30, 2020 compared to the corresponding period in 2019 as the reduction in the volume of sales of goods was offset by an increase in other operating cost that are not directly capitalizable as inventory production costs.

The manufacturing cost of plasma-derived product candidates to be used in clinical trials and for the development of our production processes of $9.5 million during the quarter ended September 30, 2019 decreased by $4.0 million to $5.4 million in the current period. This change was mainly driven by a reduction of materials expensed for R&D purposes of $3.9 million, and the recognition of a credit of $1.2 million related to the CEWS government grant. These decreases were offset by an increase of $0.8 million in fill and finish expenses for Ryplazim to be used for our current compassionate use program.

Other R&D expenses at $4.8 million for the quarter ended September 30, 2019 decreased by $1.0 million to $3.8 million for the quarter ended September 30, 2020 as a result of a reduction in payroll and other related expenses of $1.0 million and a reduction of $0.2 million in share-based payments affected by the reduction of headcount in our R&D facility in Rockville, MD which is expected to be closed by the end of 2020, and to a reduction in the expense related to the STIP. This was partially offset by an increase of $0.6 million in R&D – other expense reflecting a net increase in employees’ time spent on the resubmission of the BLA, including the time of employees’ that normally work principally for the small molecule segment, and the allocation of those costs to this segment.

The loss for the plasma-derived therapeutic segment was $11.0 million for the quarter ended September 30, 2020 compared to $15.9 million during the corresponding period in 2019, representing a decrease of $4.9 million in segment loss. The decrease was mainly driven by the overall reduction in the manufacturing cost of plasma-derived product candidates to be used in clinical trials and development of our production process of $4.0 million and the reduction in R&D – other expenses of $1.0 million.

Summary of consolidated quarterly results

The following table presents selected quarterly financial information for the last eight quarters:

		Net income (loss) attributable to the owners of the parent
				Per share
Quarter ended	Revenues	Continuing operations	Discontinued operations	Continuing basic & diluted	Discontinued basic & diluted
September 30, 2020	$639	$(23,098)	$-	$(0.98)	$-
June 30, 2020	540	(27,760)	-	(1.19)	-
March 31, 2020	1,103	(27,344)	-	(1.17)	-
December 31, 2019	1,050	(39,397)	25,043	(1.69)	1.07
September 30, 2019	828	(29,521)	(81)	(1.27)	-
June 30, 2019	762	(135,846)	2,229	(8.26)	0.14
March 31, 2019	2,264	(28,416)	280	(33.59)	0.33
December 31, 2018	3,379	(103,784)	831	(125.04)	1.00

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Revenues and cost of sales and other production expenses during the quarter ended December 31, 2018 were $3.4 million, which is mainly due to the sale of excess normal source plasma inventory of $3.1 million which did not generate any margin of profit. R&D expenses were $19.2 million while administration, selling and marketing expenses were $10.2 million as severance expenses were recognized in this quarter. Financing costs were $6.6 million reflecting the higher debt level and the higher borrowing cost of the credit facility. During the quarter, a gain on extinguishment of liabilities of $34.9 million was recorded as a result of the modifications to the terms of our long-term debt, namely the extension of the maturity date. Impairments, mainly pertaining to intravenous immunoglobulin or IVIG, assets totaling $150.0 million were recognized following changes to our strategic plans which would delay the development of IVIG significantly, if approved. Net income attributable to the owners of the parent from discontinued operations remains relatively stable at $0.8 million, a decrease of $0.3 million.

Revenues were $2.3 million during the quarter ended March 31, 2019, principally generated from the sale of specialty plasma. Sales were lower than those recorded in the previous quarter as there was no sale of normal source plasma as we managed to bring our normal source inventories back in line with our Ryplazim production forecast. For the quarters discussed below, our sales figures come primarily from the sale of specialty plasma. R&D expenses at $17.5 million were $1.7 million lower and finance costs at $7.1 million increased slightly by $0.6 million compared to the previous quarter. Both R&D and finance costs were impacted by the adoption of IFRS 16 which caused the implicit interest component of the leases to be recorded in finance costs. Administration, selling and marketing decreased by $3.1 million from its higher level in December 2018 which included significant termination benefits. Net income attributable to the owners of the parent from discontinued operations decreased by $0.6 million to $0.3 million, mainly due to a decrease in R&D tax credit recorded in the quarter.

Revenues were $0.8 million during the quarter ended June 30, 2019. R&D expenses at $22.3 million were $4.8 million higher than the previous quarter and administration, selling and marketing expenses at $18.0 million were $11.0 higher. These increases mainly due to higher share-based payment expenses recognized in R&D expenses of $4.3 million and in administration, selling and marketing expenses of $8.9 million over the previous quarter, resulting from various changes we made to our long-term equity incentive plans to ensure competitiveness of the plans. Finance costs decreased by $3.8 million as the long-term debt declined significantly on April 23, 2019 as part of the debt restructuring which resulted in a loss on extinguishment of liabilities of $92.3 million. The net loss attributable to the owners of the parent from continuing operations for the quarter ended June 30, 2019 was $135.8 million which represents an increase of $107.4 million from the previous quarter. The increase was driven by the loss on extinguishment of liabilities and the increase in share-based payment expense. Net income attributable to the owners of the parent from discontinued operations increased by $1.9 million to $2.2 million mainly due to increase in the sales of bioseparation products of $2.0 million, which had high margins, thus having no impact on the cost of sales and production expenses.

Revenues remained stable at $0.8 million during the quarter ended September 30, 2019. R&D expenses at $18.1 million declined by $4.2 million and administration, selling and marketing expenses at $9.9 million were $8.2 million lower than the previous quarter. These decreases were mainly driven by a decrease of $4.7 million and $7.5 million in the share-based payment expenses recognized in R&D and in administration, selling and marketing expenses, respectively, as such expenditures returned to more normalized levels following the impact of the changes to the long-term equity incentive plans during the quarter ended June 30, 2019. Finance costs decreased by $1.6 million as the balance of long-term debt declined significantly on April 23, 2019 as a result of the debt restructuring. Net income attributable to the owners of the parent from discontinued operations decreased by $2.3 million to a loss of $0.1 million mainly driven by the decrease in the sales of goods of $3.5 million.

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Revenues were $1.1 million during the quarter ended December 31, 2019. R&D expenses declined by $0.8 million to $17.3 million mainly due to the decrease in manufacturing and purchase costs of product candidates used in R&D of $2.9 million partially offset by an increase other R&D expenses by $2.0 million. Total R&D expenses declined due to a decline in manufacturing cost, including inventories expensed which was partially offset by higher employee compensation expenses, including share-based payments. Administration, selling and marketing expenses were $0.4 million higher than the previous quarter at $10.3 million, reflecting the higher public reporting costs and directors’ and officers’ insurance costs as a result of our listing on Nasdaq. Finance costs increased by $0.2 million to $1.9 million during the fourth quarter of 2019. Net income attributable to the owners of the parent from discontinued operations increased by $25.1 million at $25.0 million mainly driven by the gain of the sales of the discontinued operations of $26.3 million which was offset by an increase in the administration, selling and marketing expenses of $1.4 million due to bonuses we paid to employees upon the successful completion of the sale of the business which were included in the operating results of the discontinued operations.

Revenues were $1.1 million during the quarter ended March 31, 2020. R&D expenses declined by $0.3 million to $17.0 million mainly due to a decrease in other R&D expenses of $2.4 million which was partially offset by an increase of $2.1 million in manufacturing and purchase costs of product candidates used in R&D. Total R&D expenses declined due to decreases in employee compensation expense including share-based payments of $1.4 million, in R&D tax credit of $1.1 million, and clinical trial expenditures of $0.9 million. These decreases were offset by an increase of production costs, including inventory expensed of $3.4 million. Administration, selling and marketing expenses were $0.4 million higher than the previous quarter at $10.7 million mainly due to the higher public reporting costs and directors and officers insurance costs as a result of our listing on Nasdaq, partially offset by a decline in employee compensation expenses categorized as administration expenses while a higher portion of this compensation expense was allocated to R&D activities reflecting the activities of the personnel. Share-based payment expenses also went down compared to the previous quarter. Gain on foreign exchange, increased by $0.9 million to $1.1 million due to the unrealized foreign exchange gain recognized on our cash and cash equivalents held in U.S. currency as the USD/CAD exchange rate increased since the prior quarter. Finance costs decreased by $0.2 million to $1.6 million during the first quarter of 2020. Net income attributable to the owners of the parent from discontinued operations was $nil given those operations were sold in the fourth quarter of 2019.

Revenues were $0.5 million during the quarter ended June 30, 2020, a decrease of $0.4 million from the previous quarter. R&D expenses declined by $1.2 million to $15.8 million mainly due to a decrease in the manufacturing costs for product candidates used in R&D, while other R&D expenses remained stable. The total R&D expenses declined mainly due to the recognition of a credit of $2.1 million in relation to the CEWS government grant. Administration, selling and marketing expenses were $0.8 million lower than the previous quarter at $9.9 million principally due to the CEWS government grant of $0.6 million. Our Loss on foreign exchange was $0.5 million this quarter due to the foreign exchange loss on our cash and cash equivalents held in U.S. currency as the USD/CAD exchange rate decreased since the prior quarter. Finance costs increased by $0.2 million to $1.9 million during the second quarter of 2020.

Revenues were $0.6 million during the quarter ended September 30, 2020, an increase of $0.1 million from the previous quarter. R&D expenses declined by $3.4 million to $12.4 million mainly due to a decrease of $2.0 million in manufacturing costs for product candidates used in R&D and a decrease of $1.4 million in other R&D. The decline in R&D manufacturing cost was principally due to a decrease in inventory expensed while the decrease in other R&D decreased by mainly due payroll and related expensed. Administration, selling and marketing expenses were $0.9 million lower than the previous quarter at $9.0 million, principally due to a reduction in payroll and related expenses of $1.6 million. The gain on foreign exchange was $0.1 million this quarter, representing an increase of $0.7 million compared to the previous quarter. This increase was mainly due to the foreign exchange gain recorded on our cash held in GBP currency as the GBP/CAD exchange rate has increased since the second quarter of 2020, and due to gain realized on USD denominated financial liabilities driven by our US operations. Finance costs increased by $0.4 million to $2.2 million during the quarter mainly reflecting the increase in interest expense resulting from higher debt levels following the issuance, during the quarter, of the second term loan of $29.1 million and the secured convertible debentures of $2.4 million.

Acquisition of Fairhaven Pharmaceuticals Inc.

Pursuant to a share purchase agreement, or SPA, dated July 17, 2020, we acquired 100% of the issued and outstanding common shares of Fairhaven, a company with a preclinical research program of small molecule

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antagonists. In payment of the initial amount of $3.6 million due upon closing of the acquisition, we issued 202,308 common shares recorded at a fair value of $3.4 million based on the closing price of Liminal’s common shares at the date of the transaction. Upon achievement of certain pre-determined research and development milestones prior to the fifth anniversary of the closing date of the acquisition, additional payments in the form of common shares totaling up to $4.4 million may become due.

As Fairhaven did not meet the definition of a business under IFRS 3, "Business Combinations", the acquisition has been accounted for as an asset acquisition essentially resulting in the recognition of an intangible asset representing the licensing rights acquired. Refer to note 3 to the condensed interim financial statements for the quarter and nine months ended September 30, 2020 for the complete details regarding the accounting for this transaction.

Outstanding share data

We are authorized to issue an unlimited number of common shares. At November 9, 2020, 29,385,945 common shares, 2,520,238 options to purchase common shares, 4,238 restricted share units, 557,894 pre-funded warrants and 6,488,523 warrants to purchase common shares were issued and outstanding.

Transactions between related parties (as defined per IAS 24, Related party disclosures)

Balances and transactions between our subsidiaries, which are related parties, have been eliminated on consolidation and are not discussed in this MD&A. These transactions have been recorded at the exchange amount, meaning the amount agreed to between the parties.

On September 14, 2020, we drew down $29.1 million on the LOC with our parent, SALP, representing the entire balance available, which resulted in the issuance of the second term loan. During the quarter and nine months ended September 30, 2020, we paid interest on the first and second term loans, in the amount of $0.4 million and $0.9 million, respectively ($0.3 million and $3.3 million for the quarter and nine months ended September 30, 2019).

During the quarter and nine months ended September 30, 2020, we recorded $nil and $0.2 million, respectively, ($nil for the quarter and the nine months ended September 30, 2019) of research and development expenses, relating to a consulting service agreement signed with one of our directors in 2019 of which $13 thousand remains payable as at September 30, 2020.

Changes in accounting policies

New standards and interpretations adopted

The accounting policies used in these interim financial statements are consistent with those applied in our December 31, 2019 audited annual consolidated financial statements with the exception of the amendments to a specific accounting standard which we adopted as of January 1, 2020 as described below.

Amendments to IFRS 3, Business Combinations or IFRS 3

The amendments to IFRS 3 clarifies the definition of a business and includes an optional concentration test to determine whether an acquired set of activities and assets is a business. These amendments were adopted on January 1, 2020 and are applied prospectively to acquisitions made on or after this date.

New Standards and interpretations not yet adopted

The IFRS accounting standards, amendments, and interpretations that we reasonably expect may have a material impact on the disclosures, the financial position or results of our operations when applied at a future date are as follows:

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Amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets or IAS 37 - IAS 37 has been revised to specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The cumulative effect of initially applying the amendments, if any, will be recorded as an adjustment to the opening retained earnings and comparative periods will not be restated. Earlier application is permitted.

Amendments to IFRS 9 Financial Instruments, or IFRS 9 - IFRS 9 has been revised to clarify the fees an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. The amendment is effective for annual reporting periods beginning on or after January 1, 2022 and is to be applied to financial liabilities that are modified after the date of adoption. Earlier application is permitted.

Amendments to IAS 1, Presentation of Financial Statements or IAS 1 - IAS 1 has been revised to clarify how to classify debt and other liabilities as current or non-current. The amendments help to determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments also include clarifying the classification requirements for debt an entity might settle by converting it into equity. The amendments are applicable retrospectively and is effective for annual reporting periods beginning on or after January 1, 2022 with earlier application permitted.

At the present time, we do not expect the amendments to IAS 37, IFRS 9 and IAS 1 will have a significant effect on our financial statements when these amendments are adopted. This assessment may change as we approach the various dates of adoption and new transactions occur.

Amendment to IFRS 16, Leases or IFRS 16 for COVID-19-Related Rent Concessions - IFRS 16 has been revised to permit lessees not to assess whether particular COVID-19-related rent concessions are lease modifications and, instead, account for those rent concessions as if they were not lease modifications. In addition, the amendment to IFRS 16 provides specific disclosure requirements regarding COVID-19-related rent concessions. The amendment becomes effective for annual reporting periods beginning on or after June 1, 2020 and earlier application is permitted.

Presently, we have not benefited from COVID-19 related rent concessions, and we will assess our circumstances when the amendment becomes effective for the Company.

Critical Accounting Policies and Estimates

The preparation of the interim financial statements requires the use of judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the accompanying disclosures. The uncertainty that is often inherent in estimates and assumptions could result in material adjustments to assets or liabilities affected in future periods. Other than as described below the significant accounting judgments and critical accounting estimates we applied, disclosed in the consolidated financial statements for the year ended December 31, 2019, remain unchanged.

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COVID-19 – The negative impact of the COVID-19 pandemic on our financial statements for the quarter and nine months ended September 30, 2020 has been limited, however we are eligible to a Government of Canada salary subsidy program under which we submitted multiple claims during the second and third quarters of 2020 and received subsidies. The subsidy program may provide further financial support while the program is available. Consistent within the global biopharmaceutical sector, some clinical programs may have been and may be impacted by the shift of resources within hospitals to COVID-19 and related matters, resulting in potential delays to recruitment or site initiation on our clinical and preclinical programs, and potentially causing an adjustment of certain development timelines and activities. The partial disruption caused by COVID-19 may continue to impact our operations, workforce and overall business by delaying the progress of our research and development programs, regulatory submissions and reviews, regulatory inspections, production and plasma collection activities and business and corporate development activities. There is uncertainty as to the duration of the COVID-19 pandemic and related government restrictions, including travel bans, the impact on our workforce, and the availability of donors, healthy subjects and patients for the conduct of clinical trials, and the effects of the COVID-19 pandemic, including on the global economy, continue to be fluid. Estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require the exercise of judgment. As of the date of issuance of these interim financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, assumptions and judgments or revise the carrying value of our assets or liabilities, and we are unable to estimate the potential impact on our future business or our financial results as of the date of this filing. These estimates may change as new events occur and additional information is obtained and are recognized in the consolidated financial statements as soon as they become known.

Share-based compensation – To determine the fair value of stock options on a given date, we must determine the assumptions that will be used as inputs to the Black-Scholes option pricing model, including the assumption regarding the future volatility of the common shares of Liminal for the expected life of the stock options. We use the historical volatility as a starting basis for the estimate and also considers whether there are factors that would indicate that the past volatility is not indicative of the future volatility. In making this assessment, we consider changes in Liminal’s activities and other factors such as a significant share consolidation. As the volatility is an assumption that has a significant impact on the calculated value of a stock option, the impact of this estimate can significantly impact the share-based payment expense over the vesting period of an award.

On March 23, 2020, our board of directors approved a plan to seek shareholder approval to modify the exercise price of certain stock options as disclosed in note 14b of our interim financial statements for the quarter and nine months ended September 30, 2020. In order to determine when the expense related to this modification is recognized in the consolidated statement of operations, we evaluated the timing of notification to option holders, the timing and method of determining the exercise price and the service period. We further considered whether the holders of the stock options had sufficient understanding of the terms and conditions of the potentially revised awards, the degree of certainty of the approval for the repricing and whether the service period for earning the rights to the awards had commenced. We concluded that the definition of the grant date was not met but that the service period had commenced and therefore a preliminary calculation of the incremental fair value of the repricing of the awards was performed using assumptions as of March 31, 2020. On May 26, 2020, the conditions for a grant date were met when the options exercise price was revised to $15.21 and a final calculation to determine the incremental fair value of the repriced options was performed.

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Liquidity and Capital Resources

Overview

Our primary uses of cash are to fund our ongoing research and development activities. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, continue or initiate clinical trials of, and seek marketing approval for our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to program sales, marketing, manufacturing and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators as a result of licensing or partnering deals. Furthermore, we expect to continue to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Identifying potential product candidates and conducting non-clinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete. Success in the generation of the necessary data or results required to obtain marketing approval and achieve product sales cannot be certain. In addition, successful commercialization of our product candidates cannot be certain and any resulting revenue derived from product sales would not arise or reach sufficient levels for many years, if at all.

Until such time that we can generate substantial product revenue, if ever, we will need to finance our cash needs through a combination of equity offerings, debt financings, strategic collaborations, business and asset divestitures, monetization of any PRV, that may be granted by the FDA in the future, and grant funding.

Despite our efforts to obtain the necessary funding and further reduce the costs of our operations, there can be no assurance of our access to further funding on acceptable terms, if at all, particularly if the COVID-19 pandemic continues to disrupt global financial markets.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, shareholder ownership interest may be diluted, and the terms of any additional securities may include liquidation or other preferences that adversely affect the rights of shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us.

If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. We may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our preclinical, clinical and regulatory efforts, which are critical to the realization of our business plan.

Liquidity position at September 30, 2020 and going concern

At September 30, 2020, we had a positive working capital position, i.e. the current assets net of current liabilities of $28.3 million.

Subsequently, on November 3, 2020, we closed a private placement in which a U.S. public investment fund and SALP participated equally, generating approximate net proceeds of $36.9 million (US$27.7 million) for the issuance of 5,757,894 common shares, 557,894 pre-funded warrants, and 6,315,788 warrants. The pre-funded warrants and the warrants each give the holder the right to purchase one common share at an exercise price of US$0.001 and US$5.50 per share, respectively. The pre-funded warrants and the warrants are exercisable immediately upon issuance and have a term of five years.

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Despite the recent funding, we do not currently have with sufficient funds to continue maintaining our operating activities, even at low spending levels, for the next 12 months.

In our cash management efforts, we have been operating at a low spending level, pacing our investments on new research programs, and reducing infrastructure costs where possible. while we continue taking steps to further transition our company to focus on the development of our small molecule product candidates. Our liquidity resources are allocated in priority towards preparing for potential commercialization, pending approval by the FDA of our BLA for Ryplazim and the fezagepras phase 1 MAD study.

If our BLA for Ryplazim is approved by the FDA, we may also be eligible to receive a PRV, from the FDA. If we receive regulatory approval of Ryplazim on the currently expected timeline, and if we receive a PRV, we anticipate seeking to monetize any such PRV in 2021.

We are pursuing a number of financing initiatives that could potentially extend our cash runway, if completed. Potential sources of funding include the key ones identified below:

•	We are continuing to evaluate potential strategic collaborations with upfront or continuous funding support;
•	We are continuing to evaluate avenues to monetize non-core assets; and
•	We will consider raising funds through the issuance of equity instruments.

Until we are successful in completing one or more significant financing transactions that may change our financial condition (which may not be available on acceptable terms, if at all), our current circumstances indicate the existence of a material uncertainty that may cast significant doubt about our ability to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Further, if we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our preclinical, clinical and regulatory efforts, which are critical to the realization of our business plan. See the section titled “Risk Factors” contained in our SEC Reports for more information regarding the risks related to our funding needs.

The unaudited condensed interim financial statements as of September 30, 2020 do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. Such adjustments could be material.

Prior Indebtedness

On April 27, 2017, we entered into a third loan agreement with SALP, or the Third Loan Agreement, which provides for an original issue discount, or OID, loan in the principal amount of $25.0 million. This loan has been amended. We subsequently entered into a fourth loan agreement with SALP, or the Fourth Loan Agreement, on November 30, 2017, and providing for a delayed-draw term loan of up to US$80.0 million, as amended.

On November 14, 2018, we entered into an omnibus amendment agreement with SALP, extending the maturity dates of all loan agreements with SALP outstanding as of such date. As part of the consideration for the extension of the maturity dates of the indebtedness under these agreements, we cancelled 100,117 existing warrants and granted 128,056 warrants to SALP, bearing a term of eight years and exercisable at a per share price equal to $1,000.00.

We also entered into an amendment agreement to the Fourth Loan Agreement on February 22, 2019 securing an additional amount of up to US$15.0 million from SALP under the Fourth Loan Agreement.

Restructuring Transactions

On April 23, 2019, we completed transactions pursuant to a debt restructuring agreement we entered into on April 15, 2019 with SALP and certain of our subsidiaries, or the Restructuring Agreement. In accordance with

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the Restructuring Agreement, (i) SALP acquired 15,050,312 of our common shares, or the New Common Shares, at a price per common share of $15.21, or the Transaction Price, for a total purchase price of $228.9 million, which was satisfied by the cancellation of outstanding indebtedness owed by us, and (ii) certain Warrants to purchase our common shares held by SALP were amended, with new warrants being issued, or the New Warrants, exercisable for 168,735 common shares at a per-share exercise price equal to the Transaction Price. Under the Restructuring Agreement, all but $10.0 million of the outstanding debt we owed to SALP in the aggregate amount of $238.9 million was converted into common shares, with the remaining balance modified into an interest-bearing loan, which we refer to as the first term loan, at a stated interest rate of 10% payable quarterly We also entered into a consolidated loan agreement with SALP on April 23, 2019, relating to future indebtedness.

Line of Credit

On November 11, 2019, we entered into an amendment to our April 23, 2019 consolidated loan agreement with SALP to include a non-revolving $75.0 million secured LOC bearing a stated interest of 10%, payable quarterly, and maturing on April 23, 2024. The LOC limit available to draw upon was reduced by the amounts of net proceeds generated by the sale of the bioseparations business. On September 14, 2020, we drew down on the entire remaining balance available under the LOC of $29.1 million, resulting in the issuance of the second term loan.

Convertible debt

Concurrently with the Fairhaven acquisition that closed on July 17, 2020, we issued secured convertible debentures, or SCD, to certain former Fairhaven shareholders, for an aggregate principal amount of $2.4 million and bearing an interest rate of 8% per annum, compounded quarterly. The SCD are due on the earlier of i) March 31, 2022, the Maturity Date, unless converted into our common shares prior to the Maturity Date or ii) upon a change of control event. The SCD are secured by all the assets of Fairhaven and rank in priority to the term loans issued under our consolidated loan agreement with SALP. At any time prior to the Maturity Date, the SCD holders have the right to convert the SCD into our common shares. We have the right to convert the SCD into common shares under certain pre-determined events. The five-trading day VWAP of our common shares immediately preceding the date of any conversion will be used to determine the number of our common shares that will be issued. The SCD were recorded as financial liabilities. The conversion features were determined to have no value.

At any time prior to the Maturity Date, the holders, shall have a collective right to purchase additional SCD issued by us for an aggregate principal amount of up to $5.7 million with substantially the same terms and conditions as set out in the original SCD. If the pre-determined events allowing us to trigger the conversion of the SDC occur prior to the Maturity Date, we have the right to require each holder of the SCD to purchase additional SCD for an aggregate principal amount of up to $5.7 million for all the holders which would then be converted into common shares.

Cash flow analysis

The following major cash flow components are presented on a total company basis, inclusive of continuing and

30

discontinued operations.

The summarized consolidated statements of cash flows for the nine months ended September 30, 2020 and the corresponding period in 2019 are presented below.

Nine months ended September 30	2020	2019	Change
Cash flows used in operating activities	$(49,200)	$(63,935)	$14,735
Cash flows from financing activities	23,553	120,844	(97,291)
Cash flows used in investing activities	(995)	(3,656)	2,661
Net change in cash and cash equivalents during the period	$(26,642)	$53,253	$(79,895)
Net effect of currency exchange rate on cash and cash equivalents	1,393	(281)	1,674
Cash and cash equivalents, beginning of the period	61,285	7,389	53,896
Cash and cash equivalents, end of the period	$36,036	$60,361	$(24,325)

Cash flows used in operating activities decreased by $14.7 million during the nine months ended September 30, 2020 compared to the same period in 2019. The decrease is due to the following:

•	an increase in income tax refunds that we received by $10.6 million; and
•	the amounts received under the CEWS government grant program $3.1 million.

Cash flows from financing activities decreased by $97.3 million during the nine months ended September 30, 2020 compared to the same period in 2019. This decrease is mainly due to the decreased financing received from the issuance of debt, shares and warrants net of issuance costs of $100.4 million and decreased cash outflows related to interest on long-term debt of $2.4 million.

Cash flows used in investing activities decreased by $2.7 million during the nine months ended September 30, 2020 compared to the same period in 2019 mainly due to decreased capital expenditures of $2.3 million, and our receipt of the final adjustment to the proceeds from the sale of the bioseparations segment, net of transaction costs paid, of $0.4 million during the current period.

Research and Development, Patents and Licences

For a discussion of our research and development activities, see “Item 4.B—Business Overview” and “Item 5.A—Operating Results.” of our Annual Report on Form 20-F for the year ended December 31, 2019.

Trend information

Other than as disclosed elsewhere in this MDA, we are not aware of any trends, uncertainties, demands, commitments or events for the period from January 1, 2020 to September 30, 2020 that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions. For a discussion of trends, see the following sections in our Annual Report: “Item 4.B.—Business overview”, "Item 5.A.—Operating results”, “Item 5.B.—Liquidity and capital resources.”

Off-balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Tabular Disclosure of Contractual Obligations

31

The timing and expected contractual outflows required to settle our financial obligations recognized in the consolidated statement of financial position at September 30, 2020 are presented in the table below:

	Contractual Cash flows
	Carrying amount	Less than 1 year	1-3 years	3 - 5 years	More than 5 years	Total
Accounts payable and accrued liabilities 1)	$16,856	$16,856	$-	$-	$-	$16,856
Long-term portion of royalty payment obligations	113	-	53	53	247	353
Lease liabilities	35,017	7,888	14,166	13,645	33,110	68,809
Long-term portion of other employee benefit liabilities	71	-	71	-	-	71
Long-term debt 2)	40,419	3,945	10,649	41,347	-	55,941
	$92,476	$28,689	$24,939	$55,045	$33,357	$142,030

1) Short-term portions of the royalty payment obligations and of other employee benefit liabilities are included in the accounts payable and accrued liabilities.

2) Under the terms of the first and second term loans, SALP may decide to cancel a portion of the principal value of the loan as payment upon the exercise of the new warrants (please refer to the “restructuring transactions” section of the MD&A for more details). Under the terms of the secured convertible debentures, the holders may at any time, convert the instruments into common shares of the Company. The maximum repayment due on the term loans and the secured convertible debentures has been included in the above table.

Commitments

Our commitments have remained materially unchanged from those disclosed in the MD&A for the year ended December 31, 2019, as reflected in the Annual Report.

Financial instruments

Use of financial instruments

The financial instruments that we used result from our operating and investing activities, namely in the form of accounts receivables and payables, and from our financing activities resulting usually in the issuance of long‑term debt. We do not use financial instruments for speculative purposes and have not issued or acquired derivative financial instruments for hedging purposes.

Impact of financial instruments in the consolidated statements of operations

The following line items in the consolidated statement of operations for the quarter and nine months ended September 30, 2020 include income, expense, gains and losses relating to financial instruments:

•	loss on extinguishments of liabilities
•	finance costs; and
•	foreign exchange gains and losses.

Quantitative and Qualitative Disclosures about Market Risk

We have exposure to credit risk, liquidity risk and market risk. Our Board of Directors has the overall responsibility for the oversight of these risks and reviews our policies on an ongoing basis to ensure that these risks are appropriately managed.

i) Credit risk:

Credit risk is the risk of financial loss to our company if a customer, partner or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash, investments,

32

receivables and share purchase loan to a former officer. The carrying amount of the financial assets represents the maximum credit exposure.

We mitigate credit risk through reviews of new customer’s credit history before extending credit and conduct regular reviews of existing customers’ credit performance. We evaluate at each reporting period, the lifetime expected credit losses on our accounts receivable balances based on the age of each receivable, the credit history of the customers and past collection experience.

ii) Liquidity risk:

Liquidity risk is the risk that we will not be able to meet financial obligations as they come due. We manage our liquidity risk by continuously monitoring forecasts and actual cash flows. Our current liquidity situation is discussed in the liquidity and contractual obligation section of this MD&A.

iii) Market risk:

Market risk is the risk that changes in market prices, such as interest rates and foreign exchange rates, will affect our income or the value of its financial instruments.

a)	Interest risk:

Our interest-bearing financial liabilities have fixed rates and as such there is limited exposure to changes in interest payments as a result of interest rate risk.

b) Foreign exchange risk:

We are exposed to the financial risk related to the fluctuation of foreign exchange rates. Outside of Canada, we operate in the U.S. and the U.K. and a portion of our expenses incurred are in U.S. dollars and in pounds sterling (£). Historically, the majority of our revenues have been in U.S. dollars and in £, but since the sale of our discontinued operations, our revenues are mainly in U.S. dollars, which serve to mitigate a small portion of the foreign exchange risk relating to the expenditures. When we hold cash and cash equivalents in U.S. dollars, this also helps to mitigate the foreign exchange risk on expenditures. Financial instruments that have exposed us to foreign exchange risk have been cash and cash equivalents receivables, trade and other payables, lease liabilities, licence payment obligations and the amounts drawn on the credit facility. We manage foreign exchange risk by holding foreign currencies we received to support forecasted cash outflows in foreign currencies.

Disclosure controls and procedures and internal controls over financial reporting

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports filed under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation.

The CEO and CFO have designed, or caused to be designed, under their supervision, our disclosure controls and procedures.

Internal control over Financial Reporting

Internal controls over financial reporting or ICFR are designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitation, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

The CEO and CFO have designed, or caused to be designed, under their supervision our ICFR using the framework established in Internal Control – Integrated Framework (2013) by the Committee of Sponsoring

33

Organizations of the Treadway Commission (COSO).

Change in Internal Controls over Financial Reporting

In accordance with the National Instrument 52-109, we have filed certificates signed by the CEO and CFO that, among other things, report on the design of disclosure controls and procedures and the design of ICFR as at September 30, 2020.

There have been no changes in the Company’s ICFR that occurred during the quarter and nine months ended September 30, 2020 that have materially affected or are reasonably likely to materially affect its ICFR.

34

Condensed Interim Consolidated Financial Statements for the quarter and nine months ended September 30, 2020

Condensed interim consolidated financial statements of Liminal BioSciences Inc.

For the quarter and nine months ended September 30, 2020

LIMINAL BIOSCIENCES INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands of Canadian dollars, except per share amounts) (Unaudited)

	September 30,	December 31,
	2020	2019

ASSETS
Current assets
Cash and cash equivalents	$36,036	$61,285
Accounts receivable (note 5)	3,403	4,086
Income tax receivable	-	9,214
Inventories (note 6)	10,039	7,532
Prepaids	3,050	12,733
Total current assets	52,528	94,850

Other long-term assets	1,432	1,170
Capital assets	20,400	21,471
Right-of-use assets (note 7)	28,474	33,254
Intangible assets (note 8)	17,302	13,846
Deferred tax assets	507	507
Total assets	$120,643	$165,098

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (note 9)	$16,856	$22,808
Current portion of lease liabilities (note 10)	7,402	8,290
Current portion of long-term debt (note 11)	-	165
Total current liabilities	24,258	31,263

Long-term portion of lease liabilities (note 10)	27,615	29,947
Other long-term liabilities (note 12)	184	285
Long-term debt (note 11)	40,419	8,669
Total liabilities	$92,476	$70,164

EQUITY
Share capital (note 14a)	$947,563	$932,951
Contributed surplus (note 14b)	40,839	43,532
Warrants (note 14c)	95,856	95,856
Accumulated other comprehensive loss	(2,994)	(3,099)
Deficit	(1,045,278)	(967,051)
Equity attributable to owners of the parent	35,986	102,189
Non-controlling interests	(7,819)	(7,255)
Total equity	28,167	94,934
Total liabilities and equity	$120,643	$165,098

Going concern (note 1), subsequent event (note 19)

The accompanying notes are an integral part of the condensed interim consolidated financial statements

2

LIMINAL BIOSCIENCES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share amounts) (Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues (note 15)	$639	$828	$2,282	$3,854

Expenses
Cost of sales and other production expenses (note 6)	446	513	1,588	2,235
Research and development expenses	12,408	18,101	45,190	57,861
Administration, selling and marketing expenses	8,959	9,865	29,482	35,005
Loss (gain) on foreign exchange	(117)	274	(710)	(1,246)
Finance costs	2,236	1,701	5,718	12,198
Loss (gain) on extinguishments of liabilities (note 11,14a)	-	-	(79)	92,374
Change in fair value of financial instruments measured at fair value through profit or loss	-	-	-	(1,140)
Net loss from continuing operations before taxes	$(23,293)	$(29,626)	$(78,907)	$(193,433)
Current income tax expense (recovery) from continuing operations	-	-	(141)	1,239
Net loss from continuing operations	$(23,293)	$(29,626)	$(78,766)	$(194,672)
Net income (loss) from discontinued operations, net of taxes (note 4)	-	(81)	-	2,428
Net loss	$(23,293)	$(29,707)	$(78,766)	$(192,244)

Net income (loss) attributable to:
Non-controlling interests – continuing operations	(195)	(105)	(564)	(889)
Owners of the parent
-Continuing operations	(23,098)	(29,521)	(78,202)	(193,783)
-Discontinued operations	-	(81)	-	2,428
	$(23,098)	$(29,602)	$(78,202)	$(191,355)
Net loss	$(23,293)	$(29,707)	$(78,766)	$(192,244)

Income (loss) per share attributable to the owners of the parent basic and diluted:
From continuing operations	(0.98)	(1.27)	(3.33)	(14.23)
From discontinued operations	—	(0.00)	—	0.18
	$(0.98)	$(1.27)	$(3.33)	$(14.05)
Weighted average number of outstanding shares (in thousands)	23,591	23,313	23,466	13,619
The accompanying notes are an integral part of the condensed interim consolidated financial statements

3

LIMINAL BIOSCIENCES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of Canadian dollars) (Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net Loss	$(23,293)	$(29,707)	$(78,766)	$(192,244)

Other comprehensive income (loss)
Items that may be subsequently reclassified to profit and loss:
Exchange differences on translation of foreign operations from continuing operations	37	277	105	1,057
Exchange differences on translation of foreign operations from discontinued operations (note 4)	-	(821)	-	(2,689)
Other comprehensive income (loss)	$37	$(544)	$105	$(1,632)
Comprehensive loss	$(23,256)	$(30,251)	$(78,661)	$(193,876)

Comprehensive loss attributable to:
Non-controlling interests – continuing operations	(195)	(105)	(564)	(889)
Owners of the parent
- Continuing operations	(23,061)	(29,244)	(78,097)	(192,726)
- Discontinued operations	-	(902)	-	(261)
	$(23,061)	$(30,146)	$(78,097)	$(192,987)
Comprehensive loss	$(23,256)	$(30,251)	$(78,661)	$(193,876)

The accompanying notes are an integral part of the condensed interim consolidated financial statements

4

LIMINAL BIOSCIENCES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands of Canadian dollars) (Unaudited)

	Equity attributable to owners of the parent
	Share capital	Contributed surplus	Warrants	Foreign currency translation reserve	Deficit	Total	Non- controlling interests	Total Equity
	$	$	$	$	$	$	$	$
Balance at January 1, 2019	583,117	21,923	95,296	(1,252)	(755,688)	(56,604)	(6,542)	(63,146)
Net loss	-	-	-	-	(191,355)	(191,355)	(889)	(192,244)
Foreign currency translation reserve	-	-	-	(1,632)	-	(1,632)	-	(1,632)
Issuance of shares (note 14a)	349,834	-	-	-	-	349,834	-	349,834
Share-based payments expense (note 14b)	-	19,060	-	-	-	19,060	-	19,060
Share-based compensation paid in cash (note 14b)	-	(421)	-	-	-	(421)	-	(421)
Share issuance cost (note 14a)	-	-	-	-	(5,323)	(5,323)	-	(5,323)
Issuance of warrants (note 14c)	-	-	560	-	-	560	-	560
Effect funding arrangements on non-controlling interests	-	-	-	-	(268)	(268)	268	-
Balance at September 30, 2019	932,951	40,562	95,856	(2,884)	(952,634)	113,851	(7,163)	106,688

Balance at January 1, 2020	932,951	43,532	95,856	(3,099)	(967,051)	102,189	(7,255)	94,934
Net loss	-	-	-	-	(78,202)	(78,202)	(564)	(78,766)
Foreign currency translation reserve	-	-	-	105	-	105	-	105
Issuance of shares (note 14a)	4,681	-	-	-	-	4,681	-	4,681
Share-based payments expense (note 14b)	-	7,196	-	-	-	7,196	-	7,196
Share-based compensation paid in cash (note 14b)	-	(40)	-	-	-	(40)	-	(40)
Exercise of stock options (note 14b)	167	(85)	-	-	-	82	-	82
Shares issued pursuant to a restricted share unit plan (note 14b)	9,764	(9,764)	-	-	-	-	-	-
Share issuance cost	-	-	-	-	(25)	(25)	-	(25)
Balance at September 30, 2020	947,563	40,839	95,856	(2,994)	(1,045,278)	35,986	(7,819)	28,167

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

5

LIMINAL BIOSCIENCES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars) (Unaudited)

Nine months ended September 30	2020	2019
Cash flows used in operating activities
Net loss from continuing operations for the period	$(78,766)	$(194,672)
Net income from discontinued operations for the period	-	2,428
Adjustments to reconcile net loss to cash flows used in operating activities:
Finance costs and foreign exchange	4,553	11,083
Net loss on capital and intangible assets disposed	163	193
Change in fair value of financial instruments measured at fair value through profit or loss	-	(1,140)
Impairment loss on intangible assets (note 8)	15	535
Loss (gain) on extinguishments of liabilities (note 11,14a)	(79)	92,374
Deferred income taxes	-	2
Share-based payments expense (note 14b)	7,156	18,639
Depreciation of capital assets	3,491	2,840
Depreciation of right-of-use assets (note 7)	1,926	3,666
Amortization of intangible assets (note 8)	803	961
	(60,738)	(63,091)
Change in non-cash working capital items	11,538	(844)
	$(49,200)	$(63,935)
Cash flows from financing activities
Proceeds from share issuances (note 14a)	-	118,785
Proceeds from debt and warrant issuances	31,533	19,859
Repayment of principal on long-term debt	(165)	(741)
Repayment of interest on long-term debt	(885)	(3,287)
Exercise of options (note 14b)	82	-
Payments of principal on lease liabilities (note 10)	(5,367)	(5,709)
Payment of interest on lease liabilities (note 10)	(1,620)	(1,365)
Debt, share and warrants issuance costs	(25)	(6,698)
	$23,553	$120,844
Cash flows used in investing activities
Additions to capital assets	(772)	(3,082)
Additions to intangible assets	(1,013)	(1,158)
Proceeds from disposal of capital assets	114
Residual proceeds from sale of discontinued operations business (note 4)	1,175	-
Transaction costs paid relating to the sale of discontinued operations business (note 4)	(787)	-
Release of restricted cash	-	64
Interest received	288	520
	$(995)	$(3,656)

Net change in cash and cash equivalents during the period	(26,642)	53,253
Net effect of currency exchange rate on cash and cash equivalents	1,393	(281)
Cash and cash equivalents, beginning of period	61,285	7,389
Cash and cash equivalents, end of period	$36,036	$60,361
Comprising of:
Cash	36,036	37,114
Cash equivalents	-	23,247
	$36,036	$60,361

Cash flows from discontinued operations are presented in note 4.

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

6

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

1.	Nature of operations and going concern

Liminal BioSciences Inc. or Liminal, or the Company, is incorporated under the Canada Business Corporations Act and is a publicly traded clinical-stage biopharmaceutical company (Nasdaq symbol: LMNL) focused on discovering, developing and commercializing novel treatments for patients suffering from diseases that have high unmet medical needs related to fibrosis in respiratory, liver and kidney diseases. Liminal has a deep understanding of certain biological targets and pathways that have been implicated in the fibrotic process, such as fatty acid receptor 1, or FFAR1 also known  as G-protein-coupled receptor 40, or GPR40, a related receptor  G-protein-coupled receptor 84, or GPR84, and peroxisome proliferator-activated receptors, or PPARs.

Liminal’s lead small molecule segment product candidate, fezagepras (PBI-4050), is currently being developed for multiple fibrotic diseases. The plasma‑derived therapeutics segment leverages Liminal’s experience in bioseparation technologies used to isolate and purify biopharmaceuticals from human plasma. With respect to this second platform, the Company is focused on the development of its plasma-derived product candidate Ryplazim® (plasminogen) or Ryplazim®, a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients deficient in plasminogen protein.

On November 25, 2019 the Company sold the majority of its bioseparations business to a third party. These activities are presented as discontinued operations in the consolidated financial statements. Details on this transaction and the results from discontinued operations are disclosed in note 4.

The Company’s head office is located at 440, Boul. Armand-Frappier, suite 300, Laval, Québec, Canada, H7V 4B4. Liminal has business operations in Canada, the United Kingdom and the United States. The Company’s shares were trading on both the Nasdaq and TSX up until August 5, 2020 and subsequently are solely traded on Nasdaq following the voluntary delisting by the Company from the TSX.

Structured Alpha LP, or SALP, is Liminal’s majority and controlling shareholder and is considered Liminal’s parent entity for accounting purposes. Thomvest Asset Management Ltd. is the general partner of SALP and the ultimate controlling parent of Liminal, for accounting purposes, is The 2003 TIL Settlement.

The unaudited condensed interim consolidated financial statements for the quarter and nine months ended September 30, 2020, or interim financial statements, have been prepared in accordance with International Financial Reporting Standards or IFRS as issued by the International Accounting Standards Board or IASB on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business.

During the nine months ended September 30, 2020, the Company incurred a net loss of $78.8 million ($192.2 million for the nine months ended September 30, 2019 which included a loss on extinguishment of liabilities of $92.4 million) and had negative operating cash flows of $49.2 million ($63.9 million for the nine months ended September 30, 2019). In addition, at September 30, 2020, the Company had a working capital of $28.3 million ($63.6 million at December 31, 2019) and an accumulated deficit of $1,045.3 million ($967.1 million at December 31, 2019). Given Liminal's main activities continue to be in the R&D stage, management has concluded it will need additional sources of financing to ensure it has sufficient funds to continue its operations for at least the next twelve months.

Until the Company completes a significant financing, it continues operating at a low spending level, pacing investments on new research programs, and reducing infrastructure cost, where possible. The need to complete multiple financing transactions is likely to continue until the Company can generate sufficient product revenues to finance its cash requirements. Meanwhile, management expects to finance future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations, business and asset divestitures, monetization of Pediatric Review Voucher and grant funding. Despite the Company’s efforts to obtain the necessary funding and improve profitability of its operations, there can be no assurance of its success in doing so, especially with respect to its access to further funding on acceptable terms, if at all,

7

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

particularly if the COVID-19 pandemic continues to disrupt global financial markets.

These circumstances indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These measures could cause significant delays in the Company’s preclinical, clinical and regulatory efforts, which are critical to the realization of its business plan. These interim financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	Significant accounting policies
a)	Accounting framework

These interim financial statements have been prepared in accordance with IAS 34, Interim financial reporting. Accordingly, certain information and footnote disclosure normally included in annual financial statements prepared in accordance with IFRS, as issued by the IASB, have been omitted or condensed. These interim financial statements should therefore be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2019, which have been prepared in accordance with IFRS and which can be found at www.sec.gov/edgar and at www.sedar.com.

These interim financial statements were approved for issue on November 12, 2020 by the Company’s Audit, Risk and Finance committee as delegated by the Board of Directors.

b)	New standards and interpretations adopted

The accounting policies used in these interim financial statements are consistent with those applied by the Company in its December 31, 2019 audited annual consolidated financial statements with the exception of the amendment adopted by the Company as of January 1, 2020 described below.

Amendments to IFRS 3, Business Combinations or IFRS 3

The amendments to IFRS 3 clarifies the definition of a business and includes an optional concentration test to determine whether an acquired set of activities and assets is a business. These amendments were adopted on January 1, 2020 and are applied prospectively to acquisitions made on or after this date.

c)	New standards and interpretations not yet adopted

The IFRS accounting standards, amendments, and interpretations that the Company reasonably expects may have a material impact on the disclosures, the financial position or results of operations of the Company when applied at a future date are as follows:

Amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets or IAS 37 - IAS 37 has been revised to specify which costs an entity includes in determining the cost of fulfilling a contract for the purpose of assessing whether the contract is onerous. The amendments are effective for annual reporting periods beginning on or after January 1, 2022. The cumulative effect of initially applying the amendment, if any, will be recorded as an adjustment to the opening retained earnings and comparative periods will not be restated. Earlier application is permitted.

8

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

Amendment to IFRS 9 Financial Instruments or IFRS 9 - IFRS 9 has been revised to clarify the fees an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. The amendment is effective for annual reporting periods beginning on or after January 1, 2022 and is to be applied to financial liabilities that are modified after the date of adoption. Earlier application is permitted.

Amendments to IAS 1, Presentation of Financial Statements or IAS 1 - IAS 1 has been revised to clarify how to classify debt and other liabilities as current or non-current. The amendments help to determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The amendments also include clarifying the classification requirements for debt an entity might settle by converting it into equity. The amendments are applicable retrospectively and is effective for annual reporting periods beginning on or after January 1, 2023 with earlier application permitted.

At the present time, the Company does not expect the amendments to IAS 37, IFRS 9 and IAS 1 will have a significant effect on its financial statements when these amendments are adopted by the Company. This assessment may change as we approach the various dates of adoption and new transactions occur.

Amendment to IFRS 16, Leases or IFRS 16 for COVID-19-Related Rent Concessions - IFRS 16 has been revised to incorporate an amendment issued by the IASB in May 2020. The amendment permits lessees not to assess whether particular COVID-19-related rent concessions are lease modifications and, instead, account for those rent concessions as if they were not lease modifications. In addition, the amendment to IFRS 16 provides specific disclosure requirements regarding COVID-19-related rent concessions. The amendment is effective for annual reporting periods beginning on or after June 1, 2020 and earlier application is permitted. Presently, the Company has not benefited from COVID-19 related rent concessions.

d)	Significant accounting judgements and critical accounting estimates

The preparation of the interim consolidated financial statements requires the use of judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the accompanying disclosures. The uncertainty that is often inherent in these estimates and assumptions could result in material adjustments to assets or liabilities affected in future periods. Other than as described below, the significant accounting judgments and critical accounting estimates applied by the Company, disclosed in the consolidated financial statements for the year ended December 31, 2019, remain unchanged.

9

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

COVID-19 – The negative impact of the COVID-19 pandemic on the financial statements for the quarter and nine months ended September 30, 2020 has been limited, however the Company is eligible for a Government of Canada salary subsidy program under which it submitted claims during the second and third quarters of 2020 totaling $5,017 (note 16). The subsidy program may provide further financial support while the program is available. Consistent within the global biopharmaceutical sector, some clinical programs may have been and may be impacted by the shift of resources within hospitals to COVID-19 and related matters, resulting in potential delays to recruitment or site initiation on our clinical and preclinical programs, and potentially causing an adjustment of certain development timelines and activities. The partial disruption caused by COVID-19 may continue to impact the Company’s operations, workforce and overall business by delaying the progress of our research and development programs, regulatory submissions and reviews, regulatory inspections, production and plasma collection activities and business and corporate development activities. There is uncertainty as to the duration of the COVID-19 pandemic and related government restrictions, including travel bans, the impact on our workforce, and the availability of donors, healthy subjects and patients for the conduct of clinical trials, and the effects of the COVID-19 pandemic, including on the global economy, continue to be fluid. Estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require the exercise of judgment. As of the date of issuance of these interim financial statements, the Company is not aware of any specific event or circumstance that would require it to update its estimates, assumptions and judgments or revise the carrying value of its assets or liabilities, and the Company is unable to estimate the potential impact on its future business or our financial results as of the date of this filing. These estimates may change as new events occur and additional information is obtained and are recognized in the consolidated financial statements as soon as they become known.

Share-based compensation – To determine the fair value of stock options on a given date, the Company must determine the assumptions that will be used as inputs to the Black-Scholes option pricing model, including the assumption regarding the future volatility of the common shares of Liminal for the expected life of the stock options. The Company uses the historical volatility as a starting basis for the estimate and also considers whether there are factors that would indicate that the past volatility is not indicative of the future volatility. In making this assessment, management considers changes in Liminal’s activities and other factors such as a significant share consolidation. As the volatility is an assumption that has a significant impact on the calculated value of a stock option, the impact of this estimate can significantly impact the share-based payment expense over the vesting period of an award.

On March 23, 2020, the board of directors of the Company approved a plan to seek shareholder approval to modify the exercise price of certain stock options as disclosed in note 14b. In order to determine when the expense related to this modification is recognized in the consolidated statement of operations, management evaluated the timing of notification to option holders, the timing and method of determining the exercise price and the service period. Management further considered whether the holders of the stock options had sufficient understanding of the terms and conditions of the potentially revised awards, the degree of certainty of the approval for the repricing and whether the service period for earning the rights to the awards had commenced. Management concluded that the definition of the grant date was not met but that the service period had commenced and therefore a preliminary calculation of the incremental fair value of the repricing of the awards was performed using assumptions as of March 31, 2020. On May 26, 2020, the conditions for a grant date were met and the options exercise price was revised to $15.21 and a final calculation to determine the incremental fair value of the repriced options was performed.

10

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

3.	Acquisition of Fairhaven Pharmaceuticals Inc.

Pursuant to a share purchase agreement, or SPA, dated July 17, 2020, the Company acquired 100% of the issued and outstanding common shares of Fairhaven Pharmaceuticals Inc., or Fairhaven, a company with a preclinical research program of small molecule antagonists. As consideration for the acquisition, the Company issued 202,308 common shares. Upon achievement of certain pre-determined research and development milestones prior to July 17, 2025, the Company may be obligated to make additional payments in the form of common shares totalling up to $4,374. The number of shares to be issued, if any, upon completion of a milestone, will be calculated using the five-trading day volume weighted average trading price, or VWAP of the Company’s common shares on Nasdaq prior to the achievement of such milestone events.

As Fairhaven did not meet the definition of a business under IFRS 3, the acquisition has been accounted for as an asset acquisition, the total cost of the net assets acquired being the fair value of the consideration paid. The shares issued were recorded at a fair value of $3,441, based on the closing price of Liminal’s common shares at the date of the transaction. The transaction costs of $308 incurred by the Company were capitalized and allocated to the net assets acquired. Any future milestone payments would be recognized if and when the triggering event occurs.

The consideration paid and the allocation thereof to the net assets acquired was as follows:

Cost of acquisition
Fair value of common shares issued	$3,441
Cash payment	50
Total consideration paid	$3,491
Transaction fees	$308
Total cost of acquisition	$3,799

Net assets acquired
Current assets	$217
Licenses and other rights (note 8)	3,796
Current liabilities	(214)
Total net assets acquired	$3,799

4.	Discontinued operations

On November 25, 2019, the Company sold two subsidiaries in its bioseparations segment, representing the majority of its bioseparations operations and all of the bioseparations revenues. The comparative periods results and cash flows of the business sold have been presented as discontinued operations with the revenues and costs relating to ceased activities being reclassified and presented retrospectively in the consolidated statements of operations, statements of comprehensive loss and notes to the interim financial statements as discontinued operations.

Results and cash flows from discontinued operations

As these operations were sold on November 15, 2019, there are no results from discontinued operations for the nine months ended September 30, 2020. The results for the quarter and nine months ended September 30,

11

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

2019 are as follows:

	Quarter ended	Nine months ended
	September 30, 2019	September 30, 2019
Revenues	$4,463	$18,422

Expenses
Cost of sales and other production expenses	2,532	9,043
Research and development expenses	1,504	5,093
Administration, selling and marketing expenses	454	1,548
Gain on foreign exchange	(158)	(314)
Finance costs	205	617
Net income (loss) from discontinued operations before taxes	(74)	2,435
Income tax expense:
Current	5	5
Deferred	2	2
	7	7
Net income (loss) from discontinued operations	$(81)	$2,428

The cash flows from discontinued operations for the nine months ended September 30, 2020 and 2019 are presented in the following table:

	September 30,	September 30,
Nine months ended	2020	2019
Cash flows from in operating activities	$-	$4,183
Cash flows used in financing activities	-	(679)
Cash flows from (used) in investing activities	388	(237)
Net change in cash during the quarter	$388	$3,267
Net effect of currency exchange rate on cash	-	(125)
Net increase in cash generated by discontinued operations	$388	$3,142

5.	Accounts receivable

	September 30,	December 31,
	2020	2019
Trade receivables	$198	$44
Tax credits and government grants receivable	2,294	1,546
Sales taxes receivable	446	863
Other receivables	465	1,633
	$3,403	$4,086

6.	Inventories

	September 30,	December 31,
	2020	2019
Raw materials	$9,722	$7,175
Finished goods	317	357
	$10,039	$7,532

12

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

Inventories sold from continuing operations in the amount of $185 and $815 for the quarter and nine months ended September 30, 2020 ($402 and $1,888 for the quarter and nine months ended September 30, 2019) were recognized as cost of sales and other production expenses while discontinued operations were $nil for the nine months ended September 30, 2020 ($2,341 and $8,061 for the quarter and nine months ended September 30, 2019). Inventory write‑downs in continuing operations were $49 and $376 for the quarter and nine months ended September 30, 2020 ($nil for the nine months ended September 30, 2019) and from discontinued operations were $nil for the nine months ended September 30, 2020 ($108 and $575 from the quarter and nine months ended September 30, 2019), also included in cost of sales and other production expenses, were recorded.

7.	Right-of-use assets

		Production
		and laboratory
	Buildings	equipment	Other	Total
Net book value as at January 1, 2020	$32,246	$912	$96	$33,254
Lease modifications and other remeasurements	(1,336)	-	-	(1,336)
Depreciation expense	(3,006)	(439)	(46)	(3,491)
Effect of foreign exchange differences	47	-	-	47
Net book value at September 30, 2020	$27,951	$473	$50	$28,474
8.	Intangible assets

	Licenses and other rights	Patents	Software	Total
Cost
Balance at January 1, 2020	$158,268	$6,309	$3,648	$168,225
Additions	3,796	601	24	4,421
Disposals	-	(188)	(123)	(311)
Effect of foreign exchange differences	-	19	9	28
Balance at September 30, 2020	$162,064	$6,741	$3,558	$172,363

Accumulated amortization
Balance at January 1, 2020	$149,870	$3,039	$1,470	$154,379
Amortization expense	150	244	409	803
Disposals	-	(27)	(122)	(149)
Impairments	-	-	15	15
Effect of foreign exchange differences	-	14	(1)	13
Balance at September 30, 2020	$150,020	$3,270	$1,771	$155,061

Carrying amounts
At September 30, 2020	$12,044	$3,471	$1,787	$17,302
At December 31, 2019	8,398	3,270	2,178	13,846

13

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

9.	Accounts payable and accrued liabilities

	September 30, 2020	December 31, 2019
Trade payables	$7,846	$10,496
Wages and benefits payable	3,690	5,593
Current portion of royalty payment obligations (note 12)	3,323	3,043
Current portion of license acquisition payment obligation	-	1,302
Current portion of other employee benefit liabilities (note 12)	1,997	2,374
	$16,856	$22,808

During the quarter ended June 30, 2020 the Company recorded an out-of-period adjustment of $819 relating to December 31, 2019 which resulted in a decrease in R&D expenses and trade payables.

10.	Lease liabilities

The transactions affecting the lease liabilities during the nine months ended September 30, 2020 were as follows:

Balance at January 1, 2020	$38,237
Interest expense	4,581
Payments	(6,987)
Lease modification and other remeasurements	(1,325)
Effect of foreign exchange differences	511
Balance at September 30, 2020	$35,017
Less current portion of lease liabilities	7,402
Long-term portion of lease liabilities	$27,615

Interest expense on lease liabilities for the quarter and nine months ended September 30, 2020 was $1,428 and $4,581 ($1,821 and 5,460 for the quarter and nine months ended September 30, 2019) and is included as part of finance costs in the consolidated statement of operations.

11.	Long-term debt

The transactions during the nine months ended September 30, 2020 were as follows:

Balance at January 1, 2020	$8,834
Stated and accreted interest	1,102
Drawdown on non-revolving line of credit (second term loan)	29,123
Issuance of secured convertible debentures	2,410
Repayment of principal	(165)
Repayment of stated interest	(885)
Balance at September 30, 2020	$40,419

At September 30, 2020, the carrying amount of the debt comprised the following loans:

14

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

September 30,
2020
Secured convertible debentures having an aggregate principal amount of $2,410 maturing on March 31, 2022 bearing stated interest of 8% per annum (effective interest rate of 8.24%) 1)	$2,449
First Term loan having a principal of $10,000 maturing on April 23, 2024 bearing stated interest of 8% per annum (effective interest rate of 15,05%) 2)	8,847
Second term loan maturing on April 23, 2024 bearing stated interest of 10% per annum (effective interest rate of 10.47%) 2)	29,123
$40,419
Less current portion of long-term debt	-
Long-term portion of long-term debt	$40,419

1) The secured convertible debentures are secured by all the assets of Fairhaven. The Company’s security interest created pursuant to its consolidated loan agreement with SALP, its parent, is subordinated to the security interest on the Fairhaven assets.

2) The first and second term loans issued under the consolidated loan agreement with SALP are secured by all the assets of the Company and require that certain covenants be respected including maintaining an adjusted working capital ratio.

2020

Concurrently with the Fairhaven acquisition that closed on July 17, 2020, the Company issued secured convertible debentures, or SCD, to certain former Fairhaven shareholders, for an aggregate principal amount of $2,410 and bearing an interest rate of 8% per annum, compounded quarterly. The SCD are due on the earlier of i) March 31, 2022, the Maturity Date, unless converted into common shares of the Company prior to the Maturity Date or ii) upon a change of control event. The SCD are secured by all the assets of Fairhaven and rank in priority to the term loans issued under consolidated loan agreement with SALP. At any time prior to the Maturity Date, the SCD holders have the right to convert the SCD into common shares of the Company. Liminal has the right to convert the SCD into common shares under certain pre-determined events. The five-trading day VWAP of Liminal’s common shares immediately preceding the date of any conversion will be used to determine the number of common shares of the Company that will be issued. The SCD were recorded as financial liabilities. The conversion features were determined to have no value.

At any time prior to the Maturity Date, the holders, shall have a collective right to purchase additional SCD issued by the Company for an aggregate principal amount of up to $5,740 with substantially the same terms and conditions as set out in the original SCD. If the pre-determined events allowing the Company to trigger the conversion of the SCD occur prior to the Maturity Date, the Company has the right to require the holders of the SCD to purchase additional SCD for an aggregate principal amount of up to $5,740, which would then be converted into common shares.

On November 11, 2019, the consolidated loan agreement with SALP was amended to provide for a non-revolving line of credit bearing the same terms and conditions as the first term loan. On September 14, 2020, the Company drew down $29,123 on the non-revolving line of credit representing the entire balance available, which resulted in the issuance of the second term loan. The second term loan bears an annual interest rate of 10% compounded monthly and payable quarterly. The second term loan matures on April 23, 2024.

2019

On February 22, 2019, the Company amended the fourth loan agreement or Credit Facility with the addition of two tranches of US$10 million and US$5 million which the Company drew on February 22 and March 22, 2019, respectively. Those two tranches bear interest at an annual rate of 8.5% payable quarterly. Concurrently with the amendment, the Company agreed to reduce the exercise price of Warrants #9 from $1,000.00 to $156.36

15

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

per preferred share and to immediately issue those warrants. The incremental fair value of the warrant liability of $1,137 due to this change was recognized as deferred financing fees related to the additional two tranches received. The Company recorded the credit facility draws on February 22, 2019 and March 22, 2019 at its fair value at the transaction date less the associated transaction costs and financing fees of $45 and $1,137 respectively, for a net amount of $18,677.

On April 23, 2019, the Company entered into a debt restructuring agreement with the long-term debt holder whereby the entirety of the principal on the Credit Facility plus a portion of the interest due, the entirety of the First and Second Original Issue Discount or OID loans and the majority of the Third OID loan would be repaid by Liminal by the issuance of common shares, at a conversion price, rounded to the nearest two decimals, of $15.21 per common share. Consequently, the US$95 million of principal plus interest due on the Credit Facility was reduced to $663 and the aggregate face value of the three OID loans was reduced by $99,552 to $10,000 with the remaining balance of the Third OID loan modified into an interest-bearing loan, which is referred to as the first term loan, at a stated interest rate of 10% payable quarterly. This resulted in the reduction of the long-term debt recorded on the consolidated statement of financial position by $141,536. The Company issued 15,050,312 common shares on that date which were recorded in share capital at a value of $228,915. The difference between the carrying amount of the debt converted into common shares and the increase in the value of the share capital is recognized as a loss on extinguishment of a loan of $87,379. The balance of interest due on the credit facility of $663 was paid in cash. Following the debt restructuring agreement, SALP became Liminal’s majority and controlling shareholder and was thereafter considered Liminal’s parent entity for accounting purposes.

Pursuant to the debt restructuring, the Company cancelled the warrants previously held by SALP and replaced them with new warrants, or Warrants #10, having an exercise price rounded to the nearest two decimals of $15.21 per common share, expiring on April 23, 2027 (note 14c). The incremental fair value of the replacement warrants was recognized in warrants equity and as part of the loss on the debt extinguishment together with the legal fees incurred to finalize all the related legal agreements.

The modification in terms of the remaining balance of the Third OID loan of $10,000, resulting in the first term loan, was accounted for as an extinguishment of the long-term debt and the re-issuance of a new interest-bearing loan. The difference between the carrying amount of the loan extinguished of $4,667 and the fair value of the first term loan of $8,521 recognized was recorded as a loss on debt extinguishment of $3,854.

The fair value of the modified loan was determined using a discounted cash flow model with a market interest rate of 15.1%.

As a result of this transaction and the extinguishments of debt that occurred earlier in the year following payments made to suppliers by the issuance of equity (note 14a), the consolidated statement of operations for the quarter and the nine months ended September 30, 2019, includes a loss on extinguishment of liabilities of $92,374 detailed as follows:

Loss on extinguishment of liabilities due to April 23, 2019 loan modification
Comprising the following elements:
Debt to equity conversion	$87,379
Expensing of financing fees on loan extinguishment	653
Extinguishment of previous loan	(4,667)
Recognition of modified loan	8,521
Expensing of increase in the fair value of the warrants	408
Loss on extinguishment of liabilities due to April 23, 2019 loan modification	$92,294
Loss on extinguishment of liabilities to suppliers	80
Loss on extinguishments of liabilities	$92,374

16

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

12.	Other long-term liabilities

	September 30,	December 31,
	2020	2019
Royalty payment obligations	$3,436	$3,148
Other employee benefit liabilities	2,068	2,554
	$5,504	$5,702
Less:
Current portion of royalty payment obligations (note 9)	(3,323)	(3,043)
Current portion of other employee benefit liabilities (note 9)	(1,997)	(2,374)
	$184	$285

13.	Contractual Obligations

The following table presents the contractual maturities of the financial liabilities as of September 30, 2020:

		Contractual Cash flows
	Carrying amount	Payable within 1 year	1 - 3 years	3 - 5 years	Later than 5 years	Total

Accounts payable and accrued liabilities 1)	$16,856	$16,856	$-	$-	$-	$16,856
Long-term portion of royalty payment obligations	113	-	53	53	247	353
Lease liabilities	35,017	7,888	14,166	13,645	33,110	68,809
Long-term portion of other employee benefit liabilities	71	-	71	-	-	71
Long-term debt 2)	40,419	3,945	10,649	41,347	-	55,941
	$92,476	$28,689	$24,939	$55,045	$33,357	$142,030

1)	Short term portions of the royalty payment obligations and of other employee benefit liabilities are included in the account payable and accrued liabilities.
2)

Under the terms of the first and second term loans with SALP (note 11), SALP may decide to cancel a portion of the principal value of the loan as payment upon the exercise of the Warrants #10. The maximum repayment due on the loans has been included in the above table.

17

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

14.	Share capital and other equity instruments
a)	Share capital

Changes in the issued and outstanding common shares of the Company during the nine months ended September 30, 2020 and 2019 were as follows:

	September 30, 2020		September 30, 2019
	Number	Amount	Number	Amount
Balance - beginning of period	23,313,164	$932,951	720,306	$583,117
Issued to acquire assets	299,141	4,681	4,420	1,326
Exercise of stock options (note 14b)	5,391	167		-
Shares issued pursuant to a restricted share units plan (note 14b)	10,355	9,764	-	-
Shares issued pursuant to debt restructuring			15,050,312	228,915
Shares issued for cash	-	-	7,536,654	118,648
Shares released from escrow	-	-	-	400
Shares issued in payment to suppliers	-	-	1,472	545
Balance - end of period	23,628,051	$947,563	23,313,164	$932,951

2020

On January 29, 2020, the Company issued 96,833 common shares as a consideration for the final payment for the licence acquired on January 29, 2018. This transaction was accounted for as an extinguishment of the license acquisition payment obligation and the difference between the carrying value of the liability of $1,319 and the amount recorded for the shares issued of $1,240, which were valued at the market price of the shares on their date of issuance, was recorded as a gain on extinguishment of liabilities of $79 during the quarter ended March  31, 2020.

On July 17, 2020 the Company issued 202,308 common shares in payment for the acquisition of Fairhaven, which has been accounted for as an asset acquisition (note 3). The common shares issued were valued at the market price of the shares, on their date of issuance for an aggregate value of $3,441.

2019

In November 2018, the Company entered into an At-the-Market or ATM Equity Distribution Agreement which provided that common shares could be issued and sold under the ATM at the market prices prevailing at the time of sale. The Company issued a total of 12,865 common shares at an average price of $327.55 per share under the ATM in January and February 2019, for aggregate gross proceeds of $4,214, less transaction costs of $248 recorded in deficit, for total net proceeds of $3,966. The use of the ATM facility was suspended concurrently with our Nasdaq registration, and has since expired.

On January 29, 2019, the Company issued 4,420 common shares in settlement of second payment due for the licence acquired on January 29, 2018 and recorded $1,326 in share capital based on the market value of the shares on that date.

On February 25 and 27, 2019, the Company issued a total of 1,472 common shares in payment for amounts due to certain suppliers. This transaction was accounted for as an extinguishment of liabilities and the difference between the carrying value of the accounts payable of $465 and the amount recorded for the shares issued of $545, which were valued at the market price of the shares on their date of issuance, was recorded as a loss on extinguishment of liabilities of $80.

18

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

As part of the settlement agreement concluded in April 2019 with the former CEO of the Company, common shares held in escrow as security for a share purchase loan of $400 to the former CEO were released and the loan extinguished in exchange for the receipt of a payment of $137, representing the fair value of the shares at the time of the settlement.

On April 23, 2019, the Company issued 15,050,312 common shares as part of the debt restructuring (note 11). The shares issued in relation with the debt restructuring contained trading restrictions and accordingly, the Company determined that their quoted price did not fairly represent the value of the shares issued. As such, the issued shares were recorded at fair value using a market approach under a level 2 fair value measurement of $15.21 per share, resulting in a value of the shares issued of $228,915. The fair value was based on a share issuance for cash on the same date with a non-related party. The difference between the adjustment to the carrying value of the loan of $141,536 and the amount recorded for the shares issued of $228,915 was recorded as a loss on extinguishment of a loan of $87,379.

Concurrently, the Company closed two private placements for 4,931,161 common shares at a subscription price rounded to the nearest two decimals of $15.21 for gross proceeds of $75,000, less transaction costs of $4,802 recorded in deficit, for total net proceeds of $70,198. SALP’s participation in the private placement was for gross proceeds to the Company of $25,000.

In June 2019, the Company completed the rights offering or Rights Offering for the holders of its common shares at the close of business on May 21, 2019 who elected to exercise their rights under the Rights Offering allowing them to subscribe for up to 20 common shares for a subscription price rounded to the nearest two decimals of $15.21 per common share. The Company issued 2,592,628 common shares for gross proceeds of $39,434 as part of the Right Offerings less transactions costs of $271 recorded in deficit, for total net proceeds of $39,163.

19

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

b)	Contributed surplus (Share-based payments)

Stock options

Changes in the number of stock options outstanding during the nine months ended September 30, 2020 and 2019 were as follows:

	September 30, 2020		September 30, 2019
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price
Balance - beginning of period	2,209,864	$38.72	21,625	$1,464.49
Granted	436,570	14.06	2,118,810	34.33
Forfeited	(118,109)	20.19	(9,585)	258.46
Cancelled	-	-	(11,084)	1,256.73
Expired	(1,436)	2,432.79	(1,984)	1,129.64
Exercised	(5,391)	15.21
Repriced - options before repricing	(1,929,685)	35.14	-	-
Repriced - options after repricing	1,929,685	15.21	-	-
Balance - end of period	2,521,498	$18.75	2,117,782	$40.49

2020

In March 2020, Liminal’s board of directors approved a plan to reduce the exercise price of the stock options issued in June 2019, held by active employees and directors at the time of the repricing. On May 26, 2020, a revised exercise price, pending approval, of $15.21 was determined, changing the exercise price to the higher of (i) $15.21 and (ii) the five trading-day VWAP of Liminal common shares on the repricing date. On June 8, 2020, the repricing of 1,929,685 of the outstanding stock options having exercise prices of $27.00 and $36.00 to the revised exercise price was approved at the Company’s annual shareholder meeting.

Although the stock options were not repriced until May 26 2020, management concluded that the service period for employees and directors to earn the modified awards had commenced from the date the Company informed the holders of these stock options of the repricing proposal and the expense resulting from the repricing plan should be recognized starting from that date. Using the revised exercise price of $15.21, the Company calculated the final incremental fair value of the repricing on the grant date of May 26, 2020 to be $3,000. This incremental fair-value will be amortized from the services commencement date of March 25 over the remaining vesting period of the repriced options. The incremental grant date fair value of the repriced options was estimated based on the Black-Scholes option-pricing model calculated before and after the effect of the repricing. The following Black-Scholes assumption were used:

Expected dividend rate	-
Expected volatility of share price	93.2%
Risk-free interest rate	0.4%
Expected life in years	6.3
Weighted average grant date incremental fair value	$1.55

In June 2020, 436,570 stock options, having an exercise price of $14.06 and vesting over a period of up to four years, were issued to employees and directors.

During the quarter ended September 30, 2020, 5,391 stock options were exercised resulting in cash proceeds of $82 and a transfer from contributed surplus to share capital of $85. The weighted average share price on the date of exercise of the options during the quarter ended September 30, 2020 was $18.47.

All stock options granted in 2019 and 2020 have a contractual life of 10 years.

20

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

2019

In January 2019, 1,622 stock options were granted at an exercise price of $300.00 and vesting on December 31, 2019. On June 4, 2019, 1,794,224 stock options were granted to key management at a strike price of $36.00 of which 248,825 stock options vested immediately and the remaining vest over a period up to six years. On June 19, 2019, 251,714 stock options were issued at a strike price of $27.00 of which 60,717 stock options vested immediately and the remaining vest over a period up to four years. The weighted average grant date fair value of the stock options issued in 2019 was $13.17.

In June and August 2019 the Company cancelled the options that were issued prior to June 2019, as the exercise price of these options were so above the market price at the time, that it was highly unlikely that they would ever be exercised. In compensation for their agreement to the cancellation, key management and employees, received the new options granted to them in June 2019 discussed above. Consequently, 11,084 stock options with a weighted average exercise price of $1,256.73 were cancelled. There was no exercise of stock options in 2019.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock options. The weighted average inputs into the model and the resulting grant date fair values during the nine months ended September 30, 2020 and 2019, except for the effect of the repricing were as follows:

	September 30,	September 30,
	2020	2019
Expected dividend rate	-	-
Expected volatility of share price	91.7%	45.0%
Risk-free interest rate	0.5%	1.4%
Expected life in years	6.8	7.3
Weighted average grant date fair value	$10.51	$13.17

At September 30, 2020, options issued and outstanding by range of exercise price are as follows:

		Weighted average
		remaining	Weighted		Weighted
Range of	Number	contractual life	average	Number	average
exercise price	outstanding	(in years)	exercise price	exercisable	exercise price
$7.86-$11.99	171,250	9.1	$9.58	17,813	$11.99
$14.06	416,240	9.7	14.06	15,000	14.06
$15.21	1,877,111	8.7	15.21	457,996	15.21
$27.00 - $3,190.00	56,897	8.4	197.50	55,761	188.54
	2,521,498	8.9	$18.75	546,570	$32.76

21

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

A share-based payment compensation expense of $2,369 and $7,139 was recorded for the options for the quarter and the nine months ended September 30, 2020, respectively ($2,351 and $9,576 for the quarter and the nine months ended September 30, 2019).

Restricted share units

Changes in the number of restricted share units or RSU outstanding during the nine months ended September 30, 2020 and 2019 were as follows:

	September 30,	September 30,
	2020	2019
Balance - beginning of period	17,565	18,299
Granted	-	12,564
Forfeited	(24)	(401)
Released	(10,355)	-
Paid in cash	(2,948)	(8,396)
Cancelled	-	(4,249)
Balance - end of period	4,238	17,817

2020

During the first quarter of 2020, 2,948 RSU were paid in cash resulting in a reduction to contributed surplus of $40. As at September 30, 2020, 70 vested RSU and 4,168 unvested RSU were outstanding. Share-based payment compensation expense of $26 and $57, respectively, was recorded during the quarter and the nine months ended September 30, 2020.

2019

On January 31, 2019, the Company granted 12,564 RSU at a grant price of $300.00 and a one-year vesting period. On May 30, 2019, the Company decided to vest the 12,564 RSU and employees were given the choice to receive the then current value of the shares in cash or to receive the shares at a later date. As a result, 8,396 RSU were released and paid in cash resulting in a reduction to contributed surplus of $421.

On May 7, 2019 the 12,886 performance-based RSU pertaining to the “2017-2019” cycle and the “2018-2020” cycle were modified by removing the performance conditions and converting them into time-vesting RSU. The quantity modified into time-vesting units was equivalent to the 100% achievement range whereby in the past, the outcome of the performance conditions could go from zero to 150%. Historically, the Company always reported the quantity of RSU outstanding as the maximum number of shares that could be issued under the plan. This change resulted in the cancellation of 4,305 units.

At September 30, 2019, 8,315 vested RSU and 9,502 unvested RSU were outstanding. Share-based payment compensation expense of $280 and $9,484 was recorded during the quarter and the nine months ended September 30, 2019. The portion of this compensation related to key management personnel (as defined by IAS 24 Related Party Disclosures) was $243 and $6,745 for the quarter and the nine months ended September 30, 2019.

22

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

Share-based payments expense

The total share-based payments expense, comprising the above-mentioned expenses for stock options and RSU, has been included in the consolidated statements of operations for the quarters and nine months ended September 30, 2020 and 2019 as indicated in the following table:

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Cost of sales and other production expenses	$13	$7	$30	$95
Research and development expenses	930	402	3,013	6,174
Administration, selling and marketing expenses	1,452	2,222	4,153	12,791
	$2,395	$2,631	$7,196	$19,060
c)	Warrants

The following table summarizes the changes in the number of warrants outstanding during the nine months ended September 30, 2020 and 2019:

	September 30, 2020		September 30, 2019
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price

Balance of warrants - beginning of period	172,735	$84.33	153,611	$1,028.35
Issued to acquire assets	-	-	19,402	156.36
Cancelled - loan modification	-	-	(168,735)	872.51
Issued - loan modification	-	-	168,735	15.21
Expired	-	-	(278)	6,390.00
Balance of warrants - end of period	172,735	$84.33	172,735	$84.33
Balance of warrants exercisable - end of period	172,735	$84.33	170,735	$50.17

On February 22, 2019, pursuant to modifying its fourth loan agreement with SALP, the Company issued 19,402 warrants, referred to as Warrants #9, having an exercise price of $156.36. Warrants #9 do not meet the definition of an equity instrument since the underlying preferred shares qualify as a liability instrument, and therefore they must be accounted for as a financial instrument carried at fair value through profit or loss, presented on our statement of financial position as a warrant liability. During the quarter ended June 30, 2019, the Company recorded a gain of $1,140 due to the change in fair value of the warrant liability and subsequently cancelled these warrants, as further described below.

On April 23, 2019, as part of the debt restructuring, 168,735 warrants (Warrants #1, 2, 8 and 9) were cancelled and replaced with an equivalent number of new warrants, Warrants #10, that will be exercisable at an exercise price of $15.21 per common share and expire on April 23, 2027. The increase in the fair value of the replacement warrants compared to those cancelled was $408 at the date of the modification and was recorded in shareholders’ equity – warrants with the corresponding expense recorded as part of the loss on extinguishment of liabilities due to the debt restructuring.

As at September 30, 2020, the following warrants were outstanding:

Number	Expiry date	Exercise price
4,000	January 2023	3,000.00
168,735	April 2027	15.21
172,735		$84.33

23

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

15.	Revenues from continuing operations

	Quarter ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues from the sale of goods	$437	$792	$1,842	$3,718
Other revenues	202	36	440	136
	$639	$828	$2,282	$3,854

16.	Government Grants

For the quarter and nine months ended September 30, 2020, the Company recognized $2,072 and $5,017 respectively of government grants in connection with the Canada Emergency Wage Subsidy program, a new subsidy program created by the Government of Canada in 2020 in response to the COVID-19 pandemic. These grants were recorded as a reduction of salary expenses and other related charges and are recognized as follows in the consolidated statement of operations:

	Quarter ended	Nine months ended
	September 30, 2020	September 30, 2020
Cost of sales and other production expenses	$199	$477
Research and development expenses	1,454	3,538
Administration, selling and marketing expenses	419	1,002
Total	$2,072	$5,017

Of the total subsidy recognized in 2020, $1,915 was outstanding and included in tax credits and government grants receivable at September 30, 2020 (note 5).

24

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

17.	Segmented Information

The Company has two operating segments at September 30, 2020; the small molecule therapeutics segment and the plasma-derived therapeutics segment.

a)	Revenues and expenses by operating segments

Segment revenues are with external customers unless otherwise specified.

	Small	Plasma-	Reconciliation
	molecule	derived	to statement
For the quarter ended September 30, 2020	therapeutics	therapeutics	of operations	Total
Revenues	$2	$437	$200	$639

Expenses
Cost of sales and other production expenses	-	409	37	446
Manufacturing and purchase cost of product candidates used for R&D activities	15	5,442	-	5,457
R&D - Other expenses	3,087	3,848	16	6,951
Administration, selling and marketing expenses	738	1,769	6,452	8,959
Segment loss	$(3,838)	$(11,031)	$(6,305)	$(21,174)
Gain on foreign exchange				(117)
Finance costs				2,236
Net loss from continuing operations before taxes				$(23,293)
Other information
Depreciation and amortization	$284	$1,684	$180	$2,148
Share-based payment expense	425	196	1,774	2,395

	Small	Plasma-	Reconciliation
	molecule	derived	to statement
For the quarter ended September 30, 2019	therapeutics	therapeutics	of operations	Total
Revenues	$—	$791	$37	$828

Expenses
Cost of sales and other production expenses	-	477	36	513
Manufacturing and purchase cost of product candidates used for R&D activities	34	9,474	(37)	9,471
R&D - Other expenses	3,799	4,809	22	8,630
Administration, selling and marketing expenses	1,182	1,924	6,759	9,865
Segment loss	$(5,015)	$(15,893)	$(6,743)	$(27,651)
Loss on foreign exchange				274
Finance costs				1,701
Net loss from continuing operations before taxes				$(29,626)
Other information
Depreciation and amortization	$210	$1,878	$158	$2,246
Share-based payment expense	470	358	1,778	2,606

25

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

For the nine months ended September 30, 2020	Small molecule therapeutics	Plasma- derived therapeutics	Reconciliation to statement of operations	Total
Revenues	$2	$1,843	$437	$2,282

Expenses
Cost of sales and other production expenses	-	1,513	75	1,588
Manufacturing and purchase cost of product candidates used for R&D activities	57	21,609	-	21,666
R&D - Other expenses	10,074	13,358	92	23,524
Administration, selling and marketing expenses	2,342	5,503	21,637	29,482
Segment loss	$(12,471)	$(40,140)	$(21,367)	$(73,978)
Gain on foreign exchange				(710)
Finance costs				5,718
Gain on extinguishments of liabilities				(79)
Net loss from continuing operations before taxes				$(78,907)
Other information
Depreciation and amortization	$747	$4,951	$522	$6,220
Share-based payment expense	1,397	383	5,416	7,196

For the nine months ended September 30, 2019	Small molecule therapeutics	Plasma- derived therapeutics	Reconciliation to statement of operations	Total
Revenues	$33	$3,721	$100	$3,854

Expenses
Cost of sales and other production expenses	-	2,140	95	2,235
Manufacturing and purchase cost of product candidates used for R&D activities	54	30,596	(198)	30,452
R&D - Other expenses	10,357	16,922	130	27,409
Administration, selling and marketing expenses	3,441	5,950	25,614	35,005
Segment loss	$(13,819)	$(51,887)	$(25,541)	$(91,247)

Gain on foreign exchange				(1,246)
Finance costs				12,198
Loss on extinguishments of liabilities				92,374
Change in fair value of financial instruments measured at fair value through profit or loss				(1,140)
Net loss from continuing operations before taxes				$(193,433)
Other information
Depreciation and amortization	$573	$5,501	$462	$6,536
Share-based payment expense	4,257	3,828	10,711	18,796

26

LIMINAL BIOSCIENCES INC.

CONDENSED INTERIM FINANCIAL STATEMENTS

(In thousands of Canadian dollars) (Unaudited)

b) Revenues by location from continuing operations

Revenues are attributed to countries based on the location of customers.

	Quarters ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
United States	$332	$631	$1,402	$2,376
Canada	143	197	549	1,478
United Kingdom	164	-	331	-
	$639	$828	$2,282	$3,854

The Company derives significant revenues from certain customers. For the nine months ended September 30, 2020 there was one party in the plasma-derived therapeutics segment who accounted for 61% of total revenues from continuing operations. For the nine months ended September 30, 2019, there were two parties in the plasma-derived therapeutics segment who accounted for 97% (62% and 35% respectively) of total revenues for continuing operations.

18.	Related party transactions

On September 14, 2020 the Company drew down $29,123 on the non-revolving line of credit representing the entire balance available, which resulted in the issuance of the second term loan (note 11). During the quarter and nine months ended September 30, 2020, the Company paid interest on the first and second term loans  with its parent, in the amount of $382 and $885 respectively ($255 and $3,287 for the quarter and nine months ended September 30, 2019).

During the quarter and nine months ended September 30, 2020, the Company recorded $40 and $173, respectively ($nil for the quarter and the nine months ended September 30, 2019) of research and development expenses, relating to a consulting service agreement signed with one of its directors in 2019 of which $13 remains payable as at September 30, 2020.

19.	Subsequent Event

On November 3, 2020, the Company closed a private placement in which a U.S. public investment fund and SALP participated equally, generating net proceeds of approximately $36,897 (US$27.7 million), for the purchase of 5,757,894 common shares, 557,894 pre-funded warrants, and 6,315,788 warrants. The pre-funded warrants and the warrants can be exercised to purchase one common share at an exercise price of US$0.001 and US$5.50 per share, respectively. The pre-funded warrants and the warrants are exercisable immediately upon issuance, in whole or in part, for a term of five years.

The Company is currently assessing the accounting treatment for this transaction.

27

Risk Factors

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties, including those described below. You should consider carefully the following risks and uncertainties, together with all of the other information reflected herein. In particular, we caution you that we may face substantial risks and uncertainties due to the ongoing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common shares could decline.

Risks Related to our Financial Position

We will require additional funding and may not be able to raise the capital necessary to continue as a going concern or to complete the research and development of our pipeline of product candidates and their commercialization, if approved.

As of September 30, 2020, we had approximately $36.0 million of cash and cash equivalents and a positive working capital position of $28.3 million. This will not provide us with sufficient funds to continue maintaining our operating activities, even at low spending levels, for the next 12 months.

Additionally, we will require additional funding and may not be able to raise the capital necessary to continue and complete the research and development of our product candidates and their commercialization, if approved. We have historically generated revenues, but have never achieved or maintained profitability, and will need additional financing in order to continue our activities.

Our future capital requirements will depend on many factors, including:

•	the progress, results and costs of laboratory testing, manufacturing, preclinical and clinical development for our current product candidates;
•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials of other product candidates that we may pursue;
•	the development requirements of other product candidates that we may pursue;
•	the timing and amounts of any milestone or royalty payments we may be required to make under future license agreements;
•	the costs of building out our infrastructure, including hiring additional clinical, regulatory, quality control and manufacturing personnel;
•	the costs, timing and outcome of regulatory review of our product candidates, including potential regulatory delays related to the COVID-19 pandemic;
•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and
•	the extent to which we acquire or in-license other product candidates and technologies.

We have no committed external source of funds. In the past, we have been financed in part through transactions with our parent Structured Alpha LP, or SALP, debt and public equity offerings. In October 2020, we completed a private placement equity financing for gross proceeds of US$30 million with certain accredited investors, including SALP. We may effect additional debt or equity offerings to raise capital, the size of which cannot be predicted. The issuance and sales of substantial amounts of equity or other securities, or the perception that such issuances and sales may occur, could adversely affect the market price of our common shares. In addition, to the extent that we raise additional capital by issuing equity securities, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect shareholder rights. Equity and debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as redeeming our shares, making investments, incurring additional debt, making capital expenditures or declaring dividends.

The incurrence of additional indebtedness could result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants therein, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business.

If we raise additional capital through collaborations, strategic alliances or third-party licensing arrangements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional capital through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.

There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Our ability to continue as a going concern is contingent upon, among other factors, obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital on acceptable terms, if at all, particularly if the COVID-19 pandemic continues to disrupt global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity.

If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our preclinical, clinical and regulatory efforts, which are critical to the realization of our business plan. The accompanying consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. Such adjustments could be material. If we cannot continue as a viable entity, shareholders may lose some or all of their investment.

We are not profitable and may never achieve profitability.

We are not profitable and may never achieve profitability. We have been reporting losses since our inception. We will need to generate significant revenues to achieve profitability. There is no guarantee that we will succeed in commercializing our product candidates, controlling our expenses and developing additional product candidates, and, therefore, we may never become profitable.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. These net losses will adversely impact our shareholders’ deficit and net assets and may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we:

•	continue our ongoing and planned research and development of fezagepras and other product candidates under development;
•	conduct preclinical studies and clinical trials for other current and future product candidates;
•	seek to discover and develop additional product candidates and further expand our clinical product pipeline;
•	seek regulatory approvals for any product candidates that successfully complete clinical trials;
•	continue to scale up manufacturing capacity with the aim of securing sufficient quantities to meet our capacity requirements for clinical trials and potential commercialization;
•	establish sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain regulatory approval;
•	develop, maintain, expand and protect our intellectual property portfolio;
•	acquire or in-license other product candidates and technologies;
•	hire additional clinical, quality control, regulatory and manufacturing personnel;
•	add clinical, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and
•	expand our operations in the United States, United Kingdom, Canada and other geographies.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our product candidates, obtaining regulatory approval, manufacturing, marketing and selling any products for which we may obtain regulatory approval, as well as discovering and developing additional product candidates. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with the development, manufacture, delivery and commercialization of drugs, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase and profitability could be further delayed.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations.

The market conditions or our business performance may prevent us from having access to the public markets in the future.

The market conditions or our business performance may prevent us from having access to the public markets in the future. In such a case, we will have to use other means of financing, such as issuing debt instruments or entering into private financing agreements, which may not be available to us on favorable terms and conditions or at all. These debt instruments may contain terms and conditions (e.g. covenants, etc.) which may be challenging or difficult for us to respect, may be breached or trigger default provisions. Accordingly, we may be required to compensate counterparties, for costs and losses incurred as a result of various events, including breaches of representations and warranties, covenants, claims that may arise during the terms of said debt instruments or as a result of litigation that may be suffered by counterparties. If adequate funding is not available to us, we may be required to delay, reduce or eliminate our research and development of new product candidates, our clinical trials or our marketing and commercialization efforts to launch and distribute products, if any.

Risks Related to the Development and Commercialization of our Product Candidates

Our commercial success depends largely on the development and commercialization of our product candidates.

Our commercial success depends largely on the development and commercialization of our product candidates. Our failure to do so will have a material adverse effect on us. Our focus has been on development and partnering activities for our lead product candidates, fezagepras and Ryplazim, in which we have invested a significant portion of our financial resources and time. Our other compounds are at earlier stages of development.

The time required to obtain marketing approval by the U.S. Food and Drug Administration, or FDA, and other regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. For example, in response to our biologics license application, or BLA, which we submitted to the FDA seeking approval for use of Ryplazim for the treatment of congenital plasminogen deficiency, in April 2018 the FDA denied approval of the BLA in its current form and issued a complete response letter, or CRL. In September 2020, the FDA confirmed that the BLA resubmission is a complete Class 2 response which provides for a Prescription Drug User Fee Act, as amended, or PDUFA, target action date of March 5, 2021. The Company recently submitted a response to an information request from the FDA related to the BLA resubmission. In November, 2020, the FDA notified us that the submission of this additional information by the Company constituted a major amendment because the submission contained substantial new manufacturing or facility information not previously submitted to or reviewed by the FDA, which entitles the FDA to extend the review process by three months. The new PDUFA target action date is now June 5, 2021. In addition, approval policies, regulations, or the type and amount of preclinical and clinical data, and the chemistry, manufacturing and controls, necessary to gain approval may change during the course of a product candidate’s research and development and may vary among jurisdictions. It is possible that none of our existing product candidates or any future product candidates will ever obtain regulatory approval.

Our ability to generate revenues in the future is primarily dependent on the commercialization and/or partnering of our product candidates. There can be no guarantee of commercialization of these product candidates as they remain in development. Our ability to successfully commercialize any product candidates will depend on numerous factors including, without limitation:

•	the timing, progress, costs, and results of ongoing and planned clinical trials;
•

the willingness of the FDA and other regulatory agencies to grant approvals for the conduct of our clinical trials and acceptance of our preclinical studies as the basis for the review and approval of our product candidates;

•	the timing, outcome and costs of seeking and obtaining regulatory approvals from the FDA and other regulatory agencies;
•

market acceptance of our products, if any, by the medical community, patients and reimbursement by third- party payors (such as governmental health administration authorities and private health coverage insurers);

•	the timing and cost of establishing successful marketing and sales force or the entering into a commercial agreement with a partner for the marketing and sale of our products, if any;
•	the timing and costs of maintaining manufacturing plants and supply agreements of our product candidates for clinical trials and other studies and, if approved, for commercial supply;
•	our ability to meet milestones under agreements with third parties and to enter into collaborative agreements with third parties for the development and commercialization of our product candidates;
•	an increase in the number of competitors in the same market;
•	our ability to obtain coverage and adequate reimbursement from third-party payors and patients' willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;
•	the cost to maintain, expand, defend and enforce our intellectual property portfolio and our ability to effectively prosecute and protect our intellectual property and avoid patent infringement;
•	the costs of acquiring, licensing or investing in additional businesses, products or technologies; and
•

any other condition, obligation or requirement that may arise, all of which may delay our capacity to generate revenues and will adversely materially affect our financial conditions and operating results.

Many of these factors are beyond our control, including the time needed to adequately complete clinical testing and the regulatory submission process. It is possible that none of our product candidates will ever obtain regulatory approval, even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, or any other factors impacting the successful development of biopharmaceutical products, we could experience significant delays or an inability to successfully develop our product candidates, which would materially harm our business.

We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. We received a complete response letter from the FDA regarding Ryplazim, declining to approve the existing BLA in its current form. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. The commercialization of our product candidates first requires the approval of the regulatory agencies in each of the countries where we intend to sell our product candidates. In order to obtain the required approvals, we must demonstrate, following preclinical studies and clinical trials, the safety, efficacy and quality of a product and that it can be manufactured in compliance with current good manufacturing practices, or cGMP, and required specifications. There can be no guarantee that we will succeed in obtaining regulatory approval from the FDA and the regulatory approvals of agencies in other countries to sell our product candidates. Our product candidates are still subject to clinical trials and if the results of such trials are not positive, we may not be in a position to make any filing to obtain the mandatory regulatory approval or we may have to perform additional clinical or product validation studies on any of our product candidates until the results support the safety and efficacy of such product, therefore incurring additional delays and costs. The filing of new drug applications, or NDA, or BLAs is complex and we rely in part on third-party service providers or consultants to help us perform these tasks.

The obtaining of regulatory approval is subject to the discretion of regulatory agencies. Therefore, even if we have obtained positive results relating to the safety and efficacy of a product, a regulatory agency may not accept such results as being conclusive and allow us to sell our product candidates in a given country. Furthermore, the obtaining of regulatory approval is subject to the review and inspection of our manufacturing facility or manufacturing facilities of our third-party contract manufacturers and the product’s manufacturing process, including product batch validation and quality controls; these facilities and processes must comply with FDA cGMP regulations. A regulatory agency may require that additional tests on the safety and efficacy of a product or changes in the manufacturing facility or manufacturing process be conducted prior to granting approval, if any.

While fezagepras and Ryplazim have been granted beneficial designations from health regulatory entities, our development strategy may also include the use of additional expedited pathways, such as through the accelerated or contingent approval pathway. Depending on results of the preclinical and clinical trials in our other product candidates, we may also pursue such status for those candidates. There is no certainty that our product candidates will qualify for breakthrough therapy, orphan drug or additional beneficial designations, nor can we assume that the clinical data obtained from trials of our product candidates will be sufficient to qualify for any expedited approval program.

The FDA or a comparable regulatory authority may require more information, including additional preclinical or clinical data to support approval, including data that would require us to perform additional preclinical studies, clinical trials, or both, or modify our manufacturing processes, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we change our manufacturing processes, we may be required to conduct additional clinical trials or other studies, which also could delay or prevent approval of our product candidates. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer indications than we request (including failing to approve the most commercially promising indications), may impose warnings and restrictions on prescription and distribution, may grant approval contingent on the performance of costly post-marketing clinical trials or other post-marketing commitments, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Even if a product candidate were to successfully obtain marketing approval from the FDA or other comparable regulatory authorities in other jurisdictions, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for one of our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding to continue the development of that product or generate revenue attributable to that product candidate. Also, any regulatory approval of our current or future product candidates, once obtained, may be withdrawn.

In response to our BLA, which we submitted to the FDA seeking approval for use of Ryplazim for the treatment of congenital plasminogen deficiency in April 2018, the FDA denied approval of the BLA in its current form and issued a CRL. A CRL is issued by the FDA when the review of an application is complete, and questions remain that preclude approval of the BLA in its current form. The FDA comments in the CRL focused on chemistry, manufacturing and controls deficiencies in our BLA. The FDA requires that we revisit analytical methods, including revalidation of certain data and improvement of statistical strength of analytical method validation. We have to engage a contract research and development organization, or CRO, which will act as our U.S. agent. There can be no assurance that our actions in response to the CRL will result in a BLA resubmission that will be approved by the FDA, or that any of our product candidates will ever be approved for commercialization.

The manufacture, marketing and sale of our products, if any, will be subject to ongoing and extensive governmental regulation in the country in which we intend to market our products.

The manufacture, marketing and sale of our products, if any will be subject to ongoing and extensive governmental regulation in the country in which we intend to market our products. For instance, if we obtain marketing approval for one product candidate in the United States, the marketing of this product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, such as adverse event reporting requirements as well as marketing and promotional restrictions and obligations, which among other things, prohibit the promotion of a product for uses not approved by the FDA as reflected in the product’s approved labeling. The manufacturing facilities for our product will also be subject to continual review and periodic inspection and approval of manufacturing modifications. Manufacturing facilities are subject to inspections by the FDA and must comply with the FDA’s cGMP regulations. Failure to comply with any of these post-approval requirements can result in a series of sanctions, including withdrawal of the right to market a product. The failure to obtain, or a delay in obtaining, approval from the FDA or other regulatory bodies may postpone our capacity to generate revenues and adversely materially affect our financial conditions and operating results.

Ryplazim requires a manufacturing process that is complex and involves biological intermediates that may be susceptible to contamination and variations in yield.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable for further manufacturing. For instance, contamination or improper storage of plasma by us or third-party suppliers may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to its release to our manufacturing processes, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market.

The manufacture of Ryplazim is an extremely complex process of bioseparation, purification, filling and finishing. Once we have manufactured Ryplazim, it must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our product candidates, to properly care for Ryplazim may require that such product candidates be destroyed.

Contamination of our product candidates could cause investors, patients or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, or to be in breach of agreements, which could adversely affect our sales and profits. In addition, faulty or contaminated product candidates that are unknowingly distributed could result in patient harm, threaten the reputation of our product candidates and expose us to product liability damages and claims.

Due to the nature of plasma, there will be variations in the biologic properties of the plasma we collect or purchase for bioseparation and purification that may result in fluctuations in the obtainable yield, even if cGMP regulations are followed. Lower yields may limit production of Ryplazim or our other product candidates due to capacity constraints.

Our ability to continue to produce plasma-derived products depends on the safety of our plasma supply, testing by third parties and manufacturing and regulatory processes against transmittable diseases. Our failure to comply with these processes and regulations could have a material adverse effect on our results of operations and financial condition.

Despite overlapping safeguards, including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through blood plasma products cannot be entirely eliminated. For example, since plasma-derived therapeutics involves the use and purification of human plasma, there has been concern raised about the risk of transmitting human immunodeficiency virus, HIV, prions, West Nile virus, H1N1 virus or “swine flu” and other blood-borne pathogens through plasma-derived products. In addition, we are required to comply with the cGMP regulations to ensure the safety, purity, and potency of blood and blood components. The public health objective in testing human blood donations for evidence of relevant transfusion-transmitted infections and in notifying donors is to prevent the transmission of relevant transfusion-transmitted infections. For example, in the event that an infected blood unit is released for transfusion, we are subject to the “lookback” requirements, which are intended to help ensure the continued safety of the blood supply by providing necessary information to consignees of blood and blood components and appropriate notification of recipients of blood components that are at increased risk of having received an infected unit of blood. Failure to continue to produce plasma-derived products in compliance with relevant regulations could have a material adverse effect on our results of operations and financial condition.

We could become supply-constrained and our financial performance would suffer if we cannot obtain adequate quantities of FDA-approved human source plasma that meet proper specifications.

In order for plasma to be used in the manufacturing of Ryplazim, the individual centers at which the plasma is collected must be licensed by the FDA and approved by the regulatory authorities of any country in which we may wish to commercialize our products, as applicable. When we open a new plasma center, and on an ongoing basis after licensure, it must be inspected by the FDA for compliance with cGMP and other regulatory requirements. For example, we are waiting to receive FDA approval for our first U.S. based plasma collection center in Amherst, New York. However, there can be no assurances that we will receive FDA approval for that center. Therefore, even if we are able to construct new plasma collection centers, in addition to the Amherst, New York center, to complement our Winnipeg, Manitoba, Canada plasma collection center, an unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license.

We may not have adequate quantities of compliant plasma to manufacture Ryplazim. Therefore, we are reliant on the purchase of plasma from third parties to manufacture Ryplazim. We can give no assurances that appropriate plasma will be available to us on commercially reasonable terms, or at all, to manufacture Ryplazim. In order to maintain a plasma center’s license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center. Additionally, if non-compliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and our supply of Ryplazim could be impacted.

We plan to increase our supplies of plasma for use in the manufacturing processes through increased purchases of plasma from third-party suppliers as well as collections from our existing Winnipeg plasma collection center and Amherst plasma collection center, if approved. This strategy is dependent upon our ability to maintain a cGMP compliant environment in our plasma facility and to expand production and attract donors to our facility. There is no assurance that the FDA will inspect and license our Amherst, New York plasma collection center in a timely manner consistent with our production plans. If we misjudge the readiness of a center for an FDA inspection, we may lose credibility with the FDA and cause the FDA to more closely examine all of our operations. Such additional scrutiny could materially hamper our operations and our ability to increase plasma collections. Our ability to expand production and increase our plasma collection center to more efficient production levels may be affected by changes in the economic environment and population in selected regions where we operate our current or future plasma collection centers, by the entry of competitive plasma centers into regions where we operate such centers, by misjudging the demographic potential of individual regions where we expect to expand production and attract new donors, by unexpected facility related challenges or by unexpected management challenges at selected plasma facilities held by us from time to time.

Our product candidates may cause serious and unexpected side effects, which could jeopardize our ability to obtain marketing approval for, and continue marketing of, our product candidates.

As for all pharmaceutical products, the use of our product candidates sometimes produces undesirable side effects or adverse reactions or events, or adverse events. Known adverse events of a number of our product candidates include allergic or anaphylactic reactions including shock and the transmission of infective agents. Further, the use of certain product candidates sometimes produces additional adverse events.

In addition, the use of our product candidates may be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our product candidates are used in critically ill patient populations. When these unexpected events are reported to us, we must undertake a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product. Furthermore, an unexpected adverse event caused by a new product may be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation.

Once we produce a product, we rely on physicians to prescribe and administer it as we have directed and for the indications described on the labeling. Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications, pharmaceutical companies are prohibited from marketing or promoting their drug products for uses outside the approved label, a practice known as off-label promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label may be subject to significant liability. In addition, the off-label use of our products, if any, may increase the risk of product liability claims and produce results such as reduced efficacy or other adverse effects, and the reputation of our products, if any, in the marketplace may suffer.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, including during any long-term follow-up observation period recommended or required for patients who receive treatment using our products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;
•	regulatory authorities may require additional warnings on the label;
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we may be required to create a Risk Evaluation and Mitigation Strategy or similar risk management plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other elements to assure safe use;

•	we could be sued and held liable for harm caused to patients; and
•	our reputation may suffer.

Any of the foregoing could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Clinical trials may not demonstrate a clinical benefit of our product candidates.

Clinical trials may not demonstrate a clinical benefit of our product candidates. Positive results from preclinical studies and early clinical trials should not be relied upon as evidence that later stage, large scale or controlled clinical trials will succeed. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future clinical trials will be successful because product candidates in later stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of regulatory authorities despite having progressed through initial clinical trials.

We may experience numerous unforeseen events prior to, during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize any of our product candidates, including:

•	the FDA or other comparable regulatory authority may disagree as to the number, design or implementation of our clinical trials, or may not interpret the results from clinical trials as we do;
•	regulators or institutional review boards, or IRBs, may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
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we may not reach agreement on acceptable terms with prospective clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•	clinical trials of our product candidates may produce negative or inconclusive results;

•	we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;
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the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or we may fail to recruit eligible patients to participate in a trial;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
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regulators may issue a clinical hold, or regulators or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;
•	the FDA or other comparable regulatory authorities may fail to approve our manufacturing processes or facilities;
•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;
•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs to suspend or terminate the clinical trials; and
•	the approval policies or regulations of the FDA or other comparable regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

To the extent that the results of the trials are not satisfactory for the FDA or regulatory authorities in other countries or jurisdictions to approve our BLA, new drug application, or NDA, or other comparable applications, the commercialization of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

Even after the completion of Phase 3 clinical trials, regulatory authorities may disagree with our clinical trial design and our interpretation of data, and may require us or our partners to conduct additional clinical trials to demonstrate the efficacy of our product candidates. There is no assurance that a regulatory authority will issue a biologics license or manufacturing authorization. Regulatory authorities may determine that our product candidates, the manufacturing process or the manufacturing facilities do not meet applicable requirements to ensure the continued safety, purity and potency of our product candidates.

Our product candidates could cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization.

Our product candidates could cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization. Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by regulatory authorities for any or all targeted indications. This, in turn, could prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product:

•	regulatory authorities may withdraw their approval of the product;

•	we may be required to recall the product, change the way the product is administered, conduct additional clinical trials or change the labelling of the product;
•	a product may become less competitive and product sales may decrease; or
•	our reputation may suffer.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating revenues from the sale of the affected product.

In addition, as with the results of any statistical sampling, we cannot be sure that all side effects of our product candidates may be uncovered in clinical trials, and it may be the case that only with a significantly larger number of patients exposed to the product candidate for a longer duration, may a more complete safety profile be identified.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed. We may encounter delays or rejections in recruiting and enrolling enough patients to complete clinical trials. Patient enrollment depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;
•	the number of patients with the disease or condition being studied;
•	the understanding of risks and benefits of the product candidate in the trial;
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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

•	the size and nature of the patient population who meet inclusion criteria;
•	the proximity of patients to study sites;
•	the design of the clinical trial;
•	clinical trial investigators’ ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	competing clinical trials for similar therapies or other new therapeutics not involving T cell-based immunotherapy;
•	our ability to obtain and maintain patient consents;
•	the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment; and
•	the impact of public health epidemics or pandemics, such as the ongoing COVID-19 pandemic.

In particular, some of our clinical trials are designed to enroll patients with characteristics that are found in a very small population. For example, one of the indications fezagepras may be developed for is the treatment of Alström syndrome, a rare syndrome that is believed to affect only approximately 800 patients worldwide. In addition, since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could further reduce the number of patients who are available for our clinical trials in these clinical trial sites.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We do not know whether any of our ongoing or planned clinical trials will proceed or be completed on schedule, or at all.

We do not know whether any of our ongoing or planned clinical trials will proceed or be completed on schedule, or at all. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	limited number of, and competition for, suitable patients with the indications required for enrollment in our clinical trials;
•	limited number of, and competition for, suitable sites to conduct our clinical trials;
•	delay or failure to obtain FDA or non-U.S. regulatory agencies’ approval or agreement to commence a clinical trial;
•	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;
•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and
•	delay or failure to obtain IRB approval to conduct a clinical trial at a prospective site.

The completion of any clinical trial could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;
•	failure of patients to complete the clinical trial;
•	unforeseen safety issues;
•	lack of efficacy evidenced during any clinical trial;
•	termination of any clinical trial by one or more clinical trial sites;
•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols;
•	inability to monitor patients adequately during or after treatment; and
•	introduction of competitive product candidates that may impede our ability to retain patients in any clinical trial.

Clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us. Any failure or significant delay in completing any clinical trial for our product candidates could materially harm our financial results and the commercial prospects for our product candidates. In addition, the impact of public health epidemics or pandemics, such as the ongoing COVID-19 pandemic, which is currently having a global impact, may delay or prevent patients from enrolling or from receiving treatment in accordance with the protocol and the required timelines, which could delay our clinical trials, or otherwise prevent us from completing our clinical trials on our planned timelines or at all, and harm our ability to obtain approval for such product candidate. For example, in connection with the COVID-19 pandemic, in May 2020 we recently terminated treatment in an open-label rollover, single-arm Phase 2 clinical trial of fezagepras for the treatment of Alström syndrome which was started in October 2017 as a result of the re-deployment of clinical staff as a result of the current COVID-19 pandemic.

We may not be successful in our efforts to build a pipeline of product candidates.

We intend to develop additional product candidates. However, we may not be able to develop product candidates that are safe and effective, or which compare favorably with other commercially available alternatives. Even if we are successful in continuing to build our pipeline and developing product candidates, the potential product candidates that we identify may not be suitable for clinical development, including as a result of lack of safety, lack of tolerability or other characteristics that indicate that they are unlikely to be products that will receive marketing approval, achieve market acceptance or obtain reimbursements from third-party payors. We cannot provide any assurance that we will be able to successfully advance any of these additional product candidates through the development process. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development or commercialization for many reasons, including the following:

•	we may not be successful in building a platform to identify additional product candidates;
•	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;
•	our product candidates may not succeed in preclinical or clinical testing;
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a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;
•	product candidates we develop may nevertheless be covered by third-parties’ patents or other exclusive rights;
•	the market for a product candidate may change during our development program so that the continued development of that product candidate is no longer reasonable;
•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, discover, develop or commercialize additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Even if we receive FDA or other regulatory approval to market our product candidates, we cannot assure that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. Further, because of our limited financial and managerial resources, we are required to focus our research programs on certain product candidates and on specific diseases. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases that may later prove to have greater commercial potential, or relinquish valuable rights to such product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been advantageous for us to retain sole development and commercialization rights.

If we do not successfully develop and commercialize product candidates or collaborate with others to do so, we will not be able to obtain product revenue in future periods, which could significantly harm our financial position.

We are investing efforts into building a drug discovery platform but these efforts may not be successful.

We intend to develop a drug discovery platform that will be focused on exploring structural biology and drug design by utilizing new tools and technologies, such as cryo-electron microscopy, artificial intelligence and machine learning, in the drug discovery process with the goal to identify novel biologic targets that may have been previously undruggable and potentially develop product candidates for these novel targets.

However, we may not be successful in our development of a drug discovery platform, as developing a drug discovery platform to identify new product candidates requires substantial technical, financial and human resources. Even if we are successful, the potential product candidates that we identify may not be suitable for clinical development, including as a result of lack of safety, lack of tolerability or other characteristics that indicate that they are unlikely to be products that will receive marketing approval, achieve market acceptance or obtain reimbursements from third-party payors. If we are unable to develop our drug discovery platform and identify suitable compounds for preclinical and clinical development, we may not be able to obtain sufficient product revenues in future periods, which could significantly harm our financial position.

We face competition and the development of new product candidates by other companies could materially adversely affect our business and our product candidates.

We face competition and the development of new product candidates by other companies could materially adversely affect our business and our product candidates. The biopharmaceutical and pharmaceutical industries are highly competitive and we must compete with pharmaceutical companies, biotechnology companies, academic and research institutions as well as governmental agencies for the development and commercialization of product candidates. Some of these competitors develop product candidates in the indications in which we are involved and could be considered direct or indirect competitors.

In the other indications currently being studied by us for development, there may exist companies that are at a more advanced stage of developing a product to treat those same diseases. Some of these competitors have capital resources, research and development personnel and facilities that are superior to ours. Mergers and acquisitions in the biotechnology and pharmaceutical industries may also result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, some competitors are more experienced than we are in the commercialization of medical products and already have a sales force in place to launch new products. Consequently, they may be able to develop alternative forms of medical treatment which could compete with our product candidates and commercialize them more rapidly and effectively than we can.

If the market opportunities for any of our product candidates we may develop are smaller than we believe they are, our revenue may be adversely affected and our business may suffer. Moreover, because the target patient populations we are seeking to treat are small, and the addressable patient population even smaller, we must be able to successfully identify patients and capture a significant market share to achieve profitability and growth.

We focus our research and product development on treatments for rare indications. Given the small number of patients who have the diseases that we are targeting, it is critical to our ability to grow and become profitable that we continue to successfully identify patients with these rare diseases. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates we may develop, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research that we conducted, and may prove to be incorrect or contain errors. New studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for our product candidates we may develop may be limited or may not be amenable to treatment with our other product candidates we may develop, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates we may develop, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We depend on our key personnel to research, develop and bring new products to the market and the loss of key personnel or the inability to attract highly qualified individuals could have a material adverse effect on our business and growth potential.

We depend on our key personnel to research, develop and bring new products to the market and the loss of key personnel or the inability to attract highly qualified individuals could have a material adverse effect on our business and growth potential. Our mission is to discover or acquire novel therapeutic product candidates targeting unmet medical needs in attractive specialty markets. The achievement of this mission requires qualified scientific and management personnel. The loss of scientific personnel or of members of management could have a material adverse effect on our business. In addition, our growth is and will continue to be dependent, in part, on our ability to retain and hire qualified scientific personnel. There can be no guarantee that we will be able to continue to retain our current employees or will be able to attract qualified personnel to pursue our business plan.

We may not achieve our publicly-announced milestones in due time.

We may not achieve our publicly-announced milestones in due time. From time to time, we publicly announce the timing of the occurrence of certain events. These statements are forward-looking and are based on management’s best estimate relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. These variations may occur as a result of a series of events, including the nature of the results obtained during a clinical trial or during a research phase, problems with a supplier or any other event having the effect of delaying the timeline publicly announced. Our policy on forward-looking information does not consist in updating such information if the publicly disclosed timeline varies, unless otherwise required to do so by law. Any variation in the timing of certain events having the effect of postponing such events could have an adverse material effect on our business plan, financial conditions or operating results.

We may develop and conduct trials of fezagepras in combination therapy with other therapies, which exposes us to additional risks.

We may develop and conduct trials of fezagepras both as a monotherapy and in combination with nintedanib and may develop future product candidates that involve combination therapy with one or more currently approved therapies. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.

Interim top-line and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures, which could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

If we are unable to establish sales, marketing and distribution capabilities for our product candidates, or enter into sales, marketing and distribution or licensing agreements with third parties, we may not be successful in commercializing our product candidates, if and when they are approved.

We currently plan to enter into agreements with third parties and may in the future plan to work to build our global commercialization capabilities internally over time, such that we are able to commercialize any product candidate for which we may obtain regulatory approval. However, we currently have limited sales, marketing or distribution capabilities and have limited experience in marketing or distributing pharmaceutical products. To achieve commercial success for any product candidate for which we may obtain marketing approval, we will need to enter into distribution or licensing agreements with third parties or expand our sales and marketing organization and establish logistics and distribution processes to commercialize and deliver our product candidates to patients and healthcare providers. The development of sales, marketing and distribution capabilities will require substantial resources, will be time-consuming and could delay any product launch.

If we are unable or continue to decide not to establish internal sales, marketing and distribution capabilities, we would have to pursue collaborative arrangements regarding the sales and marketing of our products. However, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us, or if we are able to do so, that they would be effective and successful in commercializing our products. Our product revenue and our profitability, if any, would likely be lower than if we were to sell, market and distribute any product candidates that we develop ourselves. In addition, we would have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates in the United States or elsewhere.

The development and commercialization of product candidates could expose us to liability claims which could exceed our insurance coverage.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. In addition, a product liability claim could tarnish our reputation, whether or not such claims are covered by insurance or are with or without merit. Such liability claims may result in:

•	decreased demand for any product candidates or drugs that we may develop;
•	injury to our reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	substantial monetary awards paid to trial participants or patients;
•	loss of revenue;
•	reduced resources of our management to pursue our business strategy; and
•	the inability to commercialize any products that we may develop.

The development and commercialization of product candidates could expose us to liability claims which could exceed our insurance coverage. A risk of product liability claims is inherent in the development and commercialization of human therapeutic products. Product liability insurance is very expensive and offers limited protection. A product liability claim against us could potentially be greater than the coverage offered and, therefore, have a material adverse effect upon us and our financial position.

If our competitors develop and market products that are safer, more effective or more convenient or less expensive than our products, if any, our commercial opportunity will be reduced or eliminated.

Our commercial opportunity with respect to our products, if approved, will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects, are more convenient or are less expensive than our products, if any. Our competitors include large, fully-integrated pharmaceutical companies and more established biotechnology and medical device companies, many of which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. It is possible that competitors will succeed in developing technologies that are safer, more effective, more convenient or with a lower cost of goods and price than those in our product candidates, or that would render our technology obsolete or non-competitive. See “-Risks Related to our Intellectual Property” for additional risks relating to our intellectual property protection from generics entering into our commercial markets.

We may not be successful in achieving cost of goods at commercial scale that provide for an attractive margin.

We have not yet established manufacturing capacity at sufficient commercial scale and may underestimate the cost and time required to do so, or overestimate cost reductions from economies of scale that can be realized with our manufacturing processes. We may ultimately be unable to manage the cost of goods for our product candidates to levels that will allow for a margin in line with our expectations and return on investment if and when those product candidates are commercialized.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or have a greater likelihood of success.

Because we have limited financial and management resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in other jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if we obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulatory requirements for manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling, and recordkeeping, including the potential to conduct costly post- marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We must also comply with requirements concerning advertising and promotion for any of our product candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, we will not be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive regulatory requirements of the FDA and other regulatory authorities, including ensuring that quality control and manufacturing procedures conform to cGMP and other comparable regulations and standards, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We or our suppliers could be subject to periodic unannounced inspections by the FDA or other regulatory authorities to monitor and ensure compliance with cGMP.

Accordingly, assuming we receive marketing approval for one or more of our product candidates, we and our suppliers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post- approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability.

Thus, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Any product candidate for which we obtain marketing approval could be subject to post-marketing restrictions or recall or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

The FDA and other federal and state agencies, including the U.S. Department of Justice, or DOJ, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of products in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for their approved indications, or if other of our marketing claims are deemed false or misleading, we may be subject to enforcement action. Violations of such requirements may lead to investigations alleging violations of the Food, Drug and Cosmetic Act and other statutes, including the False Claims Act and other federal and state health care fraud and abuse laws as well as state consumer protection laws.

Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:

•	litigation involving patients taking our products;
•	restrictions on such products, manufacturers or manufacturing processes;
•	restrictions on the labeling or marketing of a product;
•	restrictions on product distribution or use;
•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;
•	withdrawal of the products from the market;
•	refusal to approve pending applications or supplements to approved applications that we submit;
•	recall of products;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of marketing approvals;
•	suspension of any ongoing clinical trials;
•	damage to relationships with any potential collaborators;
•	unfavorable press coverage and damage to our reputation;
•	refusal to permit the import or export of our products;
•	product seizure; or
•	injunctions or the imposition of civil or criminal penalties.

Noncompliance by us or any future collaborator with regulatory requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with regulatory requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Noncompliance with EU requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, also can result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could adversely affect our business, financial condition and results of operations.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct or failure to comply with applicable regulatory requirements. Misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners, and vendors, could include failures to comply with regulations of the FDA and other comparable regulatory authorities, to provide accurate information to such regulators, to comply with manufacturing standards we have established, to comply with healthcare fraud and abuse laws, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee and independent contractor misconduct could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation.

In addition, federal procurement laws impose substantial penalties for misconduct in connection with government contracts and require certain contractors to maintain a code of business ethics and conduct. It is not always possible to identify and deter employee and independent contractor misconduct, and any precautions we take to detect and prevent improper activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement of profits, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or other government supported healthcare in other jurisdictions, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of noncompliance with the law and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

Our current and future operations are subject to extensive healthcare laws, regulation and enforcement and failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product we may develop and any product for which we obtain marketing approval. Our current and future operations expose us to broadly applicable healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we research, market, sell and distribute our products, if any. The laws that may affect our operations in the United States include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals through civil whistleblower or qui tams actions, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, among other things, created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which imposes certain requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information and  their subcontractors that use, disclose or otherwise process individually identifiable health information;

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the Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or, collectively, ACA, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to physicians, as defined by such law, and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members, which will be expanded beginning in 2022, to require applicable manufacturers to report such information regarding its relationships with physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwives during the previous year; and

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foreign and state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require product manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, including General Data Protection Regulations, or GDPR, many of which differ from each other in significant ways, thus complicating compliance efforts.

The scope of these laws and our lack of experience in establishing the compliance programs necessary to comply with this complex and evolving regulatory environment increases the risks that we may violate the applicable laws and regulations. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to significant penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, diminished profits and future earnings, the exclusion from participation in federal and state healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could materially adversely affect our ability to operate our business and our financial results.

Third-party payors, including governmental health administration authorities, private health insurers and other organizations, may not provide coverage and adequate reimbursement for our products, if any, and related treatment.

Even if we obtain approvals from the FDA or other comparable regulatory agencies and are able to initiate commercialization of our clinical-stage product candidates or any other product candidates we develop, the product candidate may not achieve market acceptance among physicians, patients, hospitals, including pharmacy directors, and third-party payors and, ultimately, may not be commercially successful. Market acceptance of our products, if any, is uncertain and depends on a variety of factors, some of which are not under our control. Our ability to commercialize our products, if any, with success will depend on a variety of factors. One of these is the extent to which coverage and adequate reimbursement for our products, if any, and related treatment will be made available by third-party payors, such as governmental health administration authorities, managed-care organizations, private health coverage insurers and other organizations. Obtaining and maintaining coverage and adequate reimbursement for a product is time-consuming and a costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of a product. There can be no guarantee our data will be positive enough for third-party payors to cover and reimburse one of our products, if any.

If third-party payors fail to provide coverage and adequate reimbursement rates for our product candidates, our revenues and potential for profitability will be reduced. Our product revenues will depend principally upon the coverage and reimbursement rates established by third-party payors. These third-party payors are increasingly challenging the price, and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status, if any, of newly approved drugs, pharmaceutical products or product indications. We may need to conduct post-marketing clinical trials in order to demonstrate the cost-effectiveness of our products, if any. Such clinical trials may require us to dedicate a significant amount of management time and financial and other resources. If reimbursement of such product is unavailable or limited in scope, our revenues could be reduced. Moreover, the determination of the price of certain drugs in orphan disease indications could be even more difficult to make due to lack of comparable products. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and adequate reimbursement rates from third-party payors for products that we may develop and for which we obtain regulatory approval could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Other factors that will have an impact on the acceptance of our products, if any, include:

•	acceptance of the products by physicians and patients as safe and effective treatments;
•	product price;
•	the effectiveness of our sales and marketing efforts (or those of our commercial partner);
•	storage requirements and ease of administration;
•	dosing regimen;
•	safety and efficacy;
•	prevalence and severity of side effects; and
•	competitive products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand.

In the United States and some foreign jurisdictions there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system to contain costs, improve quality, and expand access to care. In the United States, there have been and continue to be a number of healthcare-related legislative initiatives that have significantly affected the pharmaceutical industry. For example, the ACA was passed in March 2010, and substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry.

There remain judicial and Congressional challenges to certain aspects of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. For example, in January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In October 2017, the President signed another Executive Order allowing for the use of association health plans and short-term health insurance, which may provide fewer health benefits than the plans sold through the ACA exchanges.

In addition, the Tax Cuts and Jobs Act of 2017 included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business.

Moreover, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

At the federal level, the Trump administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Further, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Current and future healthcare legislation could have a significant impact on our business. There is uncertainty with respect to the impact these changes, if any, may have, and any changes likely will take time to unfold. In addition, it is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that qualified health plan issuers under the ACA may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 pandemic. Any additional federal or state healthcare reform measures could limit the amounts that third-party payors will pay for healthcare products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to develop, manufacture or sell our products, if any, outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Risks Related to our Business Operations and our Reliance on Third Parties

The success of our product candidates is influenced by our collaborations with our partners and any adverse developments in our relationship with our partners could materially harm our business.

The success of our product candidates is influenced by our collaborations with our partners. Any adverse developments in our relationship with our partners could materially harm our business. We are subject to a number of risks associated with any collaboration that could be entered into for the development of our product candidates, including the risk that these collaborators may terminate the relevant agreement(s) upon the occurrence of certain specified events, including a material breach by us of any of our obligations under the respective agreements. If any of our partners terminate or breach our agreements with them, or otherwise fail to complete their obligations in a timely manner, it may have a detrimental effect on our financial position by reducing or eliminating the potential for us to receive technology access and license fees, milestones and royalties, reimbursement of development costs, as well as possibly requiring us to devote additional efforts and incur costs associated with pursuing internal development of product candidates. Furthermore, if our partners do not prioritize and commit sufficient resources to programs associated with our product candidates or collaboration product candidates, we or our partners may be unable to commercialize these product candidates, which would limit our ability to generate revenue and become profitable.

We have entered, and may in the future enter into, collaboration agreements with third parties for the development and commercialization of our product candidates, which may adversely affect our ability to generate revenue.

We have entered into and may seek to enter into additional collaborations or partnerships with third parties for the development, manufacture and/or potential commercialization of our product candidates, including for Ryplazim. Should we seek to collaborate with a third party with respect to a prospective development program, we may not be able to locate a suitable partner or to enter into an agreement on commercially reasonable terms or at all. Even if we succeed in securing partners for the development and commercialization of our product candidates, we have limited control over the time and resources that our partners may dedicate to the development and commercialization of our product candidates. These collaborations pose a number of risks, including the following:

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partners may not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources or a change in strategic focus;

•	partners may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;
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partners may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenue;

•	partners may decide to pursue a competitive product developed outside of the collaboration arrangement;
•	partners may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals; or
•	partners may delay the development or commercialization of our product candidates in favor of developing or commercializing another party’s product candidate.

Thus, collaboration agreements may not lead to development, manufacture, regulatory approval or successful commercialization of product candidates in the most efficient manner or at all. Some collaboration agreements are terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to regulatory approval and commercialization of a product candidate. We also face competition in seeking out partners. If we are unable to secure new collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our product candidates and may not generate meaningful revenue.

Our business could be adversely affected by the effects of health epidemics, including the global COVID-19 pandemic.

In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. To the extent that these restrictions remain in plan, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, our ability to continue to operate our plasma collection centers and our third-party contract manufacturing organizations’ ability to manufacture and deliver on a timely basis our product candidates, including Ryplazim, to be used in our clinical trials and “compassionate use” programs and our ability to advance our research and development programs and business and corporate development activities may be limited. Such restrictions, limitations or other events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations.

The continued spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. The economic impact brought by, and the duration of, COVID-19, are uncertain and fluid, and the impact of this or any future widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, any recession or market correction in connection with the spread of COVID-19 could materially affect our business and the value of our common shares.

The continued spread of COVID-19 globally has impacted certain of our clinical trials, and could also adversely affect our planned clinical trial operations, including our ability to initiate the trials on the expected timelines and recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. Further, the COVID-19 pandemic could result , in delays in our clinical trials due to prioritization of hospital resources toward the outbreak, restrictions in travel, potential unwillingness of patients to enroll in trials at this time, or the inability of patients to comply with clinical trial protocols to the extent that quarantines or travel restrictions impede patient movement or interrupt healthcare services. In addition, we rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our preclinical studies and clinical trials, and the COVID-19 pandemic may affect their ability to devote sufficient time and resources to our programs or to travel to sites to perform work for us. For example, in connection with the COVID-19 pandemic, in May 2020 we terminated treatment in an open-label rollover, single-arm Phase 2 clinical trial of fezagepras for the treatment of Alström syndrome which was started in October 2017 as a result of the re-deployment of the clinical trial site clinical staff as a result of the current COVID-19 pandemic.

Additionally, COVID-19 may also result in delays in receiving approvals from local and foreign regulatory authorities, including the FDA’s review and approval of our Biologics License Application, or BLA, for Ryplazim, delays in regulatory inspections, including delays caused by travel restrictions, delays in necessary interactions with local and foreign regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees, and refusals to accept data from clinical trials conducted in these affected geographies. For example, the FDA has postponed its inspections outside of the United States due to the COVID-19 outbreak, which may impact the FDA’s product application reviews.

The COVID-19 pandemic continues to evolve. The extent to which COVID-19 may impact our business, operations and clinical trials will depend on future developments, including the duration of the outbreak, travel restrictions and social distancing in Canada and other countries, the effectiveness of actions taken in Canada, the United States and other countries to contain and treat the disease, and the extent to which Canada and additional countries are required to move to complete lock-down status. The ultimate long-term impact of the COVID-19 pandemic is highly uncertain and cannot be predicted with confidence.

We may rely on third-party suppliers of services to conduct preclinical studies and clinical trials and the failure by such third parties to comply with their obligations may delay the studies and trials, as applicable, and/or have an adverse effect on our development program.

We may rely on third-party suppliers of services to conduct preclinical studies and clinical trials and the failure by such third parties to comply with their obligations may delay the studies and trials, as applicable, and/or have an adverse effect on our development program. We have limited resources to conduct preclinical studies and clinical trials and may rely on third-party suppliers of services to conduct our studies and trials. If our third-party suppliers of services become unavailable for any reason, including as a result of the failure to comply with the rules and regulations governing the conduct of preclinical studies and clinical trials, operational failures, such as equipment failures or unplanned facility shutdowns, damage from any event, including fire, flood and earthquake, and impacts from public health crises, business restructuring or insolvency, or if they fail to perform their contractual obligations pursuant to the terms of the agreements entered into with us, such as failing to do the testing, compute the data or complete the reports further to the testing, we may incur delays in connection with the planned timing of our submission of an NDA or BLA. If the damage to any of our third-party suppliers of services is extensive or if, for any reason, such suppliers do not operate in compliance with Good Clinical Practices or are unable or refuse to perform their contractual obligations, we will need to find alternative third-party suppliers of services.

If we are required to change or select new third-party suppliers of services, the timing of the work related to preclinical studies and/or clinical trials could be delayed since the number of competent and reliable third-party suppliers to conduct preclinical and clinical work in compliance with good laboratory practice is limited. Any selection of new third-party suppliers to carry out work related to preclinical studies and clinical trials will be time-consuming and will result in additional delays in receiving data, analysis and reports from such third-party suppliers which, in turn, will delay the obtaining of regulatory approval to commercialize our product candidates. Furthermore, such delays could increase our expenditures to develop a product and materially adversely affect our operating results and financial condition.

Our product candidates are complex and difficult to manufacture, which could cause production problems that result in delays in our development or commercialization. We also rely in whole or in part on third parties for the manufacture and supply of our product candidates and such reliance may adversely affect us if the third parties are unable to fulfill their obligations.

We currently manufacture our product candidate Ryplazim in drug substance, ourselves at our facility in Canada, as well as have a strategic manufacturing collaboration, which provides us with additional cGMP capacity, subject to tech transfer and regulatory approval. The manufacturing process we and the third parties with whom we contract use to produce our product candidates is complex, and several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

If our in-house and third-party manufacturing capabilities become unavailable to us for any reason, including as a result of the failure to comply with cGMP regulations, manufacturing problems or other operational failures, such as equipment failures or unplanned facility shutdowns required to comply with cGMP, damage from any event, including fire, flood and earthquake, and impacts from public health crises, business restructuring or insolvency, we may be delayed in manufacturing product candidates and could be unable to meet the regulatory requirements of the FDA or other regulatory agencies to obtain market approval for our product candidates or be unable to manufacture and supply product for commercialization. Any such event could delay the supply of a product to conduct clinical trials and, if a product has reached commercialization, could prevent the supply of the product and adversely affect our revenues. If the damage to manufacturing facilities is extensive, we will need to find alternative manufacturing capacity. For example, restarting our in-house manufacturing or, alternatively, the selection of an alternative third-party manufacturer will be time-consuming and costly. Validation of a new third-party manufacturer will include an assessment of the capacity of such third-party manufacturer to produce the quantities that may be requested from time to time by us, the manufacturing process and its compliance with cGMP and typically takes approximately 18 months. In addition, the third-party manufacturer will have to familiarize itself with our technology. Any delay in finding an alternative third-party manufacturer of a product, or recommencing our in-house manufacturing of such product, could result in a shortage of the product, delay clinical trial programs and the filing for regulatory approval of a product, and deprive us of potential product revenues.

We expect that we will have to continue to rely in whole or in part on third parties for the manufacture and supply of our product candidates and such reliance may adversely affect us if the third parties are unable to fulfill their obligations. We do not have the resources, facilities or experience to manufacture all of our product candidates on our own, which requires us to shift more production to third-party manufacturers. We may need to rely more heavily on third parties to manufacture and supply product candidates for clinical trials and we may rely on third parties for some time to manufacture and supply large quantities of product for commercial sales. Our reliance on third-party manufacturers will expose us to a number of risks, including failure to perform their contractual obligations under agreements with us, such as a failure to deliver the quantities requested on a timely basis.

In connection with the CRL we received in April 2018, we have revisited our manufacturing methodologies with respect to Ryplazim to address concerns raised by the FDA, including the implementation and validation of additional analytical assays and controls in the manufacturing process. Such changes may cause problems and delays at our production facility and there can be no assurances that we will be successful in implementing the new procedures or that our manufacturing facility will be approved by the FDA. See “-We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. We received a complete response letter from the FDA regarding Ryplazim, declining to approve the existing BLA in its current form. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.” above.

Our revenues and operating results may also be negatively affected by any increase in the cost of goods that is not favorable to us.

As a company based outside of the United States, our business is subject to economic, political, regulatory and other risks associated with international operations.

As a company based in Canada, our business is subject to risks associated with conducting business internationally. Many of our suppliers and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;
•	differing and changing regulatory requirements for product approvals;
•	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;
•	potentially reduced protection for intellectual property rights;
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difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

•	changes in non-U.S. regulations and customs, tariffs and trade barriers;
•	currency controls;
•	changes in a specific country’s or region’s political or economic environment;
•	trade protection measures, import or export licensing requirements or other restrictive actions by governments;
•	differing reimbursement regimes in certain non-U.S. markets;
•	negative consequences from changes in tax laws;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
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litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

•	difficulties associated with staffing and managing international operations, including differing labor relations;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters and public health crises, such as the COVID-19 pandemic which is currently having a global impact.

We may not receive the full payment of all milestones or royalty payments pursuant to the agreements entered into with third parties.

We may not receive the full payment of all milestones or royalty payments pursuant to the agreements entered or to be entered into with third parties and, consequently, our financial conditions and operating results could be adversely impacted. We have entered into license agreements and other forms of agreements with third parties regarding the development and commercialization of some of our technologies and product candidates. These agreements generally require that the third party pays to us certain amounts upon the attainment of various milestones and possibly include royalties on the sale of the developed product, if approved. There can be no guarantee that we will receive the payments described in those agreements since the development of the product candidates may be cancelled if the research does not yield positive results. Under such circumstances, we would not receive royalties as well. Even if the development of a product yields positive results, all of the risks described herein with respect to the obtaining of regulatory approval are applicable. Finally, if there occurs a disagreement between us and the third party, the payment relating to the attainment of milestones or of royalties may be delayed. The occurrence of any of those circumstances could have a material adverse effect on our financial condition and operating results.

If we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business.

If we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business. We license the development and commercialization rights for certain product candidates, and could, potentially, enter into similar licenses for other product candidates in the future. Under these licenses, we are subject to various obligations, including royalty and milestone payments, annual maintenance fees, limits on sublicensing, insurance obligations and the obligation to use commercially reasonable best efforts to develop and exploit the licensed technology. If we fail to comply with any of these obligations or otherwise breach these agreements, our licensors may have the right to terminate the license in whole or in part or to terminate the exclusive nature of the license. Loss of any of these licenses or the exclusivity rights provided therein could harm our financial condition and operating results.

We may be subject to damages resulting from claims that we, or our employees, collaborators or consultants, have wrongfully used or disclosed alleged trade secrets of third parties.

We may be subject to damages resulting from claims that we, or our employees, collaborators or consultants, have wrongfully used or disclosed alleged trade secrets of third parties. Many of our employees were previously employed, and certain of our consultants are currently employed, at universities, public institutions, biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that we, or these employees or consultants, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these current or former employers. Litigation may be necessary to defend against these claims.

If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. We may be subject to claims that employees of our partners or licensors of technology licensed by us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. We may become involved in litigation to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Our internal information technology systems, or those of our third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of our product development programs, give rise to significant liability, subject us to costly and protracted litigation, cause significant reputational harm and our ability to operate our business effectively.

We are increasingly dependent upon information technology systems, infrastructure, and data to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information (including but not limited to intellectual property, proprietary business information, and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors and other contractors and consultants who have access to our confidential information.

Our internal information technology systems and those of our current and any future third-party vendors, collaborators and other contractors or consultants may be vulnerable to a variety of disruptive elements, including cyber-attacks by malicious third parties (including the deployment of computer viruses, harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information), unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. In particular, the risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased, and phishing and social engineering attacks have increased in particular in connection with the COVID-19 pandemic. Previously, we experienced a phishing incident where one employee was convinced to purchase credit cards and provide the numbers of such credit cards to the attackers. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. While we have not experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or a loss of, or damage to, our data or applications, or those of our third-party vendors and other collaborators, contractors and consultants, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information, significant delays or setbacks in our research, or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur significant liability, our competitive position could be harmed, our reputation could be damaged, and the further development and commercialization of our product candidates could be delayed. In addition, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our patients or employees, could compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance we maintain against such risks. If the information technology systems of our third-party vendors and other collaborators, contractors and consultants become subject to disruptions or security breaches, we may be exposed to material liability and have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

We may be subject to environmental remediation obligations or other obligations under environmental laws and regulations and climate change could exacerbate certain of the threats facing our business.

We may be subject to environmental remediation obligations or other obligations under environmental laws and regulations and climate change could exacerbate certain of the threats facing our business. We are subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where we operate our business. These requirements include regulation of the handling, manufacture, transportation, use and disposal of materials, including the discharge of pollutants into the environment. In the normal course of our business, hazardous substances may be released into the environment, which could cause environmental or property damage or personal injuries, and which could subject us to remediation obligations regarding contaminated soil and groundwater or potential liability for damage claims.

In addition, global climate change could exacerbate certain of the threats facing our business, including the business continuity depends on how well we protect our facilities and equipment. Several areas of our operations further raise environmental considerations, such as greenhouse gas emissions and disposal of hazardous residual materials. Failure to recognize and adequately respond to changing governmental and public expectations on environmental matters could result in fines, missed opportunities, additional regulatory scrutiny or harm to our brand and reputation which could potentially have an adverse effect on our business and financial results.

Risks Related to our Intellectual Property

Our failure to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our product candidates.

Our failure to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our product candidates. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our intellectual property rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We try to protect our intellectual property by filing patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. If our patents are invalidated or found to be unenforceable, we will lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee us the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product candidates, selling our products, if any, or commercializing our patented technology. Thus, patents that we own may not allow us to exploit the rights conferred by our intellectual property protection. Moreover, our pending patent applications may not result in patents being issued. Even if issued, they may not be issued with claims sufficiently broad to protect our product candidates and technologies or may not provide us with a competitive advantage against competitors with similar product candidates or technologies. Furthermore, others may independently develop product candidates or technologies similar to those that we have developed or discover our trade secrets. In addition, the laws of many countries do not protect intellectual property rights to the same extent as the laws of Canada, Europe and the United States, and those countries may also lack adequate rules and procedures for defending intellectual property rights effectively. There can be no guarantee that we will receive patents in countries where we file patent applications for our product candidates. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we or our licensors were the first to make the inventions covered by each of our issued patents and pending patent applications;
•	we or our licensors were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our or our licensors’ technologies;
•	any of our or our licensors’ pending patent applications will result in issued patents;
•	that there are no prior public disclosures that could invalidate our or our licensors' patents, as the case may be;
•	that there are not unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our product candidates;
•	that others will not circumvent our owned or in-licensed patents;
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our owned or in-licensed issued patents will provide us with any competitive advantages or that it will not be narrowed in scope or be held invalid or unenforceable as a result of legal challenges by third parties;

•	any of our or our licensors’ patents will be valid or enforceable;
•	any patents issued to us or our licensors and collaboration partners will provide us with any competitive advantages, or will not be challenged by third parties;

•	we will develop or in-license additional proprietary technologies that are patentable; or
•	the patents of others will not have an adverse effect on our business.

We rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position.

We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality undertakings with parties that have access to it, such as our current and prospective suppliers, employees and consultants. Any of these parties may breach the undertakings and disclose the confidential information to our competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming and the outcome is unpredictable. In addition, it could divert management’s attention. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be harmed.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose intellectual property rights that are important to our business.

We may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our product candidates. Our license agreements impose, and we expect that future license agreements will impose, various development, diligence, commercialization, and other obligations on us. Our licensors might conclude that we have materially breached our obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize product candidates and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, product candidates identical to ours and we may be required to cease our development and commercialization of any related product. In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•	the sublicensing of patent and other rights under our collaborative development relationships;
•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
•	the priority of invention of patented technology.

We may not be able to protect our intellectual property rights throughout the world.

We may not be able to protect our intellectual property rights throughout the world. Filing, prosecuting and defending patents on all of our product candidates and products, if any, when and if we have any, in every jurisdiction would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we or our licensors have not obtained patent protection to develop our own product candidates. These product candidates may compete with our product candidates, when and if we have any, and may not be covered by any of our or our licensors’ patent claims or other intellectual property rights.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

Patent protection for our product candidates or products, if any, may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Patent protection for our product candidates or products, if any, may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue. The patents for our product candidates have varying expiration dates and, when these patents expire, we may be subject to increased competition and may not be able to recover our development costs. In some of the larger economic territories, such as Canada, the United States and Europe, patent term extension/restoration may be available to compensate for time taken during aspects of the product candidate’s regulatory review. However, we cannot be certain that an extension will be granted, or if granted, what the applicable time period or the scope of patent protection afforded during any extended period will be. In addition, even though some regulatory agencies may provide some other form of exclusivity for a product candidate under its own laws and regulations, we may not be able to qualify the product candidate or obtain the exclusive time period.

If we are unable to obtain patent term extension/restoration or some other exclusivity, we could be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated. Furthermore, we may not have sufficient time to recover our development costs prior to the expiration of our Canadian and non-Canadian patents.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and may be unable to protect our rights to, or use of, our technology.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and may be unable to protect our rights to, or use of, our technology. If we choose to go to court to restrain a third party from using the inventions claimed in our patents or licensed patents, that individual or corporation has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are invalid or unenforceable and that we do not have the right to refrain the third party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to grant a decision or judgment in our favor on the ground that such other party’s activities do not infringe our rights.

If we wish to use the technology or compound claimed in issued and unexpired patents owned by a third party, we will need to obtain a license from such third party, enter into litigation to challenge the validity or enforceability of the patents or incur the risk of litigation in the event that the owner asserts that we infringed its patents. The failure to obtain a license to technology or the failure to challenge an issued patent that we may require to develop or commercialize our product candidates may have a material adverse impact on our operating results and financial condition.

If a third party asserts that we infringed their patents or other proprietary rights, we could face a number of risks that could seriously harm our results of operations, financial condition and competitive position, including:

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patent infringement and other intellectual property claims, which would be costly and time consuming to defend, whether or not the claims have merit, and which could delay the regulatory approval process and divert management’s attention from our business;

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substantial damages for past infringement (including treble damages and attorneys’ fees for willful infringement), which we may have to pay if a court determines that our product candidates or technologies infringe a competitor’s patent or other proprietary rights;

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a court prohibiting us from selling or licensing our technologies or future drugs unless the third party licenses its patents or other proprietary rights to us on commercially reasonable terms, which it is not required to do; and

•	if a license is available from a third party, we may have to pay substantial royalties or lump sum payments or grant cross licenses to its patents or other proprietary rights to obtain that license.

The biopharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidates or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity during a court proceeding, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Canadian patent laws as well as the laws of some foreign jurisdictions provide for provisional rights in published patent applications beginning on the date of publication, including the right to obtain reasonable royalties, if a patent is subsequently issued and certain other conditions are met. We cannot predict the outcome of any invalidity challenge. Alternatively, it is possible that we may determine it prudent to seek a license from the patent holder to avoid potential litigation and other potential disputes. We cannot be sure that a license would be available to us on acceptable terms, or at all.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in Canada and many foreign jurisdictions are typically not published until 18 months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications, or that we or our licensors were the first to invent the technology.

Patent applications filed by third parties that cover technology similar to our technology may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party files a U.S. patent application on an invention similar to ours, we may elect to participate in or be drawn into an interference or derivation proceeding at the U.S. Patent and Trademark Office, or USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations. We cannot predict whether third parties will assert these claims against us or against our licensors, or whether those claims will harm our business. If we are forced to defend against these claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management’s attention and resources. As a result of these disputes, we may have to develop costly non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, if at all, which could seriously harm our business or financial condition. Even if a license is offered to us, it may be non-exclusive and our competitors may gain access to the same technology.

Our commercial success depends, in part, on our ability not to infringe on third-parties’ patents and other intellectual property rights. Our capacity to commercialize our product candidates will depend, in part, on the non-infringement of third-parties’ patents and other intellectual property rights. The biopharmaceutical and pharmaceutical industries have produced a multitude of patents and it is not always clear to participants, including us, which patents cover various types of products or methods of use. The scope and breadth of patents is subject to interpretation by the courts and such interpretation may vary depending on the jurisdiction where the claim is filed and the court where such claim is litigated. The holding of patents by us for our product candidates and our applications does not guarantee that we are not infringing on other third-parties’ patents and there can be no guarantee that we will not be in violation of third-parties’ patents and other intellectual property rights. Patent analysis for non-infringement is based in part on a review of publicly available databases. Although we review from time to time certain databases to conduct patent searches, we do not have access to all databases. It is also possible that some of the information contained in the databases has not been reviewed by us or was found to be irrelevant at the time the searches were conducted. In addition, because patents take years to be issued, there may be currently pending applications that we are unaware of which may later be issued. As a result of the foregoing, there can be no guarantee that we will not violate third-party patents. Because of the difficulty in analyzing and interpreting patents, there can be no guarantee that a third party will not assert that we infringe upon any of its patents or any of its other intellectual property rights.

There is no guarantee that we will not become involved in litigation. Litigation with any third party, even if the allegations are without merit, is expensive, time-consuming and will divert management’s attention from the daily execution of our business plan. Litigation implies that a portion of our financial assets would be used to sustain the costs of litigation instead of being allocated to further the development of our business plan. If we are involved in patent infringement litigation, we will need to demonstrate that our product candidates do not infringe the patent claims of the relevant patent, that the patent claims are invalid or that the patent is unenforceable. If we were found liable for infringement of third-parties’ patents or other intellectual property rights, we could be required to enter into royalty or licensing agreements on terms and conditions that may not be favorable to us, and/or pay damages, including up to treble damages (but only if found liable of willful infringement) and/or cease the development and commercialization of our product candidates. Any finding that we are guilty of patent infringement could materially adversely affect our business, financial conditions and operating results.

There may be issued patents that we are unaware of that our product candidates may infringe, or patents that we believe we do not infringe but could be found to be infringing.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, prior to March 2013, the first to invent a claimed invention was entitled to a patent in the United States, assuming that other requirements for patentability were met, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (or the America Invents Act), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also included a number of significant changes that affect the way patent applications are prosecuted and that provide additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter parties review, and derivation proceedings. These changes have increased the uncertainties related to patent prosecution and patent challenges.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. The laws and regulations governing patents could change in unpredictable ways depending on future actions by the U.S. Congress, the federal courts, the USPTO, and the legislative, judicial, and regulatory branches of other jurisdictions in which we may seek patent protection, and such changes could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Risks Related to our Common Shares and our Status as a Public Company

The price of our common shares historically has been volatile. This volatility, and the sale of substantial amounts of our common shares, could adversely affect the price of our common shares.

The market prices for the securities of biopharmaceutical companies, including us, have historically been volatile. The market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of any particular company.

The trading price of our common shares could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the results and adequacy of our preclinical studies and clinical trials, as well as those of its collaborators, or its competitors; other evidence of the safety or effectiveness of our product candidates or those of our competitors; announcements of technological innovations or new product candidates by us or our competitors; governmental regulatory actions; developments with collaborators; developments (including litigation) concerning patent or other proprietary rights of us or our competitors; concern as to the safety of our product candidates; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; geo-political actions, including war and terrorism, or natural disasters and public health crises, such as the COVID-19 pandemic which is currently having a global impact; and other factors not within our control could have a significant adverse impact on the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

While our common shares are listed on Nasdaq, an active and liquid trading market may not be sustained. If an active public market does not develop or is not sustained, it may be difficult for shareholders to sell common shares at a price that is attractive, or at all. Additionally, the listing of our common shares on Nasdaq are conditional upon our ability to maintain the applicable continued listing requirements of Nasdaq. Failure to maintain the applicable continued listing requirements of the Nasdaq could result in our common shares being delisted from Nasdaq. Nasdaq may review a listing and delist securities based on the review of the financial condition of an issuer. If the market price of our common shares declines on Nasdaq and it becomes doubtful that we can continue as a going concern, Nasdaq may commence a remedial review process that could lead to the delisting of our common shares.

We expect to issue common shares in the future. Holders of stock options and warrants may elect to exercise their options or warrants into common shares depending on the stock price. Future issuances of common shares, or the perception that such issuances are likely to occur, could affect the prevailing trading prices of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders. In addition, the existence of warrants may encourage short selling by market participants.

In addition, two of our major shareholders, SALP and Consonance Capital Management and its affiliates, own an aggregate of approximately 86.0% of our outstanding common shares (including common shares issuable upon exercise of the warrants held by SALP) as of June 30, 2020. Any sales of common shares by these shareholders or other existing shareholders or holders of options may adversely affect the market price of our common shares.

All of our debt obligations, and any future indebtedness we may incur, could lead to adverse consequences and will have priority over our common shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of us, our common shares would rank below all debt claims against us, including our secured indebtedness held by SALP. In addition, any convertible or exchangeable securities or other equity securities currently outstanding or that we may issue in the future may have rights, preferences and privileges more favorable than those of our common shares. In addition, if we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against any collateral granted to them to secure such indebtedness or force us into bankruptcy or liquidation. As a result, holders of our common shares may not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our common shares have been satisfied.

We are a “controlled company” within the meaning of the applicable Nasdaq listing rules and, as a result, qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

We believe SALP will continue to control a majority of the voting power of our outstanding common shares for the foreseeable future. As a result, we will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board of directors consists of independent directors;
•	for an annual performance evaluation of the HR and compensation committee; and
•	that we have a HR and compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

We expect that SALP will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.

SALP is currently our majority shareholder and we expect that SALP will continue to be our controlling shareholder in the future. As of the date hereof, including equity securities recently purchased by SALP, SALP beneficially owns approximately 67.64% of the voting power of our outstanding share capital, and although we have registered or plan to register for resale substantially all of SALP’s shares, we believe SALP will continue to remain a controlling shareholder for the foreseeable future. Therefore, SALP will have the ability to substantially influence us and exert significant control through this ownership position. For example, SALP may be able to control elections of directors, issuance of equity, including to our employees under equity incentive plans, amendments of our organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction. SALP’s interests may not always coincide with our corporate interests or the interests of other shareholders, and it may exercise its voting and other rights in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Further, there may be changes to the management or ownership of SALP that could impact SALP’s interests in a way that may not coincide with our corporate interests or the interests of other shareholders. So long as SALP continues to own a majority of our equity, it will continue to be able to strongly influence and effectively control our decisions.

SALP and Consonance have the right to nominate directors for election to our board of directors.

SALP is entitled to nominate two directors, and Consonance Capital Master Account LP and P Consonance Opportunities Ltd., or together, Consonance, are collectively entitled to nominate one director, for election to our board of directors. While any directors nominated by SALP and Consonance must be the subject of a favorable recommendation of our HR and compensation committee and must act in accordance with their fiduciary duties to our other shareholders, such directors’ interests may not coincide with the interests of our other shareholders.

Our organizational and ownership structure may create significant conflicts of interests.

Our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between us and minority holders of our common shares, on the one hand, and SALP and its owners, on the other hand. Certain of our directors who have been nominated to our board by SALP have economic exposure to the financial performance of SALP and its investments, including our shares, and, accordingly, their interests may be aligned with SALP’s interests, which may not always coincide with our corporate interests or the interests of our other shareholders. Further, our other shareholders may not have visibility into the economic exposure of such directors to the financial performance of SALP’s investments, including our shares, which may change at any time through acquisition, disposition, dilution, or otherwise. Any change in the economic exposure of directors nominated to our board by SALP to the financial performance of SALP and its investments, including our shares, could impact the interests of those holders.

In addition, we are party to certain related party agreements with SALP. SALP and its partners, as well as directors nominated by SALP, may have interests which differ from our interests or those of the minority holders of our common shares. These agreements are, and any future material transaction between us and SALP or any other affiliate of SALP will be, subject to our related party transaction procedures and the standards of conduct contained in our Code of Ethics and Business Conduct under which a director is expected to declare his or her interest in any transaction or agreement in which he or she may have a material interest, and as circumstances warrant, abstain from voting on the approval of any such transaction or agreement. To the extent we fail to appropriately deal with any such related-party transaction or conflict of interest, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have an adverse effect on our business, financial condition, results of operations, and cash flows.

If we fail to implement and maintain effective internal controls over financial reporting, our ability to produce accurate financial statements on a timely basis could be impaired.

As a public company in the United States, we are subject to reporting obligations under U.S. securities laws, including the Sarbanes-Oxley Act. Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), requires that management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an emerging growth company.

The presence of material weaknesses could result in financial statement errors which, in turn, could lead to errors in our financial reports or delays in our financial reporting, which could require us to restate our operating results or result in our auditors issuing a qualified audit report. In order to establish and maintain effective disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. Developing, implementing and testing changes to our internal control may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in establishing and maintaining adequate internal controls.

If either we are unable to conclude that we have effective internal control over financial reporting or, at the appropriate time, our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal control over financial reporting as required by Section 404(b), investors may lose confidence in our operating results, the price of our common shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404, we may not be able to remain listed on the Nasdaq.

We will incur significantly increased costs as a result of operating as a reporting company whose common shares are publicly traded in the United States and is unable to use the Multijurisdictional Disclosure System, and our management will be required to devote substantial time to new compliance initiatives.

As a public company in the United States reporting under the Exchange Act and who will no longer be eligible to report under the Multijurisdictional Disclosure System, we incur significant legal, accounting and other expenses that we did not incur previously. These expenses will likely be even more significant after we no longer qualify as an emerging growth company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations impose various requirements on public companies in the United States, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors.

However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

Compliance with laws and regulations affecting public companies

The occurrence of any changes in the laws and regulations applicable to public companies, including any changes to the existing disclosure obligations under applicable Canadian securities laws and regulations and related rules and policies, may cause us to incur additional expenses associated with the assessment of the impacts of such changes as well as a result of the implementation and monitoring of its compliance obligations, including any new internal processes and controls that need to be implemented or reporting requirements as a result of such changes.

Any changes in the laws and regulations affecting public companies may also increase the compliance risks associated with such changes, which could result in enforcement actions, penalties or lawsuits, which may have a material adverse effect on our financial condition and operating results.

Any such increased compliance risks may make it more difficult for us to comply with our indemnification obligations and to secure appropriate directors and officers’ liability insurance policies or may result in a significant increase in the cost to secure appropriate insurance coverage. We may not be able to afford a significant increase in the costs to secure appropriate directors and officers’ liability insurance coverage and may have to secure reduced coverage limits or settle for a higher retention amount for indemnifiable losses, which may not cover the claims against our past, present or future directors for which we are bound to indemnify our directors and officers. Any reduced limit in the insurance coverage or increase of the retention amount for indemnifiable losses may result in a difficulty to attract and retain experienced and qualified directors to serve on our board of directors and officers.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we are able to report only two years of financial results and selected financial data compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our common shares held by non-affiliates exceeds $700 million as of the end of our second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the following December 31st (the last day of our fiscal year). We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and frequent reporting than that of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year.

Foreign private issuers also are exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

U.S. investors may be unable to enforce certain judgments.

We are a company existing under the CBCA. Most of our directors and officers are residents of Canada or otherwise reside outside the United States, and substantially all of our assets are located outside the United States. As a result, it may be difficult to effect service within the United States upon us or upon some of our directors and officers. Execution by U.S. courts of any judgment obtained against us or any of our directors or officers in U.S. courts may be limited to assets located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of U.S. courts predicated upon civil liability of us and our directors and executive officers under the U.S. federal securities laws. There may be doubt as to the enforceability in Canada against non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon U.S. federal or state securities laws.

We may be a passive foreign investment company, which may result in adverse U.S. federal income tax consequences for U.S. Holders of our common shares.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Although we do not believe that we were a PFIC for the year ending December 31, 2019, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2019 taxable year will not be challenged by the Internal Revenue Service and, if challenged, upheld in appropriate proceedings. In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current or future taxable years. If we are characterized as a PFIC, our shareholders who are U.S. holders may suffer adverse tax consequences, including the treatment of gains realized on the sale of our common shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our common shares by individuals who are U.S. Holders, and the addition of interest charges to the tax on such gains and certain distributions. A U.S. shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a “qualified electing fund” election, or, to a lesser extent, a “mark to market” election. However, we do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC.

We may be impacted by certain taxes in multiple jurisdictions.

We are a multinational corporation with operations in multiple jurisdictions. As a result, we need to be compliant with the tax laws and regulations of Canadian federal, provincial and local governments, the United States, the United Kingdom and other international jurisdictions. This includes transfer pricing laws and regulations between many of these jurisdictions. Significant judgment is required in determining our provision for income taxes and claims for investment tax credits related to qualifying Scientific Research and Experimental Development expenditures, both in Canada and in foreign jurisdictions. Various internal and external factors may have favorable or unfavorable effects on future provisions for income taxes and our effective income tax rate. These factors may include, but are not limited to, changes in tax laws, regulations and/or tax rates, audits by tax authorities, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items and changes in future levels of research and development, or R&D, spending. Furthermore, new accounting pronouncements or new interpretations of existing accounting pronouncements may have a material impact on our effective income tax rate.

We may be impacted by certain tax treatments applicable to various revenue streams in different tax jurisdictions. We are subject to withholding taxes on certain of our revenue streams. The withholding tax rates that are used are based on the interpretation of specific tax acts and related treaties. If a tax authority has a different interpretation from us, it could potentially impose additional taxes, interest and/or penalties. These additional costs would potentially reduce the amount of revenue we ultimately receive and retain. From time-to-time, we have implemented reorganization transactions to improve or simplify our overall tax structure. Challenges from a tax authority having a different interpretation of the effect of these transactions could potentially have a materially adverse impact on us, both in the form of additional taxes, interest and/or penalties that may be assessed and additional costs that we may incur in contesting such assessments.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of our common shares to fall.

The market price of our common shares could decline as a result of issuances of securities by us or sales by our existing shareholders in the market, or the perception that these sales could occur. Sales of our common shares by shareholders might also make it more difficult for us to sell common shares at a time and price that we deem appropriate. With an additional sale or issuance of our common shares, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on our common shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance our commercial activities, further research and the expansion of our business. As a result, the return on an investment in our common shares will likely depend upon any future appreciation in value, if any, and on a shareholder’s ability to sell our common shares. The payment of future dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund our commercial activities, development and growth, and other factors that our board of directors may consider appropriate in the circumstances.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common shares would be negatively affected. If one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, our common shares price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause the price of our common shares and trading volume to decline.

Sales of shares by certain of our selling shareholders may cause the market price of our shares to decline.

On April 23, 2019, we entered into two private placement subscription agreements, which we collectively refer to as the 2019 Private Placement. We agreed to register for resale with the SEC 3,287,311 of the common shares purchased in the 2019 Private Placement by certain of the selling shareholders. We filed a registration statement on Form F-1 on August 13, 2020 to satisfy our registration rights obligation, which was declared effective by the SEC on September 30, 2020. In addition, we have registered for resale up to 16,704,195 common shares held by the other selling shareholders and up to 168,735 common shares that are issuable upon the exercise of outstanding warrants held by SALP. We also entered into a registration rights agreement with the purchasers from our private placement completed in November 2020, which requires us to register the resale of the shares and the shares issuable upon exercise of the warrants and the prefunded warrants. We are required to prepare and file a registration statement with the SEC by the earlier of (i) 30 days following the closing date of the purchase and sale of the securities and (ii) December 4, 2020. The sale of a significant amount of these common shares in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

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